   As Filed with the Securities and Exchange Commission on December 18, 2001
                                                        Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ----------------

                                BB&T CORPORATION
             (Exact name of registrant as specified in its charter)

           North Carolina                        6060                  56-0939887
    (State or other jurisdiction     (Primary Standard Industrial   (I.R.S. Employer
  of incorporation or organization)   Classification Code Number) Identification Number)

                             200 West Second Street
                      Winston-Salem, North Carolina 27101
                                 (336) 733-2000
         (Address, including Zip Code, and telephone number, including area code, of registrant's principal executive offices)

                            Jerone C. Herring, Esq.
                       200 West Second Street, 3rd Floor
                      Winston-Salem, North Carolina 27101
                                 (336) 733-2180
           (Name, address, including Zip Code, and telephone number,
                   including area code, of agent for service)

                 The Commission is requested to send copies of
                             all communications to:

          Peter A. Zorn, Esq.                       Alan K. McDonald
 Womble Carlyle Sandridge & Rice, PLLC            Frost Brown Todd LLC
   200 West Second Street, 17th Floor       400 W. Market Street, 32nd Floor
  Winston-Salem, North Carolina 27101          Louisville, Kentucky 40202

                               ----------------

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  Title of each class of                    Proposed         Proposed
     securities to be      Amount to be maximum offering maximum aggregate     Amount of
        registered          registered   price per unit   offering price    registration fee
--------------------------------------------------------------------------------------------
  Common Stock,
   par value $5.00 per
   share(1)..............   9,148,208           (2)      $301,885,499.01(3)     $72,151

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Each share of the registrant's common stock includes one preferred share purchase right.
(2) Not applicable.
(3) Computed in accordance with Rule 457(f) based on the average of the high ($32.20) and low ($32.11) sales price of the common stock of Mid-America Bancorp on December 13, 2001 as reported on the American Stock Exchange and the amount of cash expected to be paid by the registrant in the merger transaction.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]
                           [MID-AMERICA BANCORP LOGO]
                        Special Meeting of Shareholders
                 MERGER PROPOSAL -- YOUR VOTE IS VERY IMPORTANT

   The Board of Directors of Mid-America Bancorp has unanimously approved a merger combining MAB and BB&T Corporation. For each share of MAB common stock that you own, you will receive in the merger .7187 of a share of BB&T common stock and $8.13 in cash, with the amount of cash subject to adjustment depending on the result, and to a potential escrow depending on the status, of certain pending litigation, all as discussed in more detail in this proxy statement/prospectus. You will receive cash instead of any fractional share of BB&T common stock that would otherwise be issued.

   You generally will not recognize gain or loss for federal income tax purposes on your receipt of the BB&T common stock, but will be taxed to the extent of the cash that you receive.

   The merger will join MAB's strengths as a metropolitan bank serving the Louisville, Kentucky area with BB&T's position as a leading bank throughout the Carolinas, West Virginia, Virginia, Washington D.C. and parts of Maryland, Georgia, Alabama, Kentucky and Tennessee.

   At the special meeting, you will consider and vote on the merger agreement and related plan of merger. The merger cannot be completed unless holders of at least a majority of the shares of MAB common stock entitled to vote approve the merger agreement and plan of merger. MAB's Board of Directors believes the merger is in the best interests of MAB shareholders and unanimously recommends that the shareholders vote to approve the merger agreement and plan of merger. No vote of BB&T shareholders is required to approve the merger agreement and plan of merger.

   BB&T common stock is listed on the New York Stock Exchange under the symbol
"BBT." On              , 2002, the closing price of BB&T common stock was
$    . This price will, however, fluctuate between now and the date of the merger.

   The special meeting will be held at   :    .m., Eastern time, on
            ,             , 2002 at                                   .

   This proxy statement/prospectus provides you with detailed information about the proposed merger. We encourage you to read this entire document carefully. In addition, this proxy statement/prospectus incorporates important business and financial information about BB&T and MAB from other documents that we have not included in the proxy statement/prospectus. You may obtain copies of these other documents without charge by requesting them in writing or by telephone at any time prior to [insert date five business days prior to meeting], 2002 from the appropriate company at the following addresses:

   BB&T Corporation       Mid-America Bancorp
 Shareholder Reporting   Attn: Steven A. Small
 Post Office Box 1290   Chief Financial Officer
    Winston-Salem,           P.O. Box 1101
 North Carolina 27102    Louisville, KY 40201
    (336) 733-3021          (502) 589-3351

   Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you fail to return your proxy card and fail to vote in person, the effect will be the same as a vote against the merger agreement and plan of merger. Your vote is very important. You can revoke your proxy at any time before its exercise by filing a written revocation with, or by delivering a later-dated proxy to, MAB's Corporate Secretary before the meeting or by attending the meeting and voting in person. If your shares are registered in street name, you will need additional documentation from the record holder to vote in person at the meeting.

   On behalf of the Board of Directors of MAB, I urge you to vote "FOR" approval and adoption of the merger agreement.

                                                                  [Sig. to come]
                                                                  R.K. Guillaume
                                       Vice Chairman and Chief Executive Officer
 Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of the BB&T common stock to be issued in the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

 The shares of BB&T common stock to be issued in the merger are not savings or deposit accounts or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

   This proxy statement/prospectus is dated             , 2002 and is expected
to be first mailed to shareholders of MAB on or about             , 2002.

                              MID-AMERICA BANCORP
                               500 West Broadway
                           Louisville, Kentucky 40202

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                      TO BE HELD ON                 , 2002

                               ----------------

   Mid-America Bancorp will hold a special meeting of shareholders on
            ,             , 2002 at   :    .m. Eastern time, at
                                         , for the following purposes:

  . To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated as of November 7, 2001, between MAB and BB&T Corporation and a related plan of merger providing for the merger of MAB into BB&T. In the merger, each share of MAB common stock will be converted into the right to receive:

    .  .7187 of a share of BB&T common stock;
    . $8.13 in cash, subject to adjustment depending on the result, and to a potential escrow depending on the status, of certain pending litigation as discussed in more detail in the accompanying proxy statement/prospectus; and
    .  cash instead of any fractional share of BB&T common stock; and

  . To transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

   A copy of the merger agreement and related plan of merger is attached as Appendix A to the accompanying proxy statement/prospectus.

   Holders of shares of MAB common stock as of the close of business on
              , 2002 are entitled to notice of the meeting and to vote at the meeting. If your shares are not registered in your own name, you will need additional documentation from the record holder in order to vote personally at the meeting.

   Each holder of shares of MAB common stock has the right to dissent to the merger and to demand payment of the fair value of all of the holder's MAB shares if the merger is completed. The right of any MAB shareholder to dissent requires strict compliance with the provisions of Sections 271B.13-010 through 271B.13-310 of the Kentucky Business Corporation Act, the full text of which is attached to the accompanying proxy statement/prospectus as Appendix B. Any MAB shareholder who is considering exercising rights of dissent and appraisal under the KBCA should consult its legal advisors.

   A proxy card is enclosed. To ensure that your vote is counted, please complete, sign, date and return the proxy card in the enclosed, postage-paid return envelope, whether or not you plan to attend the meeting in person. You may revoke your proxy at any time before it is voted at the meeting. If you attend the meeting, you may revoke your proxy and vote your shares in person. However, attendance at the meeting will not by itself revoke a proxy.

                                          By Order of the Board of Directors

                                          R.K. Guillaume
                                          Vice Chairman and Chief Executive
                                           Officer

Louisville, Kentucky
        , 2002

   Please complete, sign, date and return the enclosed proxy card promptly in the envelope provided, whether or not you plan to attend the meeting.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
A WARNING ABOUT FORWARD-LOOKING INFORMATION................................ iii

SUMMARY....................................................................   1

MEETING OF SHAREHOLDERS....................................................  11
  General..................................................................  11
  Who Can Vote at the Meeting..............................................  11
  Attending the Meeting....................................................  11
  Vote Required............................................................  11
  Voting and Revocation of Proxies.........................................  12
  Solicitation of Proxies..................................................  12
  Recommendation of the MAB Board..........................................  12

THE MERGER.................................................................  13
  General..................................................................  13
  Background of and Reasons for the Merger.................................  13
  Opinion of MAB's Financial Advisor.......................................  17
  Merger Consideration.....................................................  21
  Exchange of MAB Stock Certificates.......................................  24
  The Merger Agreement.....................................................  25
  Interests of MAB's Directors and Officers in the Merger..................  31
  Material Federal Income Tax Consequences of the Merger...................  35
  Rights of Dissenting Shareholders........................................  37
  Regulatory Considerations................................................  38
  Accounting Treatment.....................................................  40
  Option Agreement.........................................................  41
  Effect on Employee Benefit Plans and Stock Options.......................  43
  Restrictions on Resales by Affiliates....................................  46

INFORMATION ABOUT BB&T.....................................................  46
  General..................................................................  46
  Operating Subsidiaries...................................................  47
  Completed Acquisitions...................................................  47
  Pending Acquisition......................................................  48
  Capital..................................................................  49
  Deposit Insurance Assessments............................................  49
  Additional Information...................................................  50

INFORMATION ABOUT MAB......................................................  50
  General..................................................................  50
  Legal Proceedings........................................................  50
  Additional Information...................................................  51

DESCRIPTION OF BB&T CAPITAL STOCK..........................................  51
  General..................................................................  51
  BB&T Common Stock........................................................  51
  BB&T Preferred Stock.....................................................  51
  Shareholder Rights Plan..................................................  52
  Other Anti-takeover Provisions...........................................  53

COMPARISON OF THE RIGHTS OF BB&T SHAREHOLDERS AND MAB SHAREHOLDERS.........  54
  Authorized Capital Stock.................................................  54
  Special Meetings of Shareholders.........................................  55

                                                                          Page
                                                                          ----
  Directors..............................................................  55
  Dividends and Other Distributions......................................  55
  Shareholder Nominations and Shareholder Proposals......................  56
  Discharge of Duties; Exculpation and Indemnification...................  56
  Mergers, Share Exchanges and Sales of Assets...........................  57
  Amendments to Articles of Incorporation and Bylaws.....................  58
  Consideration of Business Combinations.................................  58
  Shareholders' Rights of Dissent and Appraisal..........................  59
  Liquidation Rights.....................................................  59
  Anti-takeover Statutes.................................................  60

SHAREHOLDER PROPOSALS....................................................  62

OTHER BUSINESS...........................................................  62

LEGAL MATTERS............................................................  62

EXPERTS..................................................................  62

WHERE YOU CAN FIND MORE INFORMATION......................................  63

Appendix A--Agreement and Plan of Reorganization and Plan of Merger
Appendix B--Sections 271B.13-010 through 271B.13-310 of the Kentucky
 Business Corporation Act
Appendix C--Fairness Opinion of Professional Bank Services, Incorporated

                  A WARNING ABOUT FORWARD-LOOKING INFORMATION

   BB&T and MAB have each made forward-looking statements in this document and in other documents to which this document refers that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of the managements of BB&T and MAB and on information currently available to them or, in the case of information that appears under the heading "The Merger--
Background of and Reasons for the Merger" on page    , information that was
available to the managements of BB&T and MAB as of the date of the merger agreement, and should be read in connection with the notices about forward-looking statements made by each of BB&T and MAB in its reports filed under the Securities Exchange Act of 1934. Forward-looking statements include the information concerning possible or assumed future results of operations of BB&T or MAB set forth under "Summary" and "The Merger--Background of and Reasons for the Merger" and statements preceded by, followed by or that include the words "believes," "expects," "assumes," "anticipates," "intends," "plans," "estimates" or other similar expressions. See "Where You Can Find More
Information" on page   .

   BB&T and MAB have made statements in this document and in other documents to which this document refers regarding estimated earnings per share of BB&T and MAB on a stand-alone basis, expected cost savings from the merger, estimated charges relating to the merger, estimated increases in MAB's fee income ratio, the anticipated accretive effect of the merger and BB&T's anticipated performance in future periods. With respect to estimated cost savings and charges, BB&T has made assumptions about, among other things, the extent of operational overlap between BB&T and MAB, the amount of general and administrative expense consolidation, costs relating to converting MAB's bank operations and data processing to BB&T's systems, the size of anticipated reductions in fixed labor costs, the amount of severance expenses, the extent of the charges that may be necessary to align the companies' respective accounting reserve policies and the costs related to the merger. The realization of cost savings and the amount of merger-related charges are subject to the risk that the foregoing assumptions prove to be incorrect, and actual results may be materially different from those expressed or implied by the forward-looking statements.

   Any statements in this document about the anticipated accretive effect of the merger and BB&T's anticipated performance in future periods are subject to risks relating to, among other things, the following:

  . expected cost savings from the merger or other previously announced mergers may not be fully realized or realized within the expected time-frame;

  . the loss of deposits, customers or revenues following the merger or other previously announced mergers may be greater than expected;

  . competitive pressures among financial institutions may increase significantly;

  . costs or difficulties related to the integration of the businesses of BB&T and its merger partners, including MAB, may be greater than expected;

  . changes in the interest rate environment may reduce margins or the volumes or values of loans made or held;

  . general economic or business conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

  . legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which BB&T and MAB are engaged;

  .  adverse changes may occur in the securities markets; and

  . competitors of BB&T may have greater financial resources and develop products that enable such competitors to compete more successfully than BB&T.

   Management of each of BB&T and MAB believes the forward-looking statements about its company are reasonable; however, shareholders of MAB should not place undue reliance on them. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of BB&T following completion of the merger may differ materially from those expressed or implied in these forward-looking statements. Many of the factors that will determine these results and values are beyond the ability of BB&T and MAB to control or predict.

   All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to BB&T or MAB or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither BB&T nor MAB undertakes any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

                                    SUMMARY

   This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we refer you. See "Where You Can
Find More Information" on page   .

What You will Receive in the Merger

   If the merger is completed, you will receive .7187 of a share of BB&T common stock and $8.13 in cash, subject to adjustment and a potential escrow as described below, for each share of MAB common stock you own. You will receive cash instead of any fractional share of BB&T common stock that would otherwise be issued.

   If all potential MAB liabilities (excluding nominal liabilities) arising from the Kentucky Central Life Insurance Company litigation commenced against MAB on December 10, 1993 (including certain ancillary claims) are fully and finally settled by MAB on or before the date the merger is completed, the amount of cash that you will receive for each share of MAB common stock that you own will be:

  . if the settlement amount is less than $32,000,000, increased by 50% of the amount of the difference between $32,000,000 and the settlement amount divided by the number of shares of MAB common stock outstanding on the date the merger is completed, assuming the exercise of all outstanding MAB stock options; or

  . if the settlement amount is more than $32,000,000, decreased by 50% of the amount of the difference between the settlement amount and $32,000,000 divided by the number of shares of MAB common stock outstanding on the date the merger is completed, assuming the exercise of all outstanding MAB stock options.

   The settlement amount will include all costs and expenses incurred by MAB in connection with the litigation and all related claims from January 1, 2002 until the date the merger is completed, less all amounts recovered before the date the merger is completed by MAB in connection with the litigation and the MAB loan that underlies the litigation.

   If all potential liabilities (excluding nominal liabilities) arising from that litigation (including certain ancillary claims) are not fully and finally settled by MAB on or before the date the merger is completed:

  . the amount of cash that you will receive for each share of MAB common stock that you own will be decreased by an amount equal to $5,000,000 divided by the number of shares of MAB common stock outstanding on the date the merger is completed, assuming the exercise of all outstanding MAB stock options (estimated to be approximately $.41 per share of MAB common stock);

  . BB&T will deliver $5,000,000 to an escrow agent to be held pursuant to the terms of a contingent payment and escrow agreement pending full and final settlement of all potential liabilities arising out of the litigation; and

  . when all potential liabilities arising from the litigation are fully and finally settled, if the settlement amount (which will include all costs and expenses incurred by MAB or BB&T in connection with the litigation and all related claims from January 1, 2002 until the settlement date, less all amounts recovered before the settlement date by MAB or BB&T in connection with the litigation and the MAB loan that underlies the litigation) is:

    . more than $32,000,000, the cash portion of the merger consideration will be increased by an amount, not to exceed $5,000,000, equal to $5,000,000 less 50% of the difference between the settlement amount and

       $32,000,000 divided by the number of shares of MAB common stock outstanding on the date the merger was completed, assuming the exercise of all MAB stock options outstanding as of the date the merger was completed, and that amount per share will be distributed to those MAB shareholders as of the date the merger was completed pursuant to the terms of the contingent payment and escrow agreement, with the remaining amount in escrow being returned to BB&T; or

    . $32,000,000 or less, the cash portion of the merger consideration will be increased by an amount equal to $5,000,000 plus 50% of the difference between $32,000,000 and the settlement amount divided by the number of shares of MAB common stock outstanding on the date the merger was completed, assuming the exercise of all MAB stock options outstanding on the date the merger was completed, and that amount per share will be distributed to those MAB shareholders as of the date the merger was completed pursuant to the terms of the contingent payment and escrow agreement.

   No interest will be paid on any increase to the amount of cash that you receive for each share of MAB common stock as a result of the litigation.

   The number of shares of BB&T common stock that you will receive for each share of MAB common stock that you own is not subject to adjustment as a result of the litigation, except as provided below for holders of MAB stock options.

   A holder of an MAB stock option assumed by BB&T who exercises the option after the merger is completed will be entitled to receive the adjustment to the merger consideration resulting from the litigation, if any, in the form of a number of additional shares of BB&T common stock equal to the product of:

  . the number of shares of MAB common stock that were subject to the unexercised portion of the MAB stock option immediately before the merger was completed times

  . the adjustment amount per MAB share calculated as provided above divided by the closing price of BB&T common stock on the New York Stock Exchange on the date the settlement amount is determined, rounded down to the nearest whole share.

   If there is an adjustment, each holder of an MAB stock option assumed by BB&T who:

  . exercised his or her option before the adjustment was determined will receive, at the same time that the MAB shareholders receive the adjustment, the percentage of the additional adjustment shares that the aggregate number of shares for which he or she exercised the option after the merger was completed is of the total number of shares subject to the unexercised portion of the option as of the date the merger was completed (after giving effect to the merger), rounded to the nearest whole share (but not to exceed the number of adjustment shares calculated as provided above); and

  . exercises his or her option after the adjustment is determined will receive, each time he or she exercises the option, the percentage of the additional adjustment shares that the number of shares for which he or she exercises the option is of the total number of shares subject to the unexercised portion of the option at the time of exercise, rounded to the nearest whole share (but not to exceed the number of adjustment shares calculated as provided above).

   For a description of the conversion of MAB stock options into BB&T stock options in the merger, see "Effect of Employee Benefits Plans and Stock
Options--Stock Options" on page   . For a description of the Kentucky Central
Life Insurance Company litigation, see "Information About MAB--Legal
Proceedings" on page   .

No Federal Income Tax on Shares Received in Merger; Cash Received in Merger is
Taxable (Page   )

   Neither company is required to complete the merger unless it receives a legal opinion from BB&T's counsel to the effect that, based on certain facts, representations and assumptions, the merger will be treated as a "reorganization" for federal income tax purposes. Therefore, we expect that, for federal income tax purposes, you generally will not recognize any gain or loss on the conversion of shares of MAB common stock into shares of BB&T common stock. You will be taxed, however, to the extent of the cash you receive for each share of MAB common stock, the cash you receive instead of any fractional share of BB&T common stock that would otherwise be issued, and the cash you receive if you properly exercise your right to dissent to the merger. Tax matters are complicated, and the tax consequences of the merger may vary among shareholders. We urge you to contact your own tax advisor to understand fully how the merger will affect you.

BB&T Dividend Policy Following the Merger

   BB&T currently pays regular quarterly dividends of $0.26 per share of its common stock and, over the past five years, has had a dividend payout ratio in the range of approximately 39% to 40% of recurring earnings and a compound annualized dividend growth rate of 14.0%. BB&T has increased its quarterly cash dividend payments for 29 consecutive years. BB&T expects that it will continue to pay quarterly dividends consistent with this payout ratio, but may change that policy based on business conditions or its financial condition, earnings or other factors.

MAB Board of Directors Unanimously Recommends Shareholder Approval (Page   )

   The MAB Board of Directors believes that the merger is in the best interests of MAB shareholders and unanimously recommends that you vote "FOR" approval of the merger agreement and related plan of merger. The MAB Board believes that, as a result of the merger, you will be able to achieve greater value than you would if MAB remained independent.

Merger Consideration Fair to Shareholders According to MAB's Financial Advisor
(Page   )

   MAB's financial advisor, Professional Bank Services, Incorporated has given an opinion to the MAB Board, [which it has confirmed as of the date of this proxy statement/prospectus] [to be updated], that the consideration to be received in the merger is fair from a financial point of view to you as holders of MAB common stock. The full text of this opinion is attached as Appendix C to this proxy statement/prospectus. We encourage you to read the opinion and the related discussion of the analyses underlying the opinion carefully to understand the assumptions made, matters considered and limitations of the review undertaken by PBS in rendering its fairness opinion.

   As compensation for the fairness opinion and other financial advisory services provided by PBS in connection with the merger, MAB has paid PBS $75,000 as of the date of this proxy statement/prospectus and, upon completion of the merger, will pay to PBS 0.1875% to 0.3125% of the aggregate merger consideration value based on a prescribed formula that takes into account MAB's trailing twelve-month core income and earnings before the merger. As an example, based on MAB's trailing twelve-month core income and earnings as of
September 30, 2001 and an assumed BB&T common stock price of $     (BB&T's
closing price on        , 2002), PBS would receive $       upon completion of
the merger. In addition, MAB has agreed to reimburse PBS for its out-of-pocket expenses, up to $3,000, and to indemnify PBS, its directors, officers, and employees against certain liabilities.

MAB Shareholders Have the Right to Dissent from the Merger (Page   )

   Under Kentucky law, if you do not vote for the merger and you properly exercise rights to dissent to the merger and to demand the fair value of your shares of MAB common stock, you may have the right to obtain a cash payment for the fair value of your shares. To exercise these rights, you must comply with the procedural requirements of the Kentucky Business Corporation Act, the relevant sections of which we have attached to this proxy statement/prospectus as Appendix B. We cannot predict what the "fair value" of MAB common stock resulting from the required appraisal proceedings would be. Failure to take timely and properly any of the steps required under the KBCA may result in a loss of dissenters' rights.

Meeting to be held             , 2002 (Page   )

   MAB will hold the special shareholders' meeting at   :    .m., Eastern time,
on             ,             , 2002 at                      . At the meeting,
you will vote on the merger agreement and plan of merger and conduct any other business that properly arises.

The Companies (Page   )

BB&T Corporation
200 West Second Street
Winston-Salem, North Carolina 27101
(336) 733-2000

   BB&T is a multi-bank holding company with more than $70.3 billion in assets. It is the fourth largest financial holding company in the Southeast and, through its banking subsidiaries, operates 1,083 branch offices in the Carolinas, Georgia, Virginia, Maryland, West Virginia, Tennessee, Kentucky, Alabama and Washington, D.C. BB&T ranks first in deposit market share in West Virginia, and third in North Carolina and South Carolina, and maintains a significant market presence in Virginia, Maryland, Georgia and Washington, D.C. If the merger and BB&T's previously announced agreement to acquire Owensboro, Kentucky-based AREA Bancshares Corporation are both completed, BB&T would become the fourth largest financial holding company in deposit market share in Kentucky.

Mid-America Bancorp
500 West Broadway
Louisville, Kentucky 40202
(502) 589-3351

   MAB, a $1.8 billion holding company, operates thirty banking offices in the metropolitan Louisville area through Bank of Louisville, its primary subsidiary, which ranks fourth in deposit share in the Louisville market. Bank of Louisville is engaged in a wide range of commercial, trust, and personal banking activities. MAB also operates Mid-America Gift Certificate Company, which is engaged in the issuance and sale of gift certificates throughout the United States.

The Merger (Page   )

   In the merger, MAB will merge into BB&T, and MAB's subsidiaries, through which it operates, will become wholly owned subsidiaries of BB&T. If the MAB shareholders approve the merger agreement and plan of merger at the special meeting, we currently expect to complete the merger in the first quarter of 2002.

   We have included the merger agreement and plan of merger as Appendix A to this proxy statement/prospectus. We encourage you to read the merger agreement and plan of merger in full, as it is the legal document that governs the merger.

Majority Shareholder Vote Required (Page   )

   Approval of the merger agreement and plan of merger requires the affirmative vote of the holders of a majority of the outstanding shares of MAB common stock entitled to vote. If you fail to vote, it will have the effect of a vote against the merger agreement and the merger. At the record date, the directors and executive officers of MAB and their affiliates together owned about [24.3]% of the MAB common stock entitled to vote at the meeting, and we expect them to vote their shares in favor of the merger agreement and plan of merger. [to be updated]

   Brokers who hold shares of MAB stock as nominees will not have authority to vote them on the merger unless the beneficial owners of those shares provide voting instructions. If you hold your shares in street name, please see the voting form provided by your broker for additional information regarding the voting of your shares. If your shares are not registered in your name, you will need additional documentation from your record holder to vote the shares in person.

   The merger does not require the approval of BB&T's shareholders.

Record Date Set at               , 2002; One Vote per Share of MAB Stock (Page
  )

   If you owned shares of MAB common stock at the close of business on
              , 2002, the record date, you are entitled to vote on the merger agreement and plan of merger and any other matters that may be properly considered at the meeting.

   On the record date, there were [11,282,333] shares of MAB common stock outstanding. At the meeting, you will have one vote for each share of MAB common stock that you owned on the record date. [to be updated]

Interests of MAB Directors and Officers in the Merger that Differ From Your
Interests (Page   )

   As described below, some of MAB's directors and officers have interests in the merger that differ from, or are in addition to, the interests of other MAB shareholders.

   Stock Options. When the MAB Board approved the merger agreement, all of the previously unvested stock options granted under MAB's 1991 and 1995 Incentive Stock Option Plans became vested. Executive officers of MAB held options to purchase 322,712 shares of MAB common stock that vested when the MAB Board approved the merger agreement.

   Employment Agreement. MAB's Chief Executive Officer, R.K. Guillaume, has entered into an employment agreement with Branch Banking and Trust Company, BB&T's North Carolina-chartered bank subsidiary, which will become effective upon completion of the merger if he is then employed by MAB. The employment term will extend for forty months after the merger is completed or, if sooner, until the date Mr. Guillaume elects to become an independent consultant under the agreement. Mr. Guillaume may elect to become a consultant at any time after the earlier of eighteen months after the merger is completed or the 61st day after conversion of the data services systems of MAB to the data services systems of BB&T, in which event his consulting term will extend until the fortieth month after the merger is completed.

   Mr. Guillaume's employment agreement may provide severance payments and other benefits if his employment is terminated following the merger.

   Advisory Boards. Following completion of the merger, Branch Banking and Trust Company will establish a state Advisory Board for Kentucky and will offer Bertram W. Klein, MAB's Chairman, a seat on that Advisory Board. Branch Banking and Trust Company will also establish a regional Advisory Board for the Louisville market area, and the members of the MAB Board will be offered a position on either the state or regional Advisory Board.

   For two years following the merger, the Advisory Board members who are neither employees of, or under contract with, BB&T or any of its affiliates and who continue to serve will receive fees equal in amount to the retainer and schedule of attendance fees for directors of MAB in effect on October 1, 2001. Membership on any Advisory Board is conditional on execution of a noncompetition agreement with BB&T.

   The MAB Board was aware of these and other interests and considered them when it approved and adopted the merger agreement.

   The material terms and financial provisions of Mr. Guillaume's employment agreement and the other arrangements set forth above are described under the
heading "Interests of MAB's Directors and Officers in the Merger" on page   .

Regulatory Approvals We Must Obtain for the Merger to Occur (Page   )

   The merger cannot be completed unless the Board of Governors of the Federal Reserve System approves it. We have filed an application with the Federal Reserve Board seeking its approval. In addition, the merger is subject to the approval of, or notice to, certain state regulatory authorities, and we have made or will make the necessary filings with those authorities.

   Although we do not know of any reason why we would not obtain these regulatory approvals in a timely manner, we cannot be certain when we will obtain them or that we will obtain them at all. [to be updated]

Other Conditions that Must be Satisfied for the Merger to Occur (Page   )

   A number of other conditions must be met for us to complete the merger, including:

  .  approval of the merger agreement by the MAB shareholders;

  . receipt of the opinion of BB&T's counsel concerning the tax consequences of the merger;

  . the continuing accuracy of the parties' representations in the merger agreement; and

  . the continuing effectiveness of the registration statement filed with the Securities and Exchange Commission covering the shares of BB&T common stock to be issued in the merger.

Termination and Amendment of the Merger Agreement (Page   )

   BB&T and MAB can mutually agree at any time to terminate the merger agreement without completing the merger. Either of us can also unilaterally terminate the merger agreement if:

  .  the merger is not completed by September 30, 2002;

  .  any condition to our obligation to complete the merger is not met; or

  . the other company violates, in a material way, any of its representations, warranties or obligations under the merger agreement and the violation is not cured in a timely fashion.

   In addition, MAB can seek to terminate the merger agreement if both: the value of .7187 of a share of BB&T common stock (determined based on the average reported closing price of BB&T common stock over a five-day pricing period ending ten days before the date set for completion of the merger) is below $19.52 (which equates to the value of a whole share of BB&T common stock of $27.16); and the stock prices of certain specified publicly traded bank holding companies have not experienced similar relative declines since November 6, 2001.

   If this were to happen, BB&T could choose to proceed with the merger by increasing the amount of BB&T common stock into which each share of MAB common stock would convert in the merger to a number of shares valued (based on the average reported closing price of BB&T common stock over the five-day pricing period) at not less than $19.52. If BB&T were to choose not to increase the number of BB&T shares of common stock into which each share of MAB common stock would convert, MAB could then terminate the merger agreement.

   Generally, the company seeking to terminate cannot itself be in violation of the merger agreement in a way that would allow the other party to terminate.

   BB&T and MAB can agree to amend the merger agreement in any way, except that after the shareholders' meeting we cannot decrease the amount or modify the form of the consideration that you will receive in the merger. Either company can waive any of the requirements of the other company contained in the merger agreement, except that neither company can waive any required regulatory approval. Neither company intends to waive the condition that it receives a tax opinion. If a tax opinion from either BB&T's counsel or MAB's counsel is not available and the MAB Board determines to proceed with the merger, MAB will inform you and ask you to vote again on the merger agreement.

Option Agreement (Page   )

   As a condition to its offer to acquire MAB, and to discourage other companies from attempting to acquire MAB, BB&T required MAB to grant BB&T a stock option that allows BB&T to buy up to 2,200,000 shares of MAB's common stock. The exercise price of the option is $25.75 per share. Generally, BB&T can exercise the option only if another party attempts to acquire control of MAB. As of the date of this proxy statement/prospectus, we do not believe that has occurred.

BB&T to Use Purchase Accounting Treatment (Page   )

   BB&T will account for the merger using the purchase method of accounting. Under the purchase method, BB&T will record, at fair value, the acquired assets and assumed liabilities of MAB. To the extent the total purchase price exceeds the fair value of tangible and identifiable intangible assets acquired over the liabilities assumed, BB&T will record goodwill. BB&T will include in its consolidated results of operations the results of MAB's operations after the merger is completed.

Share Price Information (Page   )

   MAB common stock is traded on the American Stock Exchange under the symbol "MAB," and BB&T common stock is traded on the New York Stock Exchange under the symbol "BBT." On November 7, 2001, the last full trading day before public announcement of the proposed merger, MAB common stock closed at $24.15, and
BB&T common stock closed at $34.01. On          , 2002, MAB common stock closed
at $      , and BB&T common stock closed at $    .

Listing of BB&T Common Stock

   BB&T will list the shares of its common stock to be issued in the merger on the New York Stock Exchange.

Comparative Market Prices and Dividends

   BB&T common stock is listed on the New York Stock Exchange under the symbol "BBT," and MAB common stock is included in the American Stock Exchange under the symbol "MAB." The table below shows the high and low sales prices of BB&T common stock and MAB common stock and cash dividends paid per share for the last two fiscal years plus the interim period [to be updated]. The merger
agreement restricts MAB's ability to increase dividends. See page       .

                                         BB&T                     MAB
                              -------------------------- ----------------------
                                                  Cash                   Cash
                                High     Low    Dividend  High   Low   Dividend
                              -------- -------- -------- ------ ------ --------
Quarter Ended
  March 31, 2002.............
   (through January   , 2002)
Quarter Ended
  March 31, 2001............. $37.875  $31.42    $ .23   $28.00 $21.55  $.24
  June 30, 2001..............  37.08    33.73      .23    28.95  22.55   .24
  September 30, 2001.........  38.48    33.57      .26    28.00  23.40   .24
  December 31, 2001..........                                            .24
   (through December   ,
   2001)
  For the year 2001..........
Quarter Ended
  March 31, 2000............. $29.25   $21.6875  $ .20   $27.91 $21.85  $.2233
  June 30, 2000..............  31.875   23.875     .20    25.24  22.21   .2233
  September 30, 2000.........  30.4375  23.8125    .23    26.94  23.06   .2233
  December 31, 2000..........  38.25    26.5625    .23    25.55  21.13   .2233
  For the year 2000..........  38.25    21.6875    .86    27.91  21.13   .8932
Quarter Ended
  March 31, 1999............. $40.625  $34.5625  $.175   $27.10 $21.97  $.2073
  June 30, 1999..............  40.25    33.50     .175    25.04  21.85   .2073
  September 30, 1999.........  36.6875  30.1875    .20    24.39  21.68   .2073
  December 31, 1999..........  37.125   27.1875    .20    33.62  22.03   .2073
  For the year 1999..........  40.625   27.1875    .75    33.62  21.68   .8292

   The table below shows the closing prices of BB&T common stock and MAB common stock on November 7, 2001, the last full trading day before public announcement of the proposed merger.

     BB&T historical.................................................... $34.01
     MAB historical..................................................... $24.15
     MAB pro forma equivalent*.......................................... $32.57

--------
*calculated by multiplying BB&T's per share closing price by .7187 and adding $8.13

Selected Consolidated Financial Data

   We are providing the following information to help you analyze the financial aspects of the merger. We derived this information from BB&T's and MAB's audited financial statements for 1996 through 2000 and unaudited financial statements for the nine months ended September 30, 2001. This information is only a summary, and you should read it in conjunction with our historical financial statements and the related notes contained in the annual and quarterly reports and other documents that we have filed with the Securities
and Exchange Commission. See "Where You Can Find More Information" on page    .
You should not rely on the nine-month information as being indicative of results expected for the entire year or for any future interim period.

                     BB&T--Historical Financial Information
              (Dollars in thousands, except for per share amounts)

                              As of/For the
                               Nine Months
                           Ended September 30,             As of/For the Years Ended December 31,
                         ----------------------- -----------------------------------------------------------
                            2001        2000        2000        1999        1998        1997        1996
                         ----------- ----------- ----------- ----------- ----------- ----------- -----------
Net interest income..... $ 1,802,334 $ 1,740,080 $ 2,314,698 $ 2,194,709 $ 2,008,220 $ 1,856,142 $ 1,701,921
Net income..............     695,695     466,766     698,488     778,725     720,964     565,103     527,173
Basic earnings per
 share..................        1.54        1.03        1.55        1.74        1.63        1.29        1.20
Diluted earnings per
 share..................        1.51        1.02        1.53        1.71        1.60        1.26        1.18
Cash dividends paid per
 share..................         .72         .63         .86         .75         .66         .58         .50
Book value per share....       13.18       11.03       11.96       10.30       10.33        9.38        8.80
Total assets............  70,309,046  63,808,683  66,552,823  59,380,433  54,373,105  49,240,765  43,747,135
Long-term debt..........  11,408,329   8,675,769   8,646,018   6,222,561   5,561,216   4,202,137   2,625,211

                     MAB--Historical Financial Information
              (Dollars in thousands, except for per share amounts)

                              As of/For the
                               Nine Months
                           Ended September 30,             As of/For the Years Ended December 31,
                         ----------------------- -----------------------------------------------------------
                            2001        2000        2000        1999        1998        1997        1996
                         ----------- ----------- ----------- ----------- ----------- ----------- -----------
Net interest income..... $    49,475 $    51,279 $    67,985 $    64,960 $    59,692 $    57,519 $    52,806
Net income..............      17,964      19,508       4,651      22,375      20,213      17,915      15,029
Basic earnings per
 share..................        1.63        1.78         .42        2.05        1.86        1.68        1.42
Diluted earnings per
 share..................        1.61        1.75         .42        2.02        1.83        1.65        1.42
Cash dividends paid per
 share..................         .72        .669        .893        .829        .769        .693        .613
Book value per share....       17.30       17.53       16.21       16.29       15.40       14.42       13.26
Total assets............   1,757,168   1,560,059   1,803,950   1,744,706   1,594,763   1,509,579   1,420,933
Long-term debt..........      73,357      63,697      61,954      68,389      74,862      63,165      69,042

Comparative Per Share Data

   We have summarized below the per share information for our companies on a historical, pro forma combined and equivalent basis. You should read this information in conjunction with our historical financial statements (and related notes) contained in the annual and quarterly reports and other documents we have filed with the Securities and Exchange Commission. See "Where
You Can Find More Information" on page   .

   The pro forma combined information gives effect to the merger accounted for as a purchase, assuming that .7187 of a share of BB&T common stock is issued for each outstanding share of MAB common stock and that the merger was completed at the beginning of the periods presented. Pro forma equivalent of one MAB common share amounts are calculated by multiplying the pro forma basic and diluted earnings per share, BB&T's historical per share dividend and the pro forma shareholders' equity by .7187, giving effect to the additional pro forma intangible amortization and to pro forma interest cost associated with funding the merger at 6.75%, a rate that approximates BB&T's average cost of funds, so that the per share amounts equate to the respective values for one share of MAB common stock.

   You should not rely on the pro forma information as being indicative of the historical results that we would have had if we had been combined or the future results that we will experience after the merger, nor should you rely on the nine-month information as being indicative of results expected for the entire year or for any future interim period.

                                                     As of/For the
                                                      Nine Months  As of/For the
                                                         Ended      Year Ended
                                                     September 30, December 31,
                                                         2001          2000
                                                     ------------- -------------
Earnings per common share:
  Basic
    BB&T historical.................................    $ 1.54        $ 1.55
    MAB historical..................................      1.63           .42
    Pro forma combined..............................      1.52          1.50
    Pro forma equivalent of one MAB common share....      1.09          1.07
  Diluted
    BB&T historical.................................    $ 1.51        $ 1.53
    MAB historical..................................      1.61           .42
    Pro forma combined..............................      1.50          1.50
    Pro forma equivalent of one MAB common share....      1.08          1.08
Cash dividends declared per common share:
  BB&T historical...................................    $ 0.72        $ 0.86
  MAB historical....................................       .72          .893
  Pro forma combined................................       .72           .86
  Pro forma equivalent of one MAB common share......       .52           .62
Shareholders' equity per common share:
  BB&T historical...................................    $13.18        $11.96
  MAB historical....................................     17.30         16.21
  Pro forma combined................................     13.37         12.14
  Pro forma equivalent of one MAB common share......      9.61          8.72

                            MEETING OF SHAREHOLDERS

General

   We are providing this proxy statement/prospectus to MAB shareholders of
record as of               , 2002, along with a form of proxy that the MAB
Board is soliciting for use at a special meeting of shareholders of MAB to be
held on                ,             , 2002 at   :    .m., Eastern time, at
                                                . At the meeting, the
shareholders of MAB will vote upon a proposal to approve the agreement and plan of reorganization, dated as of November 7, 2001, and the related plan of merger pursuant to which MAB would merge into BB&T. In this proxy statement/prospectus, we refer to the reorganization agreement and related plan of merger as the "merger agreement." Proxies may be voted on other matters that may properly come before the meeting, if any, at the discretion of the proxy holders. The MAB Board knows of no such other matters other than those incidental to the conduct of the meeting. A copy of the merger agreement is attached as Appendix A.

Who Can Vote at the Meeting

   You are entitled to vote your MAB common stock if the records of MAB show that you owned shares of MAB common stock on the record date, which is
              , 2002. On the record date, there were [11,282,333] shares of MAB common stock outstanding, held by approximately [922] holders of record. Each share of MAB common stock is entitled to one vote on each matter submitted at the meeting. [to be updated]

Attending the Meeting

   If you are a beneficial owner of MAB common stock held by a broker, bank or other nominee (i.e., in "street name"), you will need proof of ownership to be admitted to the meeting. Examples of proof of ownership include a recent brokerage statement or letter from a bank or broker. If your shares of MAB common stock are held in street name and you want to vote those shares in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Vote Required

   Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of MAB common stock entitled to vote. If you do not vote your shares or if you abstain, it will have the same effect as a vote "against" the merger agreement.

   The proposal to adopt the merger agreement is a "non-discretionary" item, meaning that brokerage firms cannot vote shares in their discretion on behalf of a client if the client has not given voting instructions. Accordingly, shares held in street name that have been designated by brokers on proxy cards as not voted with respect to that proposal ("broker non-vote shares") will not be counted as votes cast on it.

   Action on any other matter that is properly presented at the meeting for consideration of the shareholders will be approved if a quorum is present for that matter and the votes cast favoring the action exceed the votes cast opposing the action. A quorum will be present for a particular matter if a majority of the outstanding shares of MAB common stock entitled to vote on that matter is represented at the meeting in person or by proxy. For purposes of determining whether a quorum is present for a particular matter, shares with respect to which proxies have been marked as abstentions will be treated as shares present, but broker non-vote shares will not be treated as shares present. The MAB Board is not aware of any other business to be presented at the meeting other than matters incidental to the conduct of the meeting.

   Because approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of MAB common stock entitled to vote, abstentions and broker non-vote shares will have the same effect as votes against the merger. Accordingly, the MAB Board urges you to complete, date and sign the accompanying proxy and return it promptly in the enclosed postage-prepaid envelope.

   You should not return your stock certificates with your proxy cards. The procedure for surrendering your stock certificates is described under "The
Merger--Exchange of MAB Stock Certificates" on page   .

   As of the record date, the directors and executive officers of MAB and their affiliates beneficially owned a total of [2,737,632] shares, or [24.3%], of the issued and outstanding shares of MAB common stock (not including shares that may be acquired upon the exercise of stock options). [to be updated] The directors and executive officers of BB&T, their affiliates, BB&T and its subsidiaries owned less than 1% of the outstanding shares of MAB common stock, excluding shares subject to the stock option granted to BB&T in connection with the merger agreement and described under the heading "Stock Option Agreement"
on page    .

Voting and Revocation of Proxies

   The shares of MAB stock represented by properly completed proxies received at or before the time for the meeting (or any adjournment) will be voted as directed by the respective shareholders unless the proxies are revoked as described below. If no instructions are given, executed proxies will be voted "FOR" approval of the merger agreement. Proxies marked "FOR" approval of the merger agreement and executed but unmarked proxies will be voted in the discretion of the proxy holders named in the proxies as to any proposed adjournment of the meeting. Proxies that are voted "AGAINST" approval of the merger agreement will not be voted in favor of any motion to adjourn the meeting to solicit more votes in favor of the merger. The proxies will be voted in the discretion of the proxy holders on other matters, if any, that are properly presented at the meeting and voted upon.

   You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either: notify the Corporate Secretary of MAB in writing at MAB's principal executive offices; submit a later-dated proxy to the Corporate Secretary of MAB; or attend the meeting and vote your shares in person. Your attendance at the meeting will not automatically revoke your proxy. If you hold your shares in street name, please see the voting form provided by your broker for additional information regarding the voting of your shares.

   Your broker may allow you to deliver your voting instructions via the telephone or the internet. Please see the voting instruction form from your broker. If your shares are not registered in your name, you will need additional documentation from your record holder to vote the shares in person.

Solicitation of Proxies

   BB&T and MAB will each pay 50% of the cost of printing this proxy statement/prospectus, and MAB will pay all other costs of soliciting proxies. Directors, officers and other employees of MAB or its subsidiaries may solicit proxies personally, by telephone or facsimile or otherwise. None of these people will receive any special compensation for solicitation activities. MAB will arrange with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such brokerage firms and other custodians, nominees and fiduciaries, and MAB will reimburse these record holders for their reasonable out-of-pocket expenses.

Recommendation of the MAB Board

   The MAB Board has approved the merger agreement and believes that the proposed transaction is fair to and in the best interests of MAB and its shareholders. The MAB Board unanimously recommends that MAB's shareholders vote "FOR" approval of the merger agreement.

                                   THE MERGER

   The following information describes the material aspects of the merger. This description does not purport to be complete and is qualified in its entirety by reference to the appendices to this proxy statement/prospectus, including the merger agreement, which is attached to this proxy statement/prospectus as Appendix A and incorporated herein by reference. All shareholders are urged to read the appendices in their entirety.

General

   In the merger, MAB will be merged into BB&T. Shareholders of MAB will receive as merger consideration .7187 of a share of BB&T common stock and $8.13 in cash (subject to adjustment depending on the result, and to a potential escrow depending on the status, of certain pending litigation as discussed in more detail in this proxy statement/prospectus) for each share of MAB common stock, plus cash instead of any fractional share of BB&T common stock that
would otherwise be issued. See " --Merger Consideration" on page   . During the
third quarter of 2002, BB&T intends to merge MAB's subsidiary bank into Branch Banking and Trust Company, BB&T's North Carolina-chartered bank subsidiary. Until then, MAB's subsidiary banks will operate as separate subsidiaries of BB&T.

Background and Reasons for the Merger

 Background

   For approximately five years, MAB has been the largest independent banking institution headquartered in Louisville, Kentucky. Perceiving this position as likely to increase interest in MAB among financial institutions interested in entering or expanding their presence in the growing Louisville market, the MAB Board responded by undertaking a long-term assessment of MAB's strategic alternatives, including remaining independent. As part of this process, the MAB Board established a shareholder rights plan in January 1998, adopted other anti-takeover provisions at its April 1999 annual meeting, formed a merger and acquisition committee in April 1999, and engaged Professional Bank Services
(PBS) in July 1999 to assist MAB in evaluating strategic alternatives.

   As part of the ongoing planning, Chartwell Capital, which had advised MAB on financial matters since 1991, and PBS identified several regional bank holding companies that they viewed as potential acquirors, analyzed developments in the local and regional banking markets from time to time with MAB executives, and periodically contacted representatives of the identified companies to assess their interest in exploring a transaction with MAB. MAB held several substantive discussions with one such potential acquiror, who conducted a due diligence review of MAB. These discussions terminated in November 1999, and the other party expressed little interest in renewing discussions when contacted by MAB's financial advisors periodically over the next eighteen months.

   After discussions among MAB's executives and financial advisors about the current banking climate, representatives of PBS contacted BB&T's mergers and acquisitions manager on July 18, 2001. After some brief telephone conferences for scheduling purposes, Burney Warren, Executive Vice President of BB&T, met with MAB's Vice Chairman R.K. Guillaume in Louisville on July 26, 2001 to discuss BB&T and to tour MAB's offices. Later that day, Mr. Guillaume reviewed the discussions with Bertram W. Klein, MAB's Chairman.

   After this initial meeting, Chartwell and PBS independently analyzed the financial and stock price performance of BB&T and bank holding companies identified as potential acquirors of MAB. Their analyses included an estimate of the value each potential acquiror could pay per share of MAB common stock without earnings dilution. Each advisor concluded that BB&T was among the most attractive potential acquirors in the group and recommended that MAB continue its discussions with BB&T.

   On September 4, 2001, Messrs. Klein and Guillaume met with BB&T's Chairman John A. Allison, its President Kelly S. King and other BB&T executives in Winston-Salem, North Carolina. The meeting principally focused on providing a more detailed introduction to BB&T, its philosophy and operations.

   Mr. Warren traveled to Louisville on September 18 after a meeting scheduled for September 11 was postponed. Mr. Warren met with Mr. Guillaume and representatives of PBS and Chartwell at PBS's offices in Louisville where he presented an initial acquisition proposal from BB&T. Mr. Klein participated by telephone. After this meeting, BB&T signed a confidentiality agreement with MAB, and MAB delivered detailed financial and operational information for BB&T's review.

   During the next two weeks PBS and Chartwell analyzed the financial model underlying the BB&T proposal and the assumptions on which the model was based. During this time representatives of PBS had several conversations with Mr. Warren to review the BB&T model and assumptions. On October 5, 2001
Mr. Guillaume and representatives of PBS and Chartwell met in Winston-Salem for a negotiating session with BB&T executives.

   During the next two weeks Mr. Guillaume, PBS and Chartwell continued negotiations with BB&T officers, during which the parties resolved many of the key structural terms of the proposal. On October 24, 2001, MAB and BB&T directed their respective legal counsel to commence the preparation and negotiation of definitive transaction documents for consideration by the MAB board at a meeting tentatively targeted for November 6.

   On October 25, 2001, MAB's merger and acquisition committee met to review the terms of the proposal by BB&T. Three outside committee members and Messrs. Guillaume and Klein participated, together with four other senior MAB executives and financial and legal advisors. Following presentations analyzing the proposal, the Committee authorized Mr. Guillaume and MAB's financial and legal advisors to negotiate the terms of definitive transaction agreements in substantially the terms presented at the meeting.

   From October 26 until November 4, MAB and BB&T executives and their advisors negotiated the terms of the merger agreement and the related transaction documents. From October 29 to October 31, BB&T employees conducted a detailed due diligence review of MAB in Louisville. On November 1, Mr. Guillaume, Mr. Thayer of Chartwell and several representatives of PBS conducted financial due diligence on behalf of MAB at BB&T's headquarters in Winston-Salem.

   On November 2, Mr. Warren advised Mr. Guillaume that BB&T expected to enter into an acquisition agreement with a second bank holding company concurrently with the agreement with MAB. Mr. Warren and Mr. Guillaume agreed to reschedule the meeting of the MAB Board to November 7 as a result of this development. On November 5, Mr. Warren advised Mr. Guillaume that the second bank holding company was AREA Bancshares of Owensboro, Kentucky.

   On November 5, 2001, the merger and acquisition committee held a second meeting. Three outside directors participated along with the five committee members, the MAB executives and financial and legal advisors who had participated in the October 25 meeting. All participants signed a confidentiality agreement with BB&T as a condition to the disclosure of the impending transaction with AREA Bancshares. At the meeting, Mr. Guillaume and the financial and legal advisors presented an analysis of the terms of the merger and the AREA Bancshares transaction and reviewed the material terms of the merger agreement. In particular, the Committee analyzed and discussed pricing alternatives for determining the stock and cash components of the merger consideration. The Committee voted to recommend that the transaction with BB&T be approved by the full MAB Board, with any alternative under the pricing formula to be determined after the close of trading in BB&T stock on November 7, 2001.

   After the meeting, MAB executives and legal advisors and their BB&T counterparts negotiated the final terms of the pricing formula, adjustments for the cash consideration related to the Kentucky Central litigation, and the terms of the related escrow.

   The MAB Board met at 2:30 p.m. on November 7, 2001, with 19 of the 20 directors present. At the meeting, Mr. Guillaume discussed MAB's strategic planning process and reviewed the financial performance, philosophy and business operations of BB&T. Representatives of Chartwell and PBS reviewed MAB's various strategic alternatives, analyzed the financial terms of the BB&T proposal and BB&T's acquisition of AREA Bancshares, and reviewed BB&T's historical financial and stock price performance. PBS delivered its opinion, both orally and in writing, that the terms of the proposed merger with BB&T were fair to the shareholders of MAB from a financial perspective. Representatives of Frost Brown Todd reviewed the fiduciary duties of directors in evaluating acquisition proposals and the material nonfinancial terms of the merger agreement and related transaction documents. Shortly after 4:00 p.m. the meeting briefly adjourned to obtain the closing trading price of BB&T stock, and the Committee then recommended that the pricing formula be based on the November 6 closing price. After an extended period for questions and discussion, the MAB Board unanimously voted to approve the merger agreement and recommended that MAB shareholders vote in favor of the merger agreement at a special meeting expected to be held in the first quarter of 2002.

   After the meeting, executive officers of MAB and BB&T signed the definitive merger agreement and related documents. At 6:00 p.m. that evening, the BB&T executives attended a meeting of MAB officers and made a presentation about BB&T and the plan to integrate the two institutions after the merger.

   BB&T issued press releases before the opening of trading on November 8, 2001 announcing the proposed transactions with MAB and AREA Bancshares.

 MAB's Reasons for the Merger and Recommendation of Directors

   The MAB Board considered several factors in determining that the merger with BB&T is [fair] to, and in the best interests of, MAB and its shareholders. The MAB Board did not assign any specific or relative weight to the factors in its consideration. The material factors considered by the MAB Board included the following:

  . An assessment of the current banking environment and MAB's strategic alternatives to the merger. The MAB Board noted that the earnings per share of BB&T and other potential acquirors have been increasing at a faster rate than the earnings per share of MAB. Therefore, the MAB Board believed an acquiror would not likely be willing to pay more to acquire MAB in the future if MAB chose to remain independent at this time.

  . BB&T's financial performance, stock price, prospects, asset quality and strategic direction, both on a historical and forward-looking basis.

  . The financial terms of the merger, including the stock exchange ratio, the payment of a portion of the merger consideration in cash, and the ability of MAB to terminate the merger agreement in the event of a significant decline in the value of BB&T stock relative to other comparable financial institutions.

  . BB&T's dividend rate, which is approximately the same as MAB's rate and higher than the rate paid by other potential acquirors. Therefore, the dividends per share received by MAB shareholders would not immediately decrease as a result of the merger.

  . BB&T's customer service-oriented culture and philosophy and the fact that the merger represents a significant market expansion for BB&T. In the MAB Board's view, the merger would likely provide greater opportunities for MAB's employees than would a transaction with an acquiror already present in the Louisville market.

  . The impact of the proposed transaction on MAB's customers and the metropolitan Louisville community.

  . The desire of the Klein family, which owns more than 20% of the outstanding MAB shares, and other shareholders to increase the liquidity of their shares.

  . The opinion of Professional Bank Services that the consideration to be received by MAB shareholders in the merger is fair from a financial perspective.

   Based upon its consideration of the preceding factors, and in light of any other factors that individual directors considered as appropriate, the MAB Board unanimously approved the merger agreement and the merger as being in the best interests of MAB and its shareholders.

   The MAB Board unanimously recommends that you vote "FOR" the approval of the merger agreement.

 BB&T's Reasons for the Merger

   One of BB&T's announced objectives is to pursue in-market and contiguous state acquisitions of banks and thrifts in the $250 million to $10 billion asset size range. BB&T's management believes that MAB is a quality institution that provides personal, attentive service to its clients and that its acquisition will enable BB&T to expand its presence into the economically viable, fast-growing Louisville market.

   In connection with BB&T's consideration of the merger, its management analyzed certain investment criteria designed to assess the impact of the merger on BB&T and its shareholders. For the purpose of this analysis, BB&T made the following assumptions:

  . BB&T's 2001 earnings per share is based on the First Call estimate of $2.40 and subsequent years are based on 12% income statement and balance sheet growth;

  . MAB's 2001 fully diluted core earnings per share, prior to effects of the merger, is based on MAB management's estimate of $2.15;

  . Annual cost savings of approximately $10.2 million, or 20% of MAB's expense base, would be fully realized in the first 12 months of operations following conversion of MAB's data services systems to those of BB&T;

  . Income statement and balance sheet growth rates would be 12% in year 1, 15% for years 2 through 4 and 12% for all years thereafter, except that MAB's non interest income would grow to achieve a fee income ratio of 30% by year 5 and MAB's net interest margin would be incrementally raised to 4.10% in year 3 and held constant thereafter;

  . Core deposit intangibles would be amortized over ten years using the sum of the years digits method;

  . MAB's loan loss allowance would be conformed to BB&T's loan loss allowance policies;

  . MAB's net charge-off rate for loan losses would be raised incrementally to 0.35% in 2004 and held constant thereafter; and

  . 25% of the merger consideration would be paid in cash and 75% would be paid in shares of BB&T common stock.

   Using the above assumptions, BB&T analyzed the merger to determine whether it would have an accretive or dilutive effect on estimated earnings per share, return on equity, return on assets and book value per share, as well as its effect on BB&T's leverage capital ratio. This analysis indicated that the merger would:

  . be accretive to earnings per share in year 2 and to cash basis earnings per share in year 1;

  .  be accretive to cash basis return on equity in all years;

  .  be accretive to cash basis return on assets in year 5;

  .  be accretive to book value per share in all years; and

  .  result in a combined leverage ratio that remains over 7%.

In conducting its analysis, BB&T excluded the effect of estimated one-time after-tax charges of $10.0 million related to completing the merger on earnings per share, return on assets and return on equity, as well as cash basis earnings per share, cash basis return on assets and cash basis return on equity.

   In addition to the analysis described above, BB&T performed an internal rate of return analysis for the merger. The purpose of this analysis was to determine if the projected performance of MAB, after applying the assumptions described above, conforms to BB&T's criteria. BB&T's current minimum internal rate of return requirement for this type of investment is 15%. The analysis performed in connection with the MAB merger indicated that the projected internal rate of return is 19.77%.

   None of the above information has been updated since the date of the merger agreement. There can be no certainty that actual results will be consistent with the results described above. For more information concerning the factors that could affect actual results, see "A Warning About Forward-Looking Information" on page iv.

Opinion of MAB's Financial Advisor

   Professional Bank Services, Inc. was engaged by MAB to advise the MAB Board as to the fairness of the merger consideration, from a financial perspective, to be received by MAB shareholders.

   PBS is a bank consulting firm with offices in Louisville, Nashville, Orlando and New York. As part of its investment banking business, PBS regularly engages in reviewing the fairness of financial institution acquisition transactions from a financial perspective and valuing financial institutions and other businesses and their securities in connection with mergers, acquisitions, estate settlements, and other transactions. Neither PBS nor any of its affiliates has a material financial interest in MAB or BB&T. PBS was selected to advise the MAB Board based upon its familiarity with Kentucky financial institutions and knowledge of the banking industry as a whole.

   PBS delivered a written fairness opinion to the MAB Board on November 7, 2001 at a special meeting of the MAB Board. [PBS has affirmed its fairness opinion as of the date of this proxy statement/prospectus.] [to be updated] A copy of the fairness opinion, which includes a summary of the assumptions made and information analyzed in deriving the fairness opinion, is attached as Appendix C to this proxy statement/prospectus and should be read in its entirety.

   In arriving at its fairness opinion, PBS reviewed certain publicly available business and financial information relating to MAB and BB&T. PBS considered certain financial data of MAB and BB&T, compared that data with similar data for certain other publicly traded banks and bank holding companies and considered the financial terms of certain other comparable financial institution transactions in the United States effected since January 1, 2000 in which the selling institution was publicly traded and had total assets between $1.0 billion and $2.5 billion. PBS also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant. In connection with its review, PBS did not independently verify the foregoing information and relied on such information as being complete and accurate in all material respects. Financial forecasts prepared by PBS were based on assumptions believed by PBS to be reasonable and to reflect currently available information. PBS did not make an independent evaluation or appraisal of the assets of MAB or BB&T.

   As part of preparing this fairness opinion, PBS took into consideration the results of contacts made with other financial institutions by Investment Bank Services, Inc. (IBS), a wholly owned subsidiary of PBS, which was engaged by MAB in August of 1999 to explore MAB's strategic alternatives including the possible sale of MAB.

   For purposes of this fairness opinion, PBS performed a review and analysis of the historic performance of MAB and its wholly owned subsidiary, Bank of Louisville based in Louisville, Kentucky, including:

  . Audited Annual Reports, Form 10Ks and Proxy Statements of MAB for 1997, 1998, 1999 and 2000.

  . The last six Form 10-Qs through September 30, 2001, filed by MAB with the SEC.

  . Consolidated Report of Condition and Income (CALL REPORT) dated December 31, 1999, March 31, 2000, June 30, 2000, September 30, 2000, December
     31, 2000, March 31, 2001 and June 30, 2001 of the Bank of Louisville.

  . Holding Company FR Y-9 (CALL REPORT) dated December 31, 1999, March 31, 2000, June 30, 2000, September 30, 2000, December 31, 2000, March 31,
     2001 and June 30, 2001.

  . Uniform Holding Company Performance Reports for December 31, 2000 and June 30, 2001 for MAB.

  . Year-end December 31, 2000 and June 30, 2001 year to date general ledger and income statement reports for all MAB subsidiaries and for MAB on a consolidated basis.

  . June 30, 2001 securities portfolio listing including market valuation and maturity distribution information and interest rate risk management documents.

  .  June 30, 2001 quarterly and monthly loan loss reserve analysis.

  . Most recent available business plans and internally prepared budgets and earnings forecasts of MAB.

  .  The merger agreement.

   PBS reviewed and tabulated statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. Financial projections were prepared and analyzed as were other financial studies, analyses and investigations deemed relevant for the purposes of this opinion. In its review of the aforementioned information, PBS took into account its assessment of general market and financial conditions, its experience in other transactions, and its knowledge of the banking industry generally.

   A limited scope due diligence review of BB&T was performed by PBS, including during a visit to BB&T, on November 1, 2001 utilizing various management and financial data for BB&T. PBS also reviewed data concerning each significant BB&T bank and non-bank subsidiary. The review focused on various financial and other data which included: BB&T's 2000 annual report; 2001 Proxy Statement; March 31, 2001, June 30, 2001 and September 30, 2001 quarterly earnings releases; Asset/Liability Committee Information Package dated October 25, 2001; various asset quality related reports; and information regarding BB&T's corporate structure, loan portfolio management, capital management, merger and acquisition activity and pending litigation. In addition, PBS reviewed BB&T's Audited Annual Reports, Form 10Ks and Proxy Statements for 1997, 1998, 1999 and 2000 and the last six Form 10-Qs through June 30, 2001, filed by BB&T with the SEC.

   In connection with rendering the fairness opinion and preparing its written and oral presentation to the MAB Board, PBS performed a variety of financial analyses, including those summarized herein. The summary does not purport to be a complete description of the analyses performed by PBS in this regard. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized below, PBS believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, PBS made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond MAB's or BB&T's control. The analyses performed by PBS are not necessarily indicative of actual values or future results which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the values of businesses do not purport to be appraisals or to reflect the process by which businesses actually may be sold.

   Acquisition Comparison Analysis: In performing this analysis, PBS reviewed all bank and thrift transactions in the United States since January 1, 2000 in which the selling institution was publicly traded and its assets were between $1.0 billion and $2.5 billion. There were 20 financial institution acquisition transactions which met these criteria and for which detailed financial information was available. The purpose of the analysis was to obtain an evaluation range based on these acquisition transactions. Median multiples of core earnings (earnings excluding non-recurring items), book value, deposits, franchise premium to core deposits (transaction value minus the target's tangible book value divided by the target's deposits excluding brokered certificates of deposit and certificates of deposit over $100,000), and purchase price premium over the seller's market trading price one day prior to announcement were calculated. These median transaction multiples were utilized in obtaining a range for the acquisition value of MAB. In addition to analyzing these transactions, PBS performed separate comparable analyses for acquisitions which, like the proposed merger with BB&T, (i) were market expansion transactions for the acquiror, (ii) were purchase accounting transactions, (iii) involved a selling institution headquartered in the Midwest, and (iv) were announced since January 1, 2001. A custom peer group of seven transactions involving institutions which exhibited similar financial and operating characteristics of MAB was constructed and analyzed. The following table includes a summary of the median pricing multiples of the analyses described above:

              MEDIAN PRICING MULTIPLES OF COMPARABLE TRANSACTIONS

                                               Median    Median   Franchise    Price/
                          Number    Median   Price/Core  Price/  Premium/Core Prior Day
Comparison Type          Of Deals Price/Book    EPS     Deposits   Deposits     Close
---------------          -------- ---------- ---------- -------- ------------ ---------
All US Since 1/1/00.....    20      199.5%     17.63X    21.71%     14.72%      26.55%
Market Expansion........     5      198.0      15.57     22.99      14.99       25.30
Purchase Accounting.....    13      188.1      16.02     19.03       9.76       31.67
Midwest Region..........     7      191.9      15.69     22.99      14.77       21.72
Since 1/1/01............     9      188.1      15.24     19.03       8.58       25.85
Custom Peer.............     7      201.0      15.37     24.40      17.08       25.58
Mid-America Bancorp.....            189.0%     15.95X    34.34%     19.34%      38.72%

   Utilizing the valuation multiples of the proposed transaction, the following table demonstrates the percentile ranking of MAB's proposed merger with BB&T as compared to the transactions set forth above.

               PROPOSED TRANSACTION MULTIPLES PERCENTILE RANKINGS

                                        Median    Median   Franchise    Price/
                             Median   Price/Core  Price/  Premium/Core Prior Day
Comparison Type            Price/Book    EPS     Deposits   Deposits     Close
---------------            ---------- ---------- -------- ------------ ---------
All US Since 1/1/00.......   38.10%     32.00%    90.70%     75.90%      72.80%
Market Expansion..........   45.40      54.80     66.60      68.40       84.20
Purchase Accounting.......   52.00      49.50     96.30      95.10       55.80
Midwest Region............   48.90      52.10     92.00      76.50       85.90
Since 1/1/01..............   50.80      61.60     94.40      94.80       64.30
Custom Peer...............   32.20      61.10     92.60      90.30       68.20

   Financial Institution Comparison: As part of this analysis, PBS analyzed the historical performance of BB&T's stock price and pricing multiples and compared the financial performance of BB&T to fifteen publicly traded banking institutions with assets between $25.0 billion and $100.0 billion in order to determine BB&T's financial performance relative to comparable institutions. The following table demonstrates selective performance measures from this analysis.

                BB&T CUSTOM FINANCIAL INSTITUTION PEER ANALYSIS

                                                    Net Efficiency
                            Total     Core   Core   -----------------   Price/          Projected
                            Assets    ROAA   ROAE   Margin    Ratio    LTM Core Price/  EPS Growth
                             YTD       YTD    YTD     YTD      YTD       EPS     Book   Next Year
Company Name                ($000)     (%)    (%)     (%)      (%)       (x)     (%)       (%)
------------              ----------  -----  -----  -------   -------  -------- ------  ----------
AmSouth Bancorporation..  38,264,805   1.36  18.17     4.06     52.63   12.64   211.18     8.33
Bank of New York
 Company................  89,390,000   1.77  22.70     2.73     50.26   18.64   399.20     8.21
UnionBanCal
 Corporation............  35,239,224   1.30  13.17     4.89     55.68   14.81   142.86    12.37
Comerica Incorporated...  49,733,368   1.59  16.62     4.59     48.08   11.11   170.60     6.34
Fifth Third Bancorp.....  70,118,176   1.71  16.96     3.78     48.01   27.14   438.64    15.68
KeyCorp.................  84,419,000   0.63   8.17     3.74     59.00   13.94   137.35    34.68
M&T Bank Corporation....  31,139,058   1.22  12.62     4.18     49.73   18.29   219.30    10.70
Mellon Financial
 Corporation............  37,297,000   1.89  19.41     2.92     66.70   20.74   449.67    14.38
National City
 Corporation............  96,179,874   1.32  17.56     4.03     55.37   13.61   226.96     7.08
Northern Trust
 Corporation............  35,124,400   1.44  19.88     2.01     61.31   23.21   437.34     8.56
PNC Financial Services
 Group..................  71,944,000   1.46  15.36     3.77     60.27   15.28   237.37     8.03
Regions Financial
 Corporation............  45,684,013   1.15  13.84     3.62     59.74   11.99   158.18     6.09
SouthTrust Corporation..  47,267,906   1.18  15.23     3.51     51.83   14.52   197.72     9.94
State Street
 Corporation............  73,176,000   0.89  17.40     1.65     73.36   24.19   382.48    10.55
Union Planters
 Corporation............  33,386,841   1.30  14.61     4.13     54.82   12.95   177.64    11.25
Median..................  47,267,906   1.32  16.62     3.77     55.37   14.81   219.30     9.94
BB&T Corporation........  70,309,046   1.57  18.87     4.16     48.45   14.05   246.21    11.72
Percentile Ranking......       65.00% 77.40% 82.60%   82.80%     8.70%  37.00%   64.70%   74.40%

   Pro Forma Merger Analysis: PBS compared the historical performance of MAB to that of BB&T and other regional holding companies. This analysis included, among other things, a comparison of profitability, asset quality and capital measures. In addition, the contribution of MAB and BB&T to the income statement and balance sheet of the pro forma combined company was analyzed.

   The effect of the merger on the historical and pro forma financial data of MAB was prepared and analyzed. MAB's historical financial data was compared to pro forma combined historical and projected earnings, book value and dividends per share. The following table provides the historical and pro forma core earnings per share, dividends and book value of MAB assuming the merger consideration paid by BB&T in the merger was 100% stock.

                          PRO FORMA FINANCIAL ANALYSIS

Comparison Type                                    1998   1999   2000  YTD 2001
---------------                                   ------ ------ ------ --------
Mid-America Bancorp Historical Core EPS*......... $ 1.64 $ 1.84 $ 2.13  $ 1.61
Mid-America Bancorp Pro Forma Core EPS...........   1.59   1.80   2.04    1.67
Mid-America Bancorp Historical Book Value........ $15.40 $16.29 $16.21  $17.30
Mid-America Bancorp Pro Forma Book Value.........  10.35  10.37  11.97   13.09
Mid-America Bancorp Historical Dividends......... $ 0.77 $ 0.83 $ 0.89  $ 0.96
Mid-America Bancorp Pro Forma Dividends..........   0.65   0.72   0.82    1.00

--------
*  Source: SNL Securities LC

   Other Considerations: In determining the fairness of the proposed transaction, PBS also took into consideration BB&T's projected growth in earnings per share relative to MAB and other financial institutions and analyzed the projected earnings growth of BB&T and MAB and the future expected decline in the exchange ratio based on these relative growth rates, assuming that BB&T would not be willing to accept additional earnings per share dilution beyond what results from the proposed merger with MAB.

   The fairness opinion is directed only to the question of whether the consideration to be received by MAB's shareholders under the merger agreement is fair and equitable from a financial perspective and does not constitute a recommendation to any MAB shareholder to vote in favor of the merger. No limitations were imposed on PBS regarding the scope of its investigation or otherwise by MAB

   Based on the results of the various analyses described above, PBS concluded that the consideration to be received by MAB's shareholders under the merger agreement is fair and equitable from a financial perspective to the shareholders of MAB.

   Based on MAB's trailing twelve-month core income and earnings as of
September 30, 2001 and BB&T's closing stock price on                        ,
2002 of $    , PBS and IBS would receive fees of approximately $
for all services performed in connection with the sale of MAB and the rendering of the fairness opinion. In addition, MAB has agreed to indemnify PBS and IBS and their directors, officers and employees from liability in connection with the transaction and to hold PBS and IBS harmless from any losses, actions, claims, damages, expenses or liabilities related to any of PBS' or IBS' acts or decisions made in good faith and in the best interest of MAB.

Merger Consideration

   Upon completion of the merger, each outstanding share of MAB common stock will be converted into the right to receive .7187 of a share of BB&T common stock (this is referred to in this proxy statement/prospectus as the "stock exchange ratio") and $8.13 in cash, plus cash in lieu of any fractional share of BB&T common stock that would otherwise be issued. The stock exchange ratio is fixed, except in the limited circumstances described below under "--Stock Exchange Ratio." The cash portion of the merger consideration is subject to adjustment depending on the result, and to a potential escrow depending on the status, of claims arising from the Kentucky Central Life Insurance Company (KCLIC) litigation commenced against MAB on December 10, 1993, including certain ancillary claims, as described in more detail below under "--Cash
Portion of the Merger Consideration" on page   .

 Stock Exchange Ratio

   Under no circumstances would the stock exchange ratio be lower than .7187 of a share of BB&T common stock for each share of MAB common stock. The stock exchange ratio could be higher than .7187 of a share of BB&T common stock for each share of MAB common stock only if MAB elected to terminate the merger agreement under the circumstances described below and BB&T then elected to avoid termination of the merger agreement by increasing the stock exchange ratio.

   MAB may, by giving notice to BB&T during the five-day period following the tenth calendar day preceding the expected closing date determined pursuant to the merger agreement, elect to terminate the merger agreement and abandon the merger if both:

  . the product of .7187 times the average 4:00 p.m. closing price per share of BB&T common stock on the New York Stock Exchange for the five trading days ending on the last trading day before the tenth calendar day preceding the expected closing date is less than $19.52; and

  . the result obtained by dividing the average closing price per share of BB&T common stock over the five-day period described above by $33.95 is less than 80% of the result obtained by dividing:

    . the weighted average of the closing sales prices of the 11 publicly-traded bank holding companies designated in the merger agreement (weighted based on their respective outstanding shares of common stock) on the tenth calendar day preceding the expected closing date by

    . the weighted average of the closing sales prices of those 11 bank holding companies on November 6, 2001;

provided that, if, during the relevant period, there is any public announcement of a proposal for any of the specified bank holding companies to be acquired or for any of them to acquire another company or companies in a transaction with a value exceeding 25% of the acquiror's market capitalization, that bank holding company will be removed from the determination and the remaining bank holding companies will be re-weighted accordingly.

   In such event, BB&T would have a five-day period in which to elect to increase the stock exchange ratio so that the product of the stock exchange ratio times the average closing price of BB&T common stock, valued over the prescribed pricing period, is at least $19.52. BB&T would have no obligation to elect to increase the stock exchange ratio. If BB&T were to elect to increase the stock exchange ratio, it would do so by giving notice to MAB of the revised stock exchange ratio, and MAB would then be required to proceed with the merger with the adjusted stock exchange ratio in accordance with all other terms of the merger agreement. MAB could withdraw its notice of termination at any time during the five-day period following the date that satisfaction of these conditions is determined and elect to proceed with the merger with the stock exchange ratio of .7187. If the date set previously set for completion of the merger were to occur during the five-day period in which such option is in effect, the date would be extended to a date selected by BB&T no more than ten days following the last day of such five-day period.

   These conditions reflect the parties' agreement that MAB's shareholders will assume certain risks of decline in the market value of BB&T common stock. If the value of BB&T common stock were to decline so that the implied market value of the BB&T common stock to be received for each share of MAB common stock were to be less than $19.52, but the average closing price of BB&T common stock over the prescribed pricing period did not reflect a decline in the price of BB&T common stock from $33.95 that is more than 20% greater than the decline in the stock prices of the specified bank holding companies, then MAB's shareholders would continue to assume the risk of decline in the value of BB&T common stock.

   If the MAB Board elects to terminate the merger agreement because of a decline in the price of BB&T common stock, BB&T may avoid termination by increasing the stock exchange ratio. In deciding whether to increase the stock exchange ratio, the principal factors BB&T would consider include the projected effect of the merger on BB&T's pro forma earnings and book value per share and whether BB&T's assessment of MAB's earning potential as part of BB&T justifies the issuance of a greater number of shares of BB&T common stock. MAB may, at any time prior to the lapse of the five-day period commencing on the date that satisfaction of the conditions is determined, elect to withdraw its election to terminate and to proceed with the merger without adjustment. In making this determination, the principal factors the MAB Board would consider include whether the merger remains in the best interest of MAB and its shareholders, despite the decline in the BB&T common stock price, and whether the consideration to be received by MAB shareholders remains fair from a financial point of view. Prior to making any decision to terminate the merger agreement or to proceed with the merger without adjustment of the stock exchange ratio, the MAB Board would consult with its financial and other advisors and would consider all financial and other information it deemed relevant to its decision, including considerations relating to the necessity or desirability of resoliciting MAB shareholders under the circumstances. If MAB elected not to exercise its right to terminate the merger agreement, the stock exchange ratio would remain .7187 of a share of BB&T common stock for each share of MAB common stock.

   You should be aware that the market value of a share of BB&T common stock will fluctuate and that neither BB&T nor MAB can give you any assurance as to what the price of BB&T common stock will be when the merger is completed or when certificates for those shares are delivered following surrender and exchange of your certificates for shares of MAB stock. We urge you to obtain information on the market value of BB&T common stock that is more recent than that provided in this proxy statement/prospectus. See "Summary--Comparative
Market Prices and Dividends" on page   .

   No fractional shares of BB&T common stock will be issued in the merger. If you would otherwise be entitled to a fractional share of BB&T common stock in the merger, you will be paid an amount in cash determined by multiplying the fractional part of the share of BB&T common stock by the closing price per share of BB&T common stock on the NYSE at 4:00 p.m., Eastern time, on the date the merger is completed as reported on NYSEnet.com.

 Cash Portion of the Merger Consideration

   If all potential MAB liabilities (excluding nominal liabilities) arising from the KCLIC litigation are fully and finally settled before the merger is completed, then the cash portion of the merger consideration that each MAB shareholder will receive for each share of MAB common stock will be:

  . if the settlement amount is less than $32,000,000, increased by 50% of the amount of the difference between $32,000,000 and the settlement amount divided by the number of shares of MAB common stock outstanding on the date the merger is completed, assuming the exercise of all MAB stock options outstanding as of the date the merger is completed; or

  . if the settlement amount is more than $32,000,000, decreased by 50% of the amount of the difference between the settlement amount and $32,000,000 divided by the number of shares of MAB common stock outstanding on the date the merger is completed, assuming the exercise of all MAB stock options outstanding as of the date the merger is completed.

The settlement amount will include all costs and expenses incurred by MAB in connection with the KCLIC litigation and all related claims from January 1, 2002 until the date the merger is completed, less all amounts recovered before the date the merger is completed by MAB in connection with the litigation and the MAB loan that underlies the litigation.

   If all potential liabilities (excluding nominal liabilities) arising from the KCLIC litigation are not fully and finally settled before the merger is completed, then:

  . the cash portion of the merger consideration that MAB shareholders will receive for each share of MAB common stock will be decreased by an amount equal to $5,000,000 divided by the number of shares of MAB common stock outstanding on the date the merger is completed, assuming the exercise of all MAB stock options outstanding on the date the merger is completed (estimated to be approximately $0.41 per share of MAB common stock);

  . BB&T will deliver $5,000,000 to Branch Banking and Trust Company, which will hold that amount as escrow agent pursuant to the terms of a contingent payment and escrow agreement pending full and final settlement of all potential liabilities arising out of the KCLIC litigation;

  . when all potential liabilities arising from the litigation are fully and finally settled, if the settlement amount (which will include all costs and expenses incurred by MAB or BB&T in connection with the litigation and all related claims from January 1, 2002 until the settlement date, less all amounts recovered before the settlement date by MAB or BB&T in connection with the litigation and the MAB loan that underlies the litigation) is:

    . more than $32,000,000, the cash portion of the merger consideration will be increased by an amount, not to exceed $5,000,000, equal to $5,000,000 less 50% of the difference between the settlement amount and $32,000,000 divided by the number of shares of MAB common stock outstanding on the date the merger was completed, assuming the exercise of all MAB stock options outstanding as of the date the merger was completed, and that amount per share will be distributed to those MAB shareholders as of the date the merger was completed pursuant to the terms of the contingent payment and escrow agreement, with the remaining amount in escrow being returned to BB&T; or

    . $32,000,000 or less, the cash portion of the merger consideration will be increased by an amount equal to $5,000,000 plus 50% of the difference between $32,000,000 and the settlement amount divided by the number of shares of MAB common stock outstanding on the date the merger was completed, assuming the exercise of all outstanding MAB stock options, and that amount will be distributed to those MAB shareholders as of the date the merger was completed pursuant to the terms of the contingent payment and escrow agreement; and

  . a holder of an MAB stock option assumed by BB&T who exercises the option after the merger is completed will be entitled to receive the adjustment to the merger consideration resulting from the KCLIC litigation, if any, in the form of a number of additional shares of BB&T common stock equal to the product of:

    . the number of shares of MAB common stock that were subject to the unexercised portion of the MAB stock option immediately before the date the merger was completed times

    . the adjustment amount per MAB share calculated as provided above divided by the closing price of BB&T common stock on the New York Stock Exchange on the date the settlement amount is determined, rounded down to the nearest whole share.

   If there is an adjustment, each holder of an MAB stock option assumed by BB&T who:

    . exercised his or her option before the adjustment was determined will receive, at the same time that the MAB shareholders receive the adjustment, the percentage of the additional adjustment shares that the aggregate number of shares for which he or she exercised the option after the merger was completed is of the total number of shares subject to the unexercised portion of the option as of the date the merger was completed (after giving effect to the merger), rounded to the nearest whole share (but not to exceed the number of adjustment shares calculated as provided above); and

    . exercises his or her option after the adjustment is determined will receive, each time he or she exercises the option, the percentage of the additional adjustment shares that the number of shares for which he or she exercises the option is of the total number of shares subject to the unexercised portion of the option at the time of exercise, rounded to the nearest whole share (but not to exceed the number of adjustment shares calculated as provided above).

   The right of those MAB shareholders and those holders of MAB stock options as of the date the merger was completed to receive additional merger consideration, if any, after all potential liabilities arising from the litigation are fully and finally settled is not transferable or assignable except at death under applicable laws of descent and distribution and except by operation of law.

   The contingent payment and escrow agreement is attached as Annex B to the merger agreement, and the merger agreement is attached as Appendix A to this proxy statement/prospectus. For a description of the KCLIC litigation, see
"Information About MAB--Legal Proceedings" on page   .

   If the merger is completed after June 30, 2002 and, as of that date, BB&T does not have the right to terminate the merger agreement by its terms, the amount of cash payable to holders of shares of MAB common stock will be increased by an amount equal to simple interest at the prime rate reported by Branch Banking and Trust Company on July 1, 2002, except that this interest increase will not apply to any increase in the cash portion of the merger consideration payable as a result of the KCLIC litigation or to any amounts paid under the contingent payment and escrow agreement.

Exchange of MAB Stock Certificates

   When the merger is completed, without any action on the part of MAB or the MAB shareholders, shares of MAB common stock will be converted into and will represent the right to receive, upon surrender of the certificate representing such shares as described below, the merger consideration described above (consisting of cash, whole shares of BB&T common stock and cash instead of any fractional share that would otherwise be issued). Promptly after the merger is completed, BB&T will deliver or mail to you a form of letter of transmittal and instructions for surrender of your MAB stock certificates. When you properly surrender your certificates or provide other satisfactory evidence of ownership, and return the letter of transmittal duly executed and completed in accordance with its instructions and any other documents as may be reasonably requested, BB&T will promptly deliver to you the merger consideration to which you are entitled. If all potential MAB liabilities (excluding nominal liabilities) arising from the KCLIC litigation are not fully and finally settled prior to the date the merger is completed, you may, depending on the settlement amount, receive additional merger consideration after all such potential liabilities are settled. See "Merger
Consideration-- Cash Portion of the Merger Consideration" on page   .

   You should not send in your stock certificates until you receive the letter of transmittal and instructions.

   After the merger is completed, and until surrendered as described above, each outstanding MAB stock certificate will be deemed for all purposes to represent only the right to receive the merger consideration. No interest will be paid or accrued on the cash portion of the merger consideration (unless the merger is completed after June 30, 2002 and certain other conditions are met, in which case a portion of the cash portion of the merger consideration will accrue simple interest as provided under "Merger Consideration--Cash Portion of
the Merger Consideration" on page   ) or any cash payable for fractional shares
as part of the merger consideration. With respect to any MAB stock certificate that has been lost or destroyed, BB&T will pay the merger consideration attributable to the shares represented by such certificate upon receipt of a surety bond or other adequate indemnity, as required in accordance with BB&T's standard policy with respect to lost certificates generally, and evidence reasonably satisfactory to BB&T of ownership of the shares in question. After the merger is completed, MAB's transfer books will be closed and no transfer of shares of MAB stock will be made on BB&T's stock transfer books.

   If MAB declares a dividend on the MAB common stock as permitted by the merger agreement with a record date before the time the merger is completed, and that dividend has not been paid before the merger is completed, BB&T will pay the dividend to the former MAB shareholders.

   To the extent permitted by law, after the merger is completed, you will be entitled to vote at any meeting of BB&T shareholders the number of whole shares of BB&T common stock into which your shares of MAB stock are converted, regardless of whether you have exchanged your MAB stock certificates for BB&T stock certificates. Whenever BB&T declares a dividend or other distribution on the BB&T common stock that has a record date after the merger is completed, the declaration will include dividends or other distributions on all shares of BB&T common stock issuable pursuant to the merger agreement. However, no dividend or other distribution payable to the holders of record of BB&T common stock will be delivered to you until you surrender your MAB stock certificate for exchange as described above. Upon surrender of your MAB stock certificate, the certificate representing the BB&T common stock into which your shares of MAB stock have been converted, together with the other merger consideration and any undelivered dividends, will be delivered and paid to you without interest.

The Merger Agreement

 Effective Date and Time of the Merger

   The merger agreement provides that the closing of the merger will take place on a business day designated by BB&T that is within 30 days following the satisfaction of the conditions to the completion of the merger, or a later date mutually acceptable to the parties, subject to certain limitations provided in the merger agreement. The merger will become effective at the time and date specified in the articles of merger to be filed with the Secretary of State of North Carolina and the Secretary of State of the Commonwealth of Kentucky. It is currently anticipated that the filing of the articles of merger will take
place in                2002, assuming all conditions to the respective
obligations of BB&T and MAB to complete the merger have been satisfied.

 Conditions to the Merger

   The obligations of BB&T and MAB to carry out the merger are subject to satisfaction (or, if permissible, waiver) of the following conditions at or before the time the merger is completed:

  . all corporate action necessary to authorize the performance of the merger agreement must have been duly and validly taken, including the approval of the shareholders of MAB of the merger agreement;

  . BB&T's registration statement on Form S-4 relating to the merger (including any post-effective amendments) must be effective under the Securities Act of 1933, no proceedings may be pending or, to BB&T's knowledge, threatened by the Securities and Exchange Commission to suspend the effectiveness of the registration statement, and the BB&T common stock to be issued in the merger must either have been registered or exempt from registration under applicable state securities laws;

  . the parties must have received all regulatory approvals required in connection with the transactions contemplated by the merger agreement, all notice periods and waiting periods required with respect to the approvals must have passed and all approvals must be in effect;

  . neither BB&T nor MAB nor any of their respective subsidiaries may be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits completion of the transactions provided in the merger agreement;

  . MAB and BB&T must have received an opinion of BB&T's legal counsel, in form and substance satisfactory to MAB and BB&T, to the effect that the merger will constitute one or more reorganizations under Section 368 of the Internal Revenue Code and that the shareholders of MAB will not recognize any gain or loss to the extent that they exchange shares of MAB common stock for shares of BB&T common stock; and

  . MAB, BB&T and Branch Banking and Trust Company, as escrow agent, shall have executed and delivered the contingent payment and escrow agreement.

   The obligations of MAB to carry out the transactions in the merger agreement are subject to the satisfaction of the following additional conditions at or before the time the merger is completed, unless, where permissible, waived by
MAB:

  . BB&T must have performed in all material respects all obligations and complied in all material respects with all covenants required by the merger agreement;

  . the shares of BB&T common stock to be issued in the merger must have been approved for listing on the NYSE, subject to official notice of issuance; and

  . MAB must have received certain closing certificates from BB&T and legal opinions from BB&T's counsel.

All representations and warranties of BB&T will be evaluated as of the date of the merger agreement and at the time the merger is completed as though made at the time the merger is completed (or, in the case of any representation and warranty that specifically relates to an earlier date, on the date designated), except as otherwise provided in the merger agreement or consented to in writing by MAB. The representations and warranties of BB&T concerning the following must be true and correct (except for inaccuracies which are de minimis):

  .  its capitalization;

  . its and its subsidiaries' organization and authority to conduct business;

  .  its authorization of, and the binding nature of, the merger agreement;
     and

  . the absence of any conflict between the transactions in the merger agreement and BB&T's articles of incorporation or bylaws.

Moreover, there must not be inaccuracies in the representations and warranties of BB&T in the merger agreement that, individually or in the aggregate, have or are reasonably likely to have a material adverse effect on BB&T and its subsidiaries taken as a whole.

   The obligations of BB&T to carry out the transactions in the merger agreement are subject to satisfaction of the following additional conditions at or before the time the merger is completed, unless, where permissible, waived by BB&T:

  . no regulatory approval may have imposed any condition or requirement that, in the reasonable opinion of the BB&T Board, would so materially adversely affect the business or economic benefits to BB&T of the transactions in the merger agreement as to render the consummation of such transactions inadvisable or unduly burdensome;

  . MAB must have performed in all material respects all of its obligations and complied in all material respects with all of its covenants required by the merger agreement;

  . BB&T must have received agreements from certain affiliates of MAB concerning their shares of MAB common stock and the shares of BB&T common stock to be received by them;

  . BB&T must have received certain closing certificates from MAB and legal opinions from MAB's counsel;

  . BB&T must have received a certificate from MAB certifying that the KCLIC litigation has or has not been fully and finally settled and, if the KCLIC litigation has been fully and finally settled, certifying the amount of all costs and expenses (including, without limitation, interest and legal fees) incurred by MAB in connection with the KCLIC litigation and all related claims during the period beginning on January 1, 2002 and ending on the date the merger is completed and the amount recovered on or before the date the merger is completed by MAB, if any, in connection with the KCLIC litigation and the loan underlying the KCLIC litigation, together with a signed copy of the settlement agreement;

  . unless R.K. Guillaume has died or become disabled, BB&T must have received a certificate from him to the effect that his employment agreement with Branch Banking and Trust Company is effective and that he will accept employment with Branch Banking and Trust Company; and

  . Bertram W. Klein must have executed a prescribed noncompetition agreement with BB&T.

   All representations and warranties of MAB will be evaluated at the date of the merger agreement and at the time the merger is completed as though made at the time the merger is completed (or, in the case of any representation and warranty that specifically relates to an earlier date, on the date designated), except as otherwise provided in the merger agreement or consented to in writing by BB&T. The representations and warranties of MAB concerning the following must be true and correct (except for inaccuracies which are de minimis in amount):

  .  its capitalization;

  . its and its subsidiaries' organization and authority to conduct business;

  .  its ownership of its subsidiaries and other equity interests;

  .  its authorization of, and the binding nature of, the merger agreement;

  . the absence of conflict between the transactions in the merger agreement and MAB's articles of incorporation or bylaws;

  . its forbearance from taking any actions that would negatively affect the tax-free treatment of the merger or the receipt of necessary regulatory approvals; and

  . actions taken to exempt the merger from any applicable anti-takeover laws.

Moreover, there must not be inaccuracies in the representations and warranties of MAB in the merger agreement that, individually or in the aggregate, have or are reasonably likely to have a material adverse effect on MAB and its subsidiaries taken as a whole (evaluated without regard to whether the merger is co completed).

 Conduct of MAB's and BB&T's Businesses Before the Merger

   Except with the consent of BB&T, before the merger is effective neither MAB nor any of its subsidiaries may:

  . carry on its business except in the ordinary course and in substantially the same manner as previously conducted, or establish or acquire any new subsidiary or engage in any new type of activity or expand any existing activities;

  . declare or pay any dividend or make any distribution on its capital stock other than regularly scheduled quarterly dividends of $0.24 per share of MAB common stock payable in a manner consistent with past practices; provided that any dividend declared or payable on MAB common stock for the quarter in which the merger occurs may have a record date preceding the merger only if the record date for payment of the corresponding quarterly dividend to holders of BB&T common stock precedes the merger

  .  issue any shares of capital stock, except pursuant to:

    . stock options outstanding as of the date of the merger agreement or options to purchase not more than 91,700 shares of MAB common stock that may be granted between the date of the merger agreement and the date the merger is completed;

    . up to 33,930 shares of MAB common stock reserved for issuance to its directors; or

    . the stock option granted to BB&T in connection with the merger agreement;

  . issue, grant or authorize any rights to acquire capital stock or effect any recapitalization, reclassification, stock dividend, stock split or similar change in capitalization;

  .  amend its articles of incorporation or bylaws;

  . impose or permit the imposition or existence of any lien, charge or encumbrance on any share of stock held by it in any MAB subsidiary or release any material right or cancel or compromise any debt or claim, in each case other than in the ordinary course of business;

  . merge or consolidate with any other entity or acquire control over any other entity;

  . dispose of or acquire any material amount of assets, other than in the ordinary course of its business consistent with past practices;

  . fail to comply in any material respect with any legal requirements applicable to it and to the conduct of its business;

  . increase the compensation of any of its directors, officers or employees (excluding increases resulting from the exercise of compensatory stock options outstanding as of the date of the merger agreement), or pay or agree to pay any bonus or provide any new employee benefit or incentive, in each case except for increases, payments or awards made in the ordinary course of business consistent with past practice pursuant to existing plans or arrangements;

  . enter into or substantially modify (except as may be required by law) any employee benefit, incentive or welfare arrangement, or any related trust agreement, relating to any of its directors, officers or other employees (other than renewals consistent with past practice);

  . solicit inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any other business combination with MAB or any MAB subsidiary, or fail to notify BB&T immediately if any such inquiry or proposal is received, any such information is requested or required or any such discussions are sought (except that this would not apply to furnishing information to, or participating in negotiations or discussions with, an offeror following an unsolicited offer if MAB is advised in writing by legal counsel that, in its opinion, the failure to so furnish information or negotiate would likely constitute a breach of the fiduciary duty of the MAB Board to the MAB shareholders);

  . enter into: any material agreement or commitment other than in the ordinary course; any agreement, indenture or other instrument other than in the ordinary course relating to the borrowing of money by MAB or a MAB subsidiary or any guarantee by MAB or a MAB subsidiary of any obligation; any agreement or commitment relating to the employment or severance of a consultant or the employment, severance or retention in office of any director, officer or employee (except for the election of directors or the reappointment of officers in the normal course); or any contract, agreement or understanding with a labor union;

  . change its lending, investment or asset liability management policies in any material respect, except as required by applicable law, regulation or directives or as provided for in the merger agreement;

  . change its methods of accounting in effect at December 31, 2000, except as required by changes in accounting principles to which BB&T concurs or change any of its federal income tax reporting methods from those used in the preparation of its tax returns for the year ended December 31, 2000, except as required by changes in law;

  . incur any commitments for capital expenditures or obligations to make capital expenditures in excess of $35,000 for any one expenditure or $100,000 in the aggregate;

  . incur any new indebtedness other than, in the ordinary course of business, deposits from customers, obligations on gift certificates, advances from the Federal Home Loan Bank or the Federal Reserve Bank and reverse repurchase arrangements;

  . take any action that would or could reasonably be expected to (a) cause the merger not to constitute a tax-free reorganization as reasonably determined by BB&T, (b) result in any inaccuracy of a representation or warranty that would permit termination of the merger agreement or (c) cause any of the conditions to the merger to fail to be satisfied; or

  .  agree to do any of the foregoing.

   In addition, MAB has agreed:

    . to take such actions as may be reasonably necessary to modify the structure of the merger, as long as no such action relieves BB&T of its obligations under the merger agreement and the modification does not reduce the consideration to be received by MAB shareholders, abrogate the covenants contained in the merger agreement or substantially delay the completion of the merger;

    . to cooperate with BB&T in certain respects concerning accounting and financial matters necessary to facilitate the merger, including issues arising in connection with record keeping, loan classification, valuation adjustments, levels of loan loss reserves and other accounting practices, and MAB's lending, investment or asset/liability management policies;

    . to keep BB&T advised of all material developments relevant to its business prior to completion of the merger; and

    .  to provide BB&T access to MAB's books and records.

   Except with the consent of MAB, before the merger is effective, neither BB&T nor any of its subsidiaries may take any action that would or might be expected to:

  .  cause the merger not to constitute a tax-free reorganization;

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

  . result in any inaccuracy of a representation or warranty that would allow termination of the merger agreement;

  . cause any of the conditions to the transactions contemplated in the merger agreement to fail to be satisfied; or

  . fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business.

BB&T has also agreed to keep MAB advised of all material developments relevant to its business before the completion of the merger.

 Waiver; Amendment; Termination; Expenses

   Except with respect to any required regulatory approval, BB&T or MAB may at any time (whether before or after approval of the merger agreement by the MAB shareholders) extend the time for the performance of any of the obligations or other acts of the other party and may waive (a) any inaccuracies of the other party in the representations or warranties contained in the merger agreement or any document delivered pursuant thereto, (b) compliance with any of the covenants, undertakings or agreements of the other party, or satisfaction of any of the conditions to its obligations, contained in the merger agreement or
(c) the performance by the other party of any of its obligations set out in the merger agreement. The parties may also mutually amend or supplement the merger agreement in writing at any time. However, no extension, waiver, amendment or supplement that would reduce the amount or modify the form of the merger consideration to be provided to holders of MAB common stock upon completion of the merger may be made after the MAB shareholders approve the merger agreement.

   If any condition to the obligation of either party to complete the merger is not fulfilled, that party will consider the materiality of such nonfulfillment. In the case of the nonfulfillment of a material condition to MAB's obligations, MAB will, if it determines it appropriate under the circumstances, resolicit shareholder approval of the merger agreement and provide appropriate information concerning the obligation that has not been satisfied.

   The merger agreement may be terminated, and the merger may be abandoned:

  . at any time before the merger is completed by the mutual consent in writing of BB&T and MAB;

  . at any time before the merger is completed by either party in the event of:

    . a material breach by the other party of any covenant or agreement contained in the merger agreement, if the breach has not been cured by the earlier of 30 days following written notice of the breach to the party committing it or the time that the merger is completed; or

    . an inaccuracy of any representation or warranty of the other party contained in the merger agreement that would provide the nonbreaching party the ability to refuse to complete the merger under the applicable standard in the merger agreement (see "-- Conditions to the Merger"), if the inaccuracy has not been cured by the earlier of 30 days following written notice of the inaccuracy to the party committing it or the time that the merger is completed;

  . at any time before the merger is completed by either party in writing if any of the conditions to the obligations of the other party to complete the transactions contemplated by the merger agreement cannot be satisfied or fulfilled before the time the merger is completed, and the party giving the notice is not in material breach of any of its representations, warranties, covenants or undertakings;

  . at any time by either party in writing if any of the applications for prior regulatory approval are denied and the time period for appeals and requests for reconsideration has run;

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

  . at any time by either party in writing if the shareholders of MAB do not approve the merger agreement by the required vote;

  . at any time following September 30, 2002 by either party in writing if the merger has not yet become effective and the party giving the notice is not in material breach of any of its representations, warranties, covenants or undertakings; or

  .  by MAB, under the circumstances described above under "Merger
     Consideration--Stock Exchange Ratio" on page    .

   If the merger agreement is terminated pursuant to any of the provisions described above, the merger agreement will become void and have no effect, except that provisions in the merger agreement relating to confidentiality and expenses will survive the termination and termination for an uncured breach of a covenant or agreement or inaccuracy in a representation or warranty will not relieve the breaching party from liability for that breach or inaccuracy.

   Each party will pay the expenses it incurs in connection with the merger agreement and the merger, except that printing expenses and Securities and Exchange Commission filing fees incurred in connection with the registration statement and this proxy statement/prospectus will be paid 50% by BB&T and 50% by MAB.

Interests of MAB's Directors and Officers in the Merger

   Some members of MAB's management and the MAB Board have interests in the merger that are in addition to or different from their interests as MAB shareholders. The MAB Board was aware of these interests and considered them in approving the merger agreement and the merger.

 Vesting of Stock Options

   Under the terms of MAB's 1991 Incentive Stock Option Plan and 1995 Incentive Stock Option Plan, all unvested options granted under those plans became vested when the MAB Board approved the merger agreement. Executive officers of MAB held options to purchase 322,712 shares of MAB common stock that vested when the MAB Board approved the merger agreement. Upon completion of the merger, each outstanding option to acquire MAB common stock will be converted into an option to acquire BB&T common stock. See "Effect on Employee Benefit Plans and
Stock Options" on page   .

 Employment Agreement

   In connection with the merger, Branch Banking and Trust Company ("Branch Bank") has entered into employment agreement with R.K. Guillaume, MAB's Vice Chairman and Chief Executive Officer, which will become effective only when the merger is completed.

   The employment agreement supersedes Mr. Guillaume's current employment agreement with MAB and provides that:

  . Mr. Guillaume will be an Executive Vice President of Branch Bank and will receive an annual base salary of not less than $500,000, payable in accordance with the payroll practices of Branch Bank applicable to officers; and

  . the term of the agreement will begin when the merger is completed and will terminate on the earlier of date on which Mr. Guillaume begins as an independent consultant or forty months after the merger is completed. Mr. Guillaume may elect to become a consultant at any time on or after the earlier of eighteen months following the date the merger is completed, or the sixty-first day after conversion of the data services systems of MAB and the MAB subsidiaries to the data services systems of BB&T and its affiliates. If he makes this election, his employment status would end, and his term as a consultant under the agreement would end forty months after the merger is completed.

   During the employment term under the agreement, but not later than the first day of the month following the merger of the last of MAB's bank subsidiaries into BB&T, Mr. Guillaume will participate in BB&T's short term incentive plan on the same basis as similarly situated officers of Branch Bank. The amount earned by Mr. Guillaume under the incentive plan for each calendar year, if any, will be payable at the time BB&T would normally make payments to participants under the plan. Prior to including Mr. Guillaume in the incentive plan, Branch Bank will continue in effect the cash bonus program which MAB had in effect for certain executives, including Mr. Guillaume, immediately prior to the merger. If Mr. Guillaume earns amounts under both the MAB cash bonus program and the BB&T incentive plan for any calendar year, Branch Bank will make appropriate adjustments to avoid unfairness due to partial year measurements or extraordinary expenses incurred incident to the merger, or duplication of amounts earned. Notwithstanding the foregoing, Mr. Guillaume will not be eligible to earn a bonus under the BB&T incentive plan for any calendar year in which he is a consultant.

   Mr. Guillaume will be granted options under the BB&T's omnibus stock incentive plan for each calendar year during his term of employment on the same basis as similarly situated officers of Branch Bank; provided that the number of options granted to him when he first becomes eligible to receive a grant of options will be adjusted by BB&T to avoid duplication of any options to acquire shares of MAB common stock granted to him prior to the merger and during the twelve calendar-month period prior to his first grant under the BB&T plan. Notwithstanding the foregoing, Mr. Guillaume will not be eligible to receive an option grant under the BB&T plan for any calendar year in which he is a consultant.

   The employment agreement also provides that Mr. Guillaume will receive, on the same basis as similarly situated officers of Branch Bank, employee pension and welfare benefits and group employee benefits such as sick leave, vacation, group disability and health, life and accident insurance and similar indirect compensation that may be extended to similarly situated officers. Such benefits will begin on a date determined by Branch Bank, which will be no later than January 1 following the date when the last MAB bank subsidiary is merged into BB&T or one of its subsidiaries. MAB plans that provide benefits of the same type or class as a corresponding BB&T plan will continue in effect for the employees until the employees become eligible to become a participant in the corresponding BB&T plan. Notwithstanding the foregoing, Mr. Guillaume will not be eligible to participate in or earn benefits under any of the employee pension and welfare benefit plans or programs identified above for any calendar year in which he is a consultant.

   The employment agreement of Mr. Guillaume provides, in addition to amounts indicated above, that he will be paid the following amounts conditional upon completion of the indicated tasks: (i) $300,000, conditional upon completion of the merger, payable no later than ten days following the close of the calendar month in which the merger is completed; (ii) $300,000, conditional upon completion of conversion of the data services systems of MAB and its affiliates to the data services systems of Branch Bank and its affiliates, payable no later than ten days following the close of the calendar month in which the conversion is completed; and (iii) $300,000, conditional upon substantial completion of integration of the MAB banking network and support, administrative and back office functions with the corresponding BB&T banking network and functions, which integration will be deemed completed no later than eighteen months following the date the merger is completed, payable no later than ten days following the close of the calendar month in which the integration is completed. If, prior to receiving the payments described in clauses (ii) and (iii) above, Mr. Guillaume's employment is terminated by Branch Bank without just cause (as defined in the employment agreement) or by Mr. Guillaume due to disability or results from an uncured breach of the employment agreement by Branch Bank, he will nevertheless be entitled to such payments. These additional payments will constitute taxable income for Mr. Guillaume but will not be taken into account for any benefit plan or program.

   The employment agreement for Mr. Guillaume provides that at any time on or after the earlier of eighteen months following the date the merger is completed or the sixty-first day after conversion of the data services systems of MAB and the MAB subsidiaries to the data services systems of BB&T and its affiliates, Mr. Guillaume will have an option, upon sixty days notice to Branch Bank, to relinquish his responsibilities as an Executive Vice President of Branch Bank and become an independent consultant to Branch Bank. As an

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

independent consultant, he would render services as an independent contractor (and not as an employee) in the nature of customer and community relations, business development, employee relations and general advice and assistance relating to Branch Bank's customers and employees and to the growth and development of the business of Branch Bank in the Louisville, Kentucky area. These services would be rendered at times and on a schedule determined by Mr. Guillaume, and reasonably convenient to him and to Branch Bank.

   During the consulting period, Mr. Guillaume would receive (in lieu of the base salary and benefits he would receive as an employee), in consideration of his consulting services and for certain covenants not to compete:

  . a monthly amount equal to his monthly salary amount in effect immediately preceding the consulting period; and

  . health insurance and life insurance benefits comparable to the group employee benefits which Branch Bank may from time to time extend to its officers, at a cost to him no greater than the cost to such officers, payments during the consulting period (and with each monthly installment) having a present value (as determined in good faith by BB&T) economically equivalent to the additional benefits, if any, that he would have otherwise earned under Branch Bank's tax-qualified and nonqualified pension plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) had he been a participant in such plans during the consulting period, and disability benefits substantially equivalent to those provided to him during the employment term.

   If Mr. Guillaume were to terminate the agreement during the consulting period because of a breach of the employment agreement by Branch Bank which is not remedied within thirty days after being notified of the breach (in which event the consulting period shall terminate), he would nevertheless be entitled to receive the payments and benefits discussed above for the remainder of the consulting period as though the termination had not occurred, subject to the condition that he comply with certain covenants not to compete. Payments and benefits during the consulting period would cease and he would have no further rights if he were to (i) violate any of the covenants not to compete, (ii) fail or refuse to render consulting services as requested by Branch Bank and not remedy the failure within 30 days of being notified, (iii) become disabled (in which case he would be entitled to disability benefits), or (iv) die.

   The employment agreement with Mr. Guillaume provides that: if Branch Bank terminates his employment (other than for "just cause" or due to disability), or if he terminates his employment because Branch Bank breaches the agreement without properly remedying the breach, and if he complies with the noncompetition provisions, he will be entitled to receive the highest amount of the annual cash compensation (including cash bonuses, whether or not deferred, if any) received during any of the previous three years until the end of the original employment term as "Termination Compensation" and Branch Bank and BB&T will accelerate the vesting of his unvested benefits to the extent the plans will allow. During the time period payments of Termination Compensation are made, Mr. Guillaume will continue to participate in the same group hospitalization plan, health care plan, dental care plan, life or other insurance or death benefit plan, and any other present or future similar group employee welfare benefit plan or program or benefits from Branch Bank for which officers of Branch Bank generally are eligible on the same terms as were in effect before the termination, either under Branch Bank's plans or comparable coverage. Mr. Guillaume will receive payments during the period he receives Termination Compensation (and with each installment of Termination Compensation) having a present value (as determined in good faith by BB&T) economically equivalent to the additional benefits, if any, that he would have otherwise earned under Branch Bank's defined benefit pension plan and 401(k) plan (both qualified and nonqualified) had he been a participant in such plans during that period. If Mr. Guillaume receives Termination Compensation, it will be in lieu of any other benefits or compensation to which he may be entitled.

   If any of the payments to be made under Mr. Guillaume's employment agreements would, in the reasonable, good faith judgment of BB&T, constitute a "parachute payment," as defined in Section 280G of the Internal Revenue Code, the payments would be reduced by the smallest amount necessary so that no portion of the payments would be a "parachute payment." A "parachute payment" generally is a payment which is contingent on a change in the control of a corporation and the present value of which equals or exceeds three times the "base amount." The base amount is generally defined as the average of an individual's taxable compensation for the "base period" (generally the most recent five taxable years ending before the date of the change in control). Sections 280G and 4999 of the Internal Revenue Code generally provide that if "parachute payments" are paid to an individual, everything above the base amount will be subject to a 20% excise tax payable by the individual (in addition to the payment of regular income taxes on the payments), as well as be nondeductible by the employer for federal income tax purposes.

 Other Executive Employment Agreements

   MAB has employment agreements with its executive officers other than Mr. Klein and Mr. Guillaume. The agreements generally provide that if the officer is terminated, or constructively terminated, without cause following a change in control of MAB, the officer will receive his or her base pay and the continuation of certain benefits for a period of up to 36 months, subject to any limitations on parachute payments imposed by Section 280 of the Internal
Revenue Code. See "--Employment Agreement" on page   . The completion of the
merger will constitute a change in control for purposes of these employment agreements.

 Advisory Boards

   After the merger is completed, Branch Bank will establish a state Advisory Board for Kentucky and offer to Bertram W. Klein, MAB's Chairman, a seat on that advisory board. Branch Bank will establish a regional Advisory Board for the Louisville market area, and the members of the MAB Board will be offered the opportunity to serve on either that Advisory Board or the state Advisory Board for Kentucky. Membership of any person on any Advisory Board is conditional upon Branch Bank's receipt of a noncompetition agreement from such person.

   For two years after the merger is completed, no Advisory Board member will be prohibited from serving because he or she has reached the maximum age for service (currently age 70).

   For two years after the merger is completed, these new Advisory Board members will receive fees equal in amount to the annual retainer and schedule of attendance fees for directors of MAB in effect on October 1, 2001. Thereafter, if they continue to serve they will receive fees in accordance with Branch Bank's standard practice as in effect from time to time. No Advisory Board member will receive fees for service if the member is employed by, an affiliate of or under contract with Branch Bank or any of its affiliates.

 Indemnification of Directors and Officers

   The merger agreement provides that BB&T or one of its subsidiaries will maintain for three years after the merger is completed directors' and officers' liability insurance covering directors and officers of MAB for acts or omissions occurring before the merger is completed. This insurance will provide at least the same coverage and amounts as contained in MAB's policy on the date of the merger agreement, unless the annual premium on the policy would exceed 150% of the annual premium payments on MAB's policy in effect on January 1, 2002, in which case BB&T would maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to that amount. BB&T has also agreed to indemnify all individuals who are or have been officers, directors or employees of MAB or a MAB subsidiary before the merger is completed from any acts or omissions in such capacities before the merger is completed to the extent such indemnification is provided under the articles of incorporation or bylaws of MAB and permitted under the North Carolina Business Corporation Act.


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

Material Federal Income Tax Consequences of the Merger

   The following is a summary of the material anticipated federal income tax consequences of the merger generally applicable to the shareholders of MAB and to BB&T and MAB. This summary is not intended to be a complete description of all of the federal income tax consequences of the merger. No information is provided with respect to the tax consequences of the merger under any other tax laws, including applicable state, local and foreign tax laws. In addition, the following discussion may not be applicable with respect to certain specific categories of shareholders, including but not limited to:

  . corporations, trusts, dealers in securities, financial institutions, insurance companies or tax exempt organizations;

  . persons who are not United States citizens or resident aliens or domestic entities (partnerships or trusts);

  . persons who are subject to alternative minimum tax (to the extent that tax affects the tax consequences of the merger) or are subject to the "golden parachute" provisions of the Internal Revenue Code (to the extent that tax affects the tax consequences of the merger);

  . persons who acquired MAB stock pursuant to employee stock options or otherwise as compensation if such shares are subject to any restriction related to employment;

  .  persons who do not hold their shares as capital assets; or

  . persons who hold their shares as part of a "straddle" or "conversion transaction."

   No ruling has been or will be requested from the Internal Revenue Service with respect to the tax effects of the merger. The federal income tax laws are complex, and a shareholder's individual circumstances may affect the tax consequences to the shareholder. Consequently, each MAB shareholder is urged to consult his or her own tax advisor regarding the tax consequences, including the applicable United States federal, state, local, and foreign tax consequences, of the merger to him or her.

   Tax Consequences of the Merger Generally. In the opinion of Womble Carlyle Sandridge & Rice, PLLC, counsel to BB&T:

  . the merger will constitute a reorganization under Section 368(a) of the Internal Revenue Code;

  . each of BB&T and MAB will be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code;

  . no gain or loss will be recognized by BB&T or MAB by reason of the merger;

  . the shareholders of MAB will recognize no gain or loss for federal income tax purposes to the extent BB&T common stock is received in the merger in exchange for MAB common stock;

  . the shareholders of MAB will recognize gain, but not loss, for federal income tax purposes to the extent cash is received in the merger in exchange for MAB common stock;

  . a shareholder of MAB who receives cash in lieu of a fractional share of BB&T common stock will recognize gain or loss, as if the shareholder received the fractional share and it was then redeemed for cash in an amount equal to the amount paid by BB&T in respect of the fractional share;

  . a shareholder of MAB who receives a cash payment pursuant to the exercise of dissenters' rights will generally recognize capital gain or loss in an amount equal to the difference between the amount received and his or her basis in the MAB stock surrendered;

  . the tax basis in the BB&T common stock received by a shareholder (including any fractional share interest deemed received) will equal the shareholder's tax basis in the shares of MAB common stock surrendered in exchange for BB&T common stock, increased by the amount of cash received, if any, and decreased by the amount of gain recognized, if any; and

  . the holding period for BB&T common stock received (including any fractional share interest deemed received) in exchange for shares of MAB common stock will include the period during which the shareholder held the shares of MAB common stock surrendered in exchange, provided that the MAB common stock was held as a capital asset at the time the merger becomes effective.

   The completion of the merger is conditioned upon the receipt by BB&T and MAB of the legal opinion of Womble Carlyle Sandridge & Rice, PLLC, counsel to BB&T, dated as of the date the merger is completed, to the effect of the first and fourth bulleted items described above. Neither party intends to waive this condition. If the tax opinion is not available and the MAB Board determines to proceed with the merger, MAB will resolicit its shareholders unless MAB receives a tax opinion to the same effect from its counsel, Frost Brown Todd LLC.

   Cash Received as Consideration for Each Share of MAB Common Stock. A shareholder of MAB who receives cash in exchange for shares of BB&T common stock will recognize gain, but not loss, for federal income tax purposes to the extent of the cash received. This gain will generally be capital gain, and will be long-term capital gain if, as of the date of the exchange, the holding period for such shares is greater than one year. Long-term capital gain of a non-corporate holder is generally subject to tax at a maximum federal tax rate of 20%. In certain limited circumstances, the payment of cash could be treated as dividend income. Each shareholder should consult his or her own tax advisor as to the possibility that any payment to such shareholder will be treated as dividend income.

   Dissenters' Rights. MAB shareholders who exercise their dissenters' rights and who receive cash in exchange for their shares of MAB common stock will be treated as having received that payment in redemption of their shares. In general, the shareholder will recognize capital gain or loss measured by the difference between the amount of cash received and the shareholder's adjusted tax basis for the shares. If, however, the shareholder owns, either actually or constructively, any MAB common stock that is exchanged in the merger for BB&T common stock, the payment for dissenting shares to the shareholder could, in certain limited circumstances, be treated as dividend income. In general, under the constructive ownership rules of the Code, a holder may be considered to own stock that is owned, and in some cases constructively owned, by certain related individuals or entities, as well as stock that the shareholder (or related individuals or entities) has the right to acquire by exercising an option or converting a convertible security. Each shareholder who contemplates exercising dissenters' rights should consult his or her own tax advisor as to the possibility that any payment to such shareholder will be treated as dividend income.

   Cash Received in Lieu of a Fractional Share of BB&T Common Stock. A shareholder of MAB who receives cash in lieu of a fractional share of BB&T common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by BB&T subject to Section 302 of the Internal Revenue Code. As a result, a MAB shareholder will generally recognize gain or loss equal to the difference between the amount of cash received and the portion of the basis of the shares of BB&T common stock allocable to his or her fractional interest. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the date of the exchange, the holding period for such shares is greater than one year. Long-term capital gain of a non-corporate holder is generally subject to tax at a maximum federal tax rate of 20%.

   Backup Withholding and Information Reporting. The payment of cash in lieu of a fractional share of BB&T common stock to a holder surrendering shares of MAB stock will be subject to information reporting and backup withholding at a rate of 30.5% (decreasing to 30% beginning January 1, 2002) of the cash payable to the holder, unless the holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions. Any amounts withheld from payments to a holder under the backup withholding rules will be allowed as a refund or credit against the holder's U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

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

Rights of Dissenting Shareholders

   The following summary is not a complete statement of the provisions of Kentucky law relating to the appraisal rights of shareholders and is qualified in its entirety by reference to the provisions of Sections 271B.13-010 through 271B.13-310 of the Kentucky Business Corporation Act (KBCA) which are attached in full as Appendix B to this proxy statement/prospectus. You are urged to read Appendix B in its entirety.

   Pursuant to the provisions of the KBCA, if the merger is consummated, any shareholder of record of MAB who objects to the merger and who fully complies with Sections 271B.13-010 through 271B.13-310 of the KBCA will be entitled to demand and receive payment in cash of an amount equal to the fair value of all, but not less than all, of his or her shares of MAB common stock. A shareholder of record may assert dissenters' rights as to fewer than all of the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one beneficial owner and notifies MAB in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. For the purpose of determining the amount to be received in connection with the exercise of statutory dissenters' rights, the fair value of a dissenting shareholder's MAB common stock equals the value of the shares immediately before the effective date of the merger, excluding any appreciation or depreciation in anticipation of the merger.

   Any MAB shareholder desiring to receive payment of the fair value of his or her MAB common stock must:

  . deliver to MAB, prior to the shareholder vote on the merger agreement and plan of merger, a written notice of his or her intent to demand payment for his or her shares if the merger is consummated;

  .  not vote his or her shares in favor of the merger agreement; and

  . demand payment, certify whether the holder acquired beneficial ownership of the shares before the date of the first announcement to news media or to shareholders of the terms of the proposed merger and deposit his or her stock certificates with BB&T in accordance with the terms of a dissenters' notice to be sent to all dissenting shareholders within 10 days after the merger is consummated.

   All written communications from shareholders with respect to the exercise of dissenters' rights should be mailed before the merger is completed to Mid-America Bancorp, 500 West Broadway, Louisville, KY 40202, Attention: Chief Financial Officer, and after the merger is completed to BB&T Corporation, 200 West Second Street, Winston-Salem, North Carolina 27101, Attention: General Counsel and Secretary. Voting against, abstaining from voting or failing to vote on the proposal to approve the merger agreement and plan of merger is not enough to satisfy the requirements of the KBCA. You must also comply with all of the conditions relating to the separate written notice of intent to dissent to the merger, the separate written demand for payment of the fair value of shares of MAB common stock and the deposit of the stock certificates.

   The dissenters' notice sent to dissenting shareholders will:

  . specify the dates and place for receipt of the payment demand and the deposit of the MAB stock certificates;

  . inform holders of uncertificated shares, if any, to what extent transfer of the shares will be restricted after the payment demand is received;

  . supply a form for demanding payment that includes the date of the first public announcement of the terms of the merger as provided above and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

  . set a date by which BB&T must receive the payment demand, which date must not be fewer than thirty (30), nor more than sixty (60) days after the dissenters' notice is delivered; and

  . be accompanied by a copy of the dissenters' rights provisions of the KBCA.

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

On the later to occur of the date on which the merger is completed or the date on which BB&T receives a payment demand from a dissenting shareholder who has complied with the statutory requirements, BB&T will pay the dissenter the fair value of his or her shares, plus accrued interest. BB&T's payment will be accompanied by:

  . MAB's balance sheet as of the end of a fiscal year ended not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any;

  .  a statement of BB&T's determination of the fair value of the shares;

  .  an explanation of how the interest was calculated; and

  . a statement of the dissenting shareholder's right to demand payment of a different amount under Section 271B.13-280 of the KBCA.

Upon payment of the agreed upon value, the dissenting shareholder will cease to have any interest in its shares of MAB stock.

   After the merger, BB&T may elect to withhold payment from a dissenter unless such dissenter was the beneficial owner of the shares before the date of the first public announcement of the terms of the merger. If BB&T makes such an election, it shall estimate the fair value of the shares, plus accrued interest, and send an offer to such shareholder that includes the estimate of the fair value, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment of a different amount under Section 271B.13-280. BB&T shall pay the offer amount to each such dissenting shareholder who agrees to accept it in full satisfaction of his demand.

   If the dissenting shareholder believes the amount BB&T paid or offered is less than the fair value of the shares or that the interest due is incorrectly calculated, within 30 days after BB&T makes or offers payment for the shares of a dissenting shareholder, such dissenting shareholder must demand payment of its own estimate of the fair value of the shares and interest due. If the demand for payment of the different amount under Section 271B.13-280 remains unsettled, then BB&T, within 60 days after receiving the payment demand of a different amount from the dissenting shareholder, must file an action in the Jefferson County, Kentucky circuit court requesting that the fair value of the dissenting shareholder's shares be determined. BB&T must make all dissenting shareholders whose demands remain unsettled parties to the proceeding. If BB&T does not begin the proceeding within the 60-day period, it shall be required to pay the amount demanded by each dissenting shareholder whose demand remains unsettled.

   MAB shareholders should note that cash paid to dissenting shareholders in satisfaction of the fair value of their shares will be recognized as gain or loss for federal income tax purposes. See "--Federal Income Tax Consequences of
the Merger" on page   .

   Failure by a MAB shareholder to follow the steps required by the KBCA for perfecting dissenters' rights may result in the loss of such rights. In view of the complexity of these provisions and the requirement that they be strictly followed, if you are considering dissenting from the approval and adoption of the merger agreement and exercising your dissenters' rights under the KBCA, you should consult your legal advisor.

Regulatory Considerations

   Financial holding companies (such as BB&T) and their depository institution subsidiaries are highly regulated institutions, with numerous federal and state laws and regulations governing their activities. These institutions are subject to ongoing supervision, regulation and periodic examination by various federal and state financial institution regulatory agencies. Financial holding companies that own one or more commercial banks are considered bank holding companies under state and federal law for certain transactions, including the

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

merger. Detailed discussions of this ongoing regulatory oversight and the laws and regulations under which it is carried out can be found in the Annual Reports on Form 10-K of BB&T and of MAB which are incorporated by reference in this proxy statement/prospectus. Those discussions are qualified in their entirety by the actual language of the laws and regulations, which are subject to change based on possible future legislation and action by regulatory
agencies. See "Where You Can Find More Information" on page   .

   The merger and the subsidiary mergers are subject to regulatory approvals, as set forth below. To the extent that the following information describes statutes and regulations, it is qualified in its entirety by reference to those particular statutes and regulations.

 The Merger

   The Merger is subject to approval by the Federal Reserve under the Bank Holding Company Act. In considering the approval of the Merger, this Act requires the Federal Reserve to review the financial and managerial resources and future prospects of BB&T and MAB and their respective subsidiary banks, and the convenience and needs of the communities to be served. The Federal Reserve is also required to evaluate whether the Merger would result in a monopoly or would be in furtherance of any combination or conspiracy or attempt to monopolize the business of banking in any part of the United States or otherwise would substantially lessen competition or tend to create a monopoly or which in any manner would be in restraint of trade. If the Federal Reserve determines that there are anti-competitive consequences to the Merger, it will not approve the transaction unless it finds that the anti-competitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

   Where a transaction, such as the Merger, is the acquisition by a bank holding company of a bank located in a state other than the home state of the bank holding company (in this case North Carolina), the Act authorizes the Federal Reserve to approve the transaction without regard to whether such transaction is prohibited under state law, as long as the bank holding company is adequately capitalized and adequately managed and certain other limitations are not exceeded. BB&T is considered well-capitalized and well-managed under the Federal Reserve's Regulation Y, and the transaction does not exceed the other limitations.

   The Federal Reserve also must review the nonbanking activities being acquired in the Merger (such as providing data processing services, including operating a gift certificate business, leasing services, and certain investment advisory services) to determine whether the acquisition of such activities reasonably can be expected to produce benefits to the public (such as greater convenience, increased competition or gains in efficiency) that outweigh possible adverse effects (such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices). This consideration also includes an evaluation by the Federal Reserve of the financial and managerial resources of BB&T and its subsidiaries and the nonbank subsidiaries of MAB, and the effect of the proposed transaction on those resources, as well as whether the Merger would result in a monopoly or otherwise would substantially lessen competition.

   BB&T also must obtain the prior approval of the merger from the Kentucky Department of Financial Institutions under the applicable provisions of the Kentucky Revised Statutes. In evaluating the transaction, the Kentucky Department will consider whether:

  . the terms of the transaction are in accordance with the laws of Kentucky;

  . the financial condition of BB&T and the competence, experience, and integrity of BB&T or its principals are such as will not jeopardize the financial stability of MAB or its subsidiaries;

  . the public convenience and advantage will be served by the merger of BB&T and MAB; and

  . a federal regulatory authority has disapproved the transaction because it would result in a monopoly or substantially lessen competition.

   BB&T also is required to provide notice to the Virginia Bureau of Financial Institutions under the bank holding company act provisions of the Virginia Code, which permit an out-of-state bank holding company that controls a Virginia bank, such as BB&T, to acquire banks outside of Virginia, such as the Bank of Louisville, if the Bureau approves the transaction. The Bureau is required to approve the transaction if it determines that the transaction would not be detrimental to the safety and soundness of the Virginia bank.

   BB&T also must provide notice of the merger to the Georgia Department of Banking and Finance at least thirty days prior to consummation of the merger.

   BB&T has filed the required applications and notices with the Federal Reserve and the appropriate state banking regulators of Kentucky and Virginia, and will file the required notice with the appropriate state banking regulator of Georgia. Although BB&T does not know of any reason why it will not obtain approval from these regulators in a timely manner, BB&T cannot be certain when it will obtain them or that it will obtain them at all. [to be updated]

 The Subsidiary Bank Merger

   Although not required by the terms of the merger agreement or the plan of merger, BB&T expects to effect the subsidiary bank merger during the third quarter of 2002. The subsidiary bank merger is subject to approval of the Federal Deposit Insurance Corporation under the Bank Merger Act. In granting its approval under the Bank Merger Act for the merger of affiliated institutions, the FDIC must consider the financial and managerial resources and future prospects of the merging banks and the convenience and needs of the communities to be served. In addition, the FDIC must take into account the record of performance of the existing and proposed institution under the Community Reinvestment Act in meeting the credit needs of the community, including low- and moderate-income neighborhoods, served by such institution. Applicable regulations also require publication of notice of the application for approval of the subsidiary bank merger and an opportunity for the public to comment on the applications in writing and to request a hearing.

   The North Carolina Commissioner of Banks also must approve the subsidiary bank merger under the bank merger act provisions of the North Carolina General Statutes. In its review of the subsidiary bank merger, the Commissioner is required to consider whether the interests of the depositors, creditors and shareholders of each institution are protected, whether the merger is in the public interest and whether the merger is for legitimate purposes.

   BB&T-NC also is required under applicable Kentucky law to provide prior notice of the subsidiary bank merger to the Kentucky state bank regulator and will also be required to apply to the Indiana Department of Financial Institutions to obtain authority to conduct business in Indiana. BB&T-NC expects to file these required applications and notices closer to the expected consummation date of the subsidiary bank merger.

Accounting Treatment

   BB&T will account for the merger using the purchase method of accounting. Under this accounting method, BB&T would record the acquired identifiable assets and liabilities assumed at their fair market value at the time the merger is completed. Any excess of the cost of MAB over the sum of the fair values of tangible and identifiable intangible assets less liabilities assumed would be recorded as goodwill. BB&T's reported income would include the operations of MAB after the merger. Financial statements of BB&T issued after completion of the merger would reflect the impact of MAB. Financial statements of BB&T issued before completion of the merger would not be restated retroactively to reflect MAB's historical financial position or results of operations. The unaudited pro forma financial information contained in this proxy statement/prospectus has been prepared using the purchase method of
accounting. See "Summary--Comparative Per Share Date" on page   .

Option Agreement

 General

   As a condition to BB&T entering into the merger agreement, MAB granted BB&T an option to purchase up to 2,200,000 shares of MAB common stock (subject to adjustment in certain circumstances) at a price of $25.75 per share (also subject to adjustment under certain circumstances). The purchase of any shares of MAB common stock pursuant to the option is subject to compliance with applicable law, including the receipt of necessary approvals under the Bank Holding Company Act of 1956, and to BB&T's compliance with its covenants in the merger agreement.

   The option agreement may have the effect of discouraging persons who, before the merger is completed, might be interested in acquiring all of, or a significant interest in, MAB from considering or proposing such an acquisition, even if they were prepared to offer to pay consideration to shareholders of MAB with a higher current market price than the BB&T common stock plus the cash portion to be received for MAB common stock pursuant to the merger agreement. Consequently, the option agreement is intended to increase the likelihood that the merger will be completed in accordance with the terms set forth in the merger agreement.

   The option agreement is filed as an exhibit to the registration statement, of which this proxy statement/prospectus is a part, and the following discussion is qualified in its entirety by reference to the option agreement.
See "Where You Can Find More Information" on page   .

 Exercisability

   If BB&T is not in material breach of the option agreement or its covenants and agreements contained in the merger agreement and if no injunction or other court order against delivery of the shares covered by the option is in effect, BB&T may generally exercise the option, in whole or in part, at any time and from time to time before its termination, as described below, following the happening of either of the following events (each a "Purchase Event"):

  . without BB&T's consent, MAB authorizes, recommends, publicly proposes (or publicly announces an intention to authorize, recommend or propose) or enters into an agreement with any third party to effect any of the following (each an "Acquisition Transaction"): (a) a merger, consolidation or similar transaction involving MAB or any of its significant subsidiaries, (b) the sale, lease, exchange or other disposition of 15% or more of the consolidated assets or deposits of MAB and its subsidiaries or (c) the issuance, sale or other disposition of securities representing 15% or more of the voting power of MAB or any of its significant subsidiaries; or

  . any third party or group of third parties acquires or has the right to acquire beneficial ownership of securities representing 15% or more of the outstanding shares of MAB common stock. However, the beneficial ownership of more than 15% of the outstanding shares of MAB common stock by Bertram W. Klein will not be a Purchase Event.

   The obligation of MAB to issue shares of MAB common stock upon exercise of the option will be deferred (but will not terminate) (a) until the receipt of all required governmental or regulatory approvals or consents, or until the expiration or termination of any waiting period required by law, or (b) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect that prohibits the sale or delivery of the shares.

 Termination

   The option will terminate upon the earliest to occur of the following events: (a) the time the merger is completed; (b) the termination of the merger agreement before the occurrence of a Purchase Event or a Preliminary Purchase Event (as defined below) (other than a termination by BB&T based on either a material breach by MAB of a covenant or agreement in the merger agreement or an inaccuracy in MAB's representations or warranties in the merger agreement of a nature entitling BB&T to terminate (a "Default Termination"); (c) 12 months after a Default Termination; (d) 12 months after termination of the merger agreement (other than a Default Termination) following the occurrence of a Purchase Event or a Preliminary Purchase Event; or (e) 12 months after a termination of the merger agreement based on the failure of the shareholders of MAB to approve the merger agreement.

   A "Preliminary Purchase Event" is defined as either of the following:

  . the commencement by any third party of a tender or exchange offer such that it would thereafter own 15% or more of the outstanding shares of MAB common stock or the filing of a registration statement with respect to such an offer; or

  . the failure of the shareholders of MAB to approve the merger agreement, the failure of MAB to hold the meeting, the cancellation of the meeting before the termination of the merger agreement or the MAB Board having withdrawn or modified in any manner adverse to BB&T its recommendations with respect to the merger agreement, in any case after a third party:
     (a) proposes to engage in an Acquisition Transaction, (b) commences a tender offer or files a registration statement under the Securities Act of 1933 with respect to an exchange offer such that it would thereafter own 15% or more of the outstanding shares of MAB common stock or (c) files an application or notice under federal or state statutes relating to the regulation of financial institutions or their holding companies to engage in an Acquisition Transaction.

To the knowledge of BB&T and MAB, no Purchase Event or Preliminary Purchase Event has occurred as of the date of this proxy statement/prospectus.

 Adjustments

   The option agreement provides for certain adjustments in the option in the event of any change in MAB common stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction or in the event of the issuance of any additional shares of MAB common stock before termination of the option.

 Repurchase Rights

   At the request of the holder of the option any time during the 12 months after the first occurrence of a Repurchase Event (as defined below), MAB must, if the option has not terminated, and subject to any required regulatory approval, repurchase from the holder (a) the option and (b) all shares of MAB common stock purchased by the holder pursuant to the option with respect to which the holder then has beneficial ownership. The repurchase will be at an aggregate price equal to the sum of:

  . the aggregate purchase price paid by the holder for any shares of MAB common stock acquired pursuant to the option with respect to which the holder then has beneficial ownership, plus

  . the excess, if any, of (a) the Applicable Price (as defined in the option agreement) for each share of MAB common stock over the purchase price, multiplied by (b) the number of shares of MAB common stock with respect to which the option has not been exercised, plus

  . the product of (a) the excess, if any, of the Applicable Price over the purchase price paid (or payable in the case of the exercise of the option for which the closing date has not occurred) by the holder for each share of MAB common stock with respect to which the option has been exercised and with respect to which the holder then has beneficial ownership (or the right to beneficial ownership if the option is exercised but the closing date has not occurred) multiplied by (b) the number of such shares.

   A "Repurchase Event" occurs if: (a) any third party or "group" (as defined under the Securities Exchange Act of 1934) acquires beneficial ownership of 50% or more of the then outstanding shares of MAB

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

common stock, or (b) any of the merger or other business combination transactions set forth in the paragraph below describing substitute options is completed.

 Substitute Options

   If, before the termination of the option agreement, MAB enters into an agreement:

  . to consolidate with or merge into any third party and MAB will not be the continuing or surviving corporation of the consolidation or merger;

  . to permit any third party to merge into MAB with MAB as the continuing or surviving corporation, but, in connection therewith, the then outstanding shares of MAB common stock are changed into or exchanged for stock or other securities of MAB or any other person or cash or any other property, or the outstanding shares of MAB common stock after the merger represent less than 50% of the outstanding shares and share equivalents of the merged company;

  . to permit any third party to acquire all of the outstanding shares of MAB common stock pursuant to a statutory share exchange; or

  . to sell or otherwise transfer all or substantially all of its assets or deposits to any third party,

then the agreement must provide that the option will be converted or exchanged for an option to purchase shares of common stock of, at the holder's option, either (x) the continuing or surviving corporation of a merger or consolidation or the transferee of all or substantially all of MAB's assets or (y) any person controlling the continuing or surviving corporation or transferee. The number of shares subject to the substitute option and the exercise price per share will be determined in accordance with a formula in the option agreement. To the extent possible, the substitute option will contain terms and conditions that are the same as those in the option agreement.

 Registration Rights

   The option agreement grants to BB&T and any permitted transferee of the option certain rights to require MAB to prepare and file a registration statement under the Securities Act of 1933 for a period of 24 months following termination of the merger agreement if registration is necessary in order to permit the sale or other disposition of any or all shares of MAB common stock or other securities that have been acquired by or are issuable upon exercise of the option.

Effect on Employee Benefit Plans and Stock Options

 Employee Benefit Plans

   As of a date determined by BB&T, to be not later than January 1 following the calendar year during which the last of MAB's subsidiary banks or savings institutions is merged into BB&T or one of its subsidiaries (for each MAB benefit plan or program, the "benefit plan date"), with respect to the MAB employee stock ownership plan (which includes a 401(k) feature), BB&T will cause the MAB's 401(k) plan to be merged with BB&T's 401(k) plan, frozen or terminated, in each case as determined by BB&T and subject to receipt of applicable regulatory approvals that are necessary or desirable. Each employee of MAB at the time the merger is completed who: (a) is a participant in the MAB 401(k) plan, (b) becomes an employee of BB&T or any BB&T subsidiary (a "BB&T employer") immediately after the merger is completed, and (c) continues in the employment of a BB&T employer until the benefit plan date for the MAB 401(k) plan, and any former employee of MAB who is rehired after the merger is completed and before the benefit plan date who is then eligible to participate in the MAB 401(k) plan, will be eligible to participate in BB&T's 401(k) plan as of the benefit plan date. Any other former employee of MAB who is employed by a BB&T employer on or after the benefit plan date will be eligible to be a participant in the BB&T 401(k) plan upon complying with its eligibility requirements. All rights to participate in BB&T's 401(k) plan are subject to BB&T's right to amend or terminate the plan. BB&T will maintain MAB's 401(k) plan for the benefit of participating employees until the benefit plan date. In administering BB&T's 401(k) plan, service with MAB and its subsidiaries will be deemed service with BB&T for participation and vesting purposes, but not for benefit accrual purposes.

   Each employee of MAB or a MAB subsidiary at the time the merger is completed who becomes an employee of a BB&T employer immediately after the merger is completed will be referred to as a "transferred employee." Each transferred employee will be eligible to participate in group hospitalization, medical, dental, life, disability and other welfare benefit plans and programs available to employees of the BB&T employer as of the benefit plan date for each such plan or program, subject to (a) the transferred employee's being employed by the BB&T employer as of the benefit plan date and (b) compliance with the eligibility requirements of the respective plans and programs. With respect to health care coverages, participation in BB&T plans may be subject to availability of HMO options. In any case in which HMO coverage is not available, substitute coverage will be provided which may not be fully comparable to the HMO coverage. With respect to any benefit plan or program of MAB that the BB&T employer determines, in its sole discretion, provides benefits of the same type or class as a corresponding plan or program maintained by the BB&T employer, the BB&T employer will continue the MAB plan or program in effect for the benefit of the transferred employees so long as they remain eligible to participate and until they become eligible to participate in the corresponding plan or program maintained by the BB&T employer (and, with respect to any such plan or program, subject to complying with its eligibility requirements and subject to the right of the BB&T employer to terminate the plan or program). For purposes of administering these welfare plans and programs, service with MAB will be deemed to be service with the BB&T employer for the purpose of determining eligibility to participate and vesting (if applicable), but not for the purpose of computing benefits, if any, determined in whole or in part with reference to service, except with respect to severance as provided in the next paragraph.

   Except to the extent of contractual commitments made in the merger agreement or otherwise specifically made or assumed by BB&T or by operation of law, neither BB&T nor any BB&T employer will have any obligation arising from the merger to continue to employ any transferred employees in any specific job or to provide to any transferred employee any specified level of compensation or any incentive payments, benefits or perquisites. Each transferred employee who is terminated by a BB&T employer after the merger is completed, excluding any employee who has a then existing contract providing for severance, will be entitled to severance pay in accordance with the general severance policy maintained by BB&T, if and to the extent that the employee is entitled to severance pay under that policy. Such an employee's service with MAB or a MAB subsidiary will be treated as service with BB&T for purposes of determining the amount of severance pay, if any, under BB&T's severance policy.

   As of the benefit plan date for the MAB defined benefit pension plan, BB&T will cause such plan to be merged with the defined benefit pension plan maintained by BB&T and its subsidiaries, or to be frozen or terminated, as determined by BB&T and subject to the receipt of all applicable regulatory or governmental approvals. Each transferred employee, and any former employee of MAB who is rehired after the merger is completed and before the benefit plan date for the MAB defined benefit pension plan who is then eligible to participate in the MAB defined benefit pension plan, will be eligible to participate in BB&T's defined benefit pension plan as of the benefit plan date. Any other former employee of MAB who is employed by a BB&T employer on or after the benefit plan date will be eligible to be a participant in the BB&T defined benefit pension plan upon complying with its eligibility requirements. All rights to participate in BB&T's defined benefit pension plan are subject to BB&T's right to amend or terminate the plan. As of the close of business immediately preceding the benefit plan date, BB&T will determine the accrued benefit under the MAB defined benefit pension plan with respect to participants continuing in the service of a BB&T employer. The accrued benefit will be determined by taking into account service and compensation after the merger was completed and preceding the benefit plan date and, once determined, will be counted under the BB&T defined benefit pension plan for service prior to the benefit plan date (and will be added to the benefit accrued under the BB&T defined benefit pension plan for service and compensation beginning with the benefit plan date). For purposes of administering BB&T's defined benefit pension plan, service with MAB or an MAB subsidiary will be deemed to be service with BB&T for participation and vesting purposes, but not for purposes of benefit accrual (other than with respect to the benefit determined based on the MAB defined benefit pension plan formula prior to the benefit plan date and for purposes of eligibility for normal or early retirement under the BB&T defined benefit pension plan based solely on a number of years of service).

   BB&T has agreed to honor all employment agreements, severance agreements and deferred compensation agreements that MAB and its subsidiaries have with their current and former employees and directors and which have been disclosed to BB&T pursuant to the merger agreement, except to the extent any agreements are superseded or terminated when the merger is completed or thereafter. Except for these agreements and except as otherwise provided in the merger agreement, the employee benefit plans of MAB will, in the sole discretion of BB&T, be frozen, terminated or merged into comparable plans of BB&T, as BB&T may determine in its sole discretion.

 Stock Options

   At the time the merger is completed, each then outstanding stock option granted under MAB's various stock option plans will be converted into rights with respect to BB&T common stock. Unless it elects to substitute options as described below, BB&T will assume each of these stock options in accordance with the terms of the applicable MAB plan, except that:

  . BB&T and the compensation committee of the BB&T Board will be substituted for MAB and the Compensation Committee of the MAB Board with respect to administering the plans;

  . each stock option may be exercised solely for shares of BB&T common stock;

  . the number of shares of BB&T common stock subject to each stock option will be the number of whole shares (omitting any fractional share) determined by multiplying the number of shares of MAB common stock subject to the stock option immediately before the merger is completed by the sum (to the nearest ten thousandth of a share, to be referred to as the "option conversion ratio") of .7187 plus the result obtained by dividing $8.13 (subject to adjustment based on whether certain pending litigation is settled prior the date the merger is completed as described above under " Merger Consideration--Cash Portion of the Merger
     Consideration" on page   ) by the 4:00 p.m. Eastern time closing price
     per share of BB&T common stock on the NYSE (as reported on NYSEnet.com) on the date the merger is completed; and

  . the per share exercise price for each stock option will be adjusted by dividing the per share exercise price for the stock option by the option conversion ratio and rounding up to the nearest cent.

   In addition, each holder of an MAB stock option assumed by BB&T will be entitled to participate in an increase to the merger consideration, if any, resulting from the full and final settlement of all potential liabilities (excluding nominal liabilities) arising from the Kentucky Central Life Insurance Company litigation commenced against MAB on December 10, 1993, if any, in the form of a number of additional shares of BB&T common stock. See
"Merger Consideration--Cash Portion of the Merger Consideration" on page   .
This entitlement to participate is not transferable or assignable, except at death under applicable laws of descent and distribution and except by operation of law.

   As an alternative to assuming the stock options, BB&T may choose to substitute options under the BB&T Corporation 1995 Omnibus Stock Incentive Plan or any other comparable plan for all or a part of the MAB stock options, subject to the adjustments described above and the conditions that such substitution will not constitute a modification, extension or renewal of any such stock options which are incentive stock options, and that the substituted options continue in effect on the same terms and conditions provided in MAB's stock option agreements and the stock option plans governing each option.

   BB&T will deliver to each participant in the stock option plan who receives converted or substitute options an appropriate notice setting forth the participant's rights with respect to the converted or substitute options.

   Each stock option that is an incentive stock option will be adjusted as required by Section 424 of the Internal Revenue Code to continue as an incentive stock option and not to constitute a modification, extension or renewal within the meaning of Section 424(h) of the Internal Revenue Code.

   BB&T has reserved and will continue to reserve adequate shares of BB&T common stock for the exercise of any converted or substitute options. As soon as practicable after the effective time of the merger, if it has not already done so, and to the extent MAB has a registration statement in effect or an obligation to file a registration statement, BB&T will file a registration statement under the Securities Act of 1933 with respect to the shares of BB&T common stock subject to converted or substitute options and will use its reasonable efforts to maintain the effectiveness of the registration statement (and maintain the current status of the related prospectus or prospectuses) for so long as the converted or substitute options remain outstanding.

   Based on stock options outstanding as of the date of the merger agreement, subsequent exercises and new option grants permitted by the merger agreement, options to purchase an aggregate of approximately [1,050,414] shares of MAB common stock may be outstanding at the effective time of the merger. [to be updated] Any shares of MAB common stock issued pursuant to the exercise of stock options under the stock option plans before the effective time of the merger will be converted into the right to receive merger consideration in the same manner as other outstanding shares of MAB common stock.

   Eligibility to receive stock option grants after the merger is completed will be determined by BB&T in accordance with its plans and procedures as in effect from time to time, subject to any contractual obligations.

Restrictions on Resales by Affiliates

   The shares of BB&T common stock to be issued in the merger will be registered under the Securities Act of 1933 and will be freely transferable, except any shares received by any shareholder deemed to be an "affiliate" of MAB at the effective time of the merger for purposes of Rule 145 under the Securities Act. Affiliates of MAB may sell their shares of BB&T common stock acquired in the merger only in transactions registered under the Securities Act or permitted by the resale provisions of Rule 145 under the Securities Act or as otherwise permitted by the Securities Act. Persons who may be deemed affiliates of MAB generally include individuals or entities that directly, or indirectly through one or more intermediaries, control, are controlled by or are under common control with MAB and include directors and certain executive officers of MAB. The restrictions on resales by an affiliate extend also to related parties of the affiliate, including parties related by marriage who live in the same home as the affiliate.

   MAB has agreed to use its reasonable best efforts to cause each of its affiliates to deliver to BB&T a written agreement to the effect generally that he or she will not offer to sell, transfer or otherwise dispose of any shares of BB&T common stock issued to that person in the merger, except in compliance with the restrictions described in the preceding paragraph.

                             INFORMATION ABOUT BB&T

General

   BB&T is a financial holding company headquartered in Winston-Salem, North Carolina. BB&T conducts operations in North Carolina, South Carolina, Virginia, Maryland, Washington D.C., Georgia, West Virginia, Kentucky, Alabama and Tennessee primarily through its commercial banking subsidiaries and, to a lesser extent, through its other subsidiaries. Substantially all of BB&T's loans are to businesses and individuals in the Carolinas, Virginia, Maryland, Washington D.C., West Virginia, Georgia, Kentucky, Alabama and Tennessee.

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

BB&T's principal commercial bank subsidiaries are Branch Banking and Trust Company ("Branch Bank"), Branch Banking and Trust Company of South Carolina ("Branch Bank-SC") and Branch Banking and Trust Company of Virginia ("Branch Bank-VA"), excluding bank subsidiaries of recently acquired bank holding companies that are expected to be merged into one of BB&T's subsidiaries. The principal assets of BB&T are all of the issued and outstanding shares of common stock of Branch Bank, Branch Bank-SC and Branch Bank-VA.

Operating Subsidiaries

   Branch Bank, BB&T's largest subsidiary, is the oldest bank in North Carolina and currently operates through 336 banking offices throughout North Carolina, 98 offices in metropolitan Washington, D.C. and Maryland, 161 offices in Georgia, Alabama and Tennessee and 108 offices in West Virginia and Kentucky. Branch Bank provides a wide range of banking and trust services in its local market for retail and commercial customers, including small and mid-size businesses, public agencies and local governments and individuals. Operating subsidiaries of Branch Bank include: Raleigh, North Carolina-based BB&T Insurance Services, Inc., which offers life, property and casualty and title insurance on an agency basis; Florence, South Carolina-based Prime Rate Premium Finance Corporation, Inc., which provides insurance premium financing and services to customers in Virginia and the Carolinas; Charlotte, North Carolina-based BB&T Leasing Corporation, which offers lease financing to commercial businesses and municipal governments; and Charlotte, North Carolina-based BB&T Investment Services, Inc., which offers customers investment alternatives, including discount brokerage services, fixed-rate and variable-rate annuities, mutual funds, and government and municipal bonds.

   Branch Bank-SC serves South Carolina through 93 banking offices. Branch Bank-SC provides a wide range of banking and trust services in its local market for retail and commercial customers, including small and mid-size businesses, public agencies, local governments and individuals.

   Branch Bank-VA offers a full range of commercial and retail banking services through 278 banking offices throughout Virginia.

   BB&T also has a number of other operating subsidiaries. Scott & Stringfellow, Inc. provides services in retail brokerage, institutional equity and debt underwriting, investment advice, corporate finance, equity trading, equity research and in the origination, trading and distribution of fixed income securities and equity products in both the public and private capital markets. Regional Acceptance Corporation specializes in indirect financing for consumer purchases of mid-model and late-model used automobiles. BB&T Factors Corporation buys and manages account receivables primarily in the furniture, textile and home furnishings-related industries. W.E. Stanley & Company, Inc. is primarily engaged in actuarial and employee group, health and welfare benefit plan consulting, plan administration, and the design, communication and administration of all types of corporate retirement plans. Sheffield Financial Corp. specializes in loans to small commercial lawn care businesses across the country. BB&T Bankcard Corporation is a special purpose credit card bank.

Completed Acquisitions

   BB&T's profitability and market share have been enhanced through internal growth and acquisitions of both financial and nonfinancial institutions during recent years. BB&T's most recent acquisitions include the following:

   On December 27, 2000, BB&T acquired BankFirst Corporation in a tax-free transaction accounted for as a purchase. BankFirst Corporation operated 32 offices in Knox, Sevier, Blount, Loudon, McMinn and Jefferson Counties of Tennessee through its banking subsidiaries. The acquisition gave BB&T its first entry into Tennessee and expanded its presence along Interstate 75 and Interstate 81. BankFirst and First National Bank and Trust Company, subsidiary banks of BB&T (as the successor to BankFirst Corporation), were merged into Branch Bank in July 2001.

   On January 8, 2001, BB&T acquired FCNB Corp of Frederick, Maryland in a tax-free transaction accounted for as a pooling of interests. FCNB operated 34 banking offices, primarily in Frederick and Montgomery counties of central Maryland, through its banking subsidiary, FCNB Bank. The acquisition expanded BB&T's presence in economically strong central Maryland and the fast-growing Washington, D.C. corridor. FCNB Bank, a subsidiary bank of BB&T (as the successor to FCNB), was merged into Branch Bank in March 2001.

   On March 2, 2001, BB&T acquired FirstSpartan Financial Corp. of Spartanburg, South Carolina in a tax-free transaction accounted for as a purchase. FirstSpartan operated 11 banking offices in South Carolina's Spartanburg and Greenville counties through its banking subsidiaries. The acquisition increased BB&T's South Carolina assets to $5.8 billion. First Federal Bank, a subsidiary bank of BB&T (as successor to First Spartan), was merged into Branch Bank-SC in September 2001.

   On June 7, 2001, BB&T acquired Century South Banks, Inc. of Alpharetta, Georgia in a tax-free transaction accounted for as a pooling of interests. Century South operated 40 banking offices through 12 community banking subsidiaries in the metropolitan Atlanta, Savannah, Macon and north Georgia areas. The former banking subsidiaries of Century South were merged into Branch Bank in November 2001.

   On June 27, 2001, BB&T acquired Virginia Capital Bancshares, Inc. of Fredericksburg, Virginia in a tax-free transaction accounted for as a purchase. Through its subsidiary, Fredericksburg State Bank, Virginia Capital operated one banking office in each of Fredericksburg and Stafford County, Virginia and two banking offices in Spotsylvania County, Virginia. Fredericksburg State Bank was merged into Branch Bank-VA in September 2001.

   On August 9, 2001, BB&T acquired F&M National Corporation of Winchester, Virginia in a tax-free transaction accounted for as a pooling of interests. F&M operated 163 banking offices, 13 mortgage banking offices, three trust offices and six insurance offices through its 12 community banking subsidiaries. The acquisition increased BB&T's market share in Washington D.C., gave BB&T the number one market share in the Tidewater, Virginia area and strengthened BB&T's position in Richmond, Virginia, a growing technology center. BB&T expects to merge the former banking subsidiaries of F&M into Branch Bank in the first quarter of 2002.

   On December 12, 2001, BB&T acquired Community First Banking Company of Carrollton, Georgia in a tax-free transaction accounted for as a purchase. Community First operated nine banking offices in western Georgia through its subsidiary, Community Bank, and also operated a consumer finance company, an insurance agency and a full-service brokerage subsidiary. The acquisition expanded BB&T's franchise further into metropolitan Atlanta and western Georgia. BB&T expects to merge Community Bank into Branch Bank in the second quarter of 2002.

Pending Acquisition

   On November 8, BB&T announced that it had agreed to acquire AREA Bancshares Corporation of Owensboro, Kentucky in a tax-free transaction in which shareholders of AREA Bancshares would receive .55 of a share of BB&T common stock for each share of AREA Bancshares common stock. AREA Bancshares, with $2.95 billion in assets, is the largest independent bank holding company in Kentucky and operates 72 banking offices in 39 communities in Kentucky through its banking subsidiary, AREA Bank, a trust company and a retail brokerage. The acquisition of AREA Bancshares, which is expected to be completed in the first quarter of 2002, would provide BB&T with an increased statewide presence in economically strong Kentucky markets. Upon completion of the MAB merger and the acquisition of AREA Bancshares, BB&T would have 102 banking offices in Kentucky and become the fourth largest financial holding company in deposit market share in Kentucky.

   BB&T expects to continue to take advantage of the consolidation of the financial services industry by developing its franchise through the acquisition of financial institutions. Such acquisitions may entail the payment by BB&T of consideration in excess of the book value of the underlying net assets acquired, may result in the issuance of additional shares of BB&T capital stock or the incurring of additional indebtedness by BB&T, and could have a dilutive effect on the per share earnings or book value of BB&T common stock. Moreover, acquisitions sometimes result in significant front-end charges against earnings, although cost savings, especially incident to in-market acquisitions, are frequently anticipated.

Capital

   The Federal Reserve has established a minimum requirement for a bank holding company's ratio of capital to risk-weighted assets (including on-balance sheet activities and certain off-balance sheet activities, such as standby letters of credit) of 8%. At least half of a bank holding company's total capital is required to be composed of common equity, retained earnings, and qualifying perpetual preferred stock, less certain intangibles. This is called Tier 1 capital. The remainder may consist of certain subordinated debt, certain hybrid capital instruments and other qualifying preferred stock, and a limited amount of the loan loss allowance. This is called Tier 2 capital. Tier 1 capital and Tier 2 capital combined are referred to as total capital. At September 30, 2001, BB&T's Tier 1 and total capital ratios were 9.6% and 13.2%, respectively. Since January 1, 1998, the Federal Reserve has required bank holding companies that engage in trading activities to adjust their risk-based capital to take into consideration market risk that may result from movements in market prices of covered trading positions in trading accounts, or from foreign exchange or commodity positions, whether or not in trading accounts, including changes in interest rates, equity prices, foreign exchange rates or commodity prices. Any capital required to be maintained pursuant to these provisions may consist of new "Tier 3 capital" consisting of forms of short term subordinated debt. In addition, the Federal Reserve has issued a policy statement, pursuant to which a bank holding company that is determined to have weaknesses in its risk management processes or a high level of interest rate risk exposure may be required to hold additional capital.

   The Federal Reserve also has established minimum leverage ratio requirements for bank holding companies. These requirements provide for a minimum leverage ratio of Tier 1 capital to adjusted average quarterly assets equal to 3% for bank holding companies that meet specified criteria, including having the highest regulatory rating. Bank holding companies that do not meet the specified criteria generally are required to maintain a leverage ratio of at least 100 to 200 basis points above the stated minimum. BB&T's leverage ratio at September 30, 2001 was 7.1%. Bank holding companies experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, these capital requirements indicate that the Federal Reserve will continue to consider a "tangible Tier 1 leverage ratio" (deducting all intangibles) in evaluating proposals for expansion or new activity.

   The FDIC has adopted minimum risk-based and leverage ratio regulations to which BB&T's state bank subsidiaries are subject that are substantially similar to those requirements established by the Federal Reserve. The Office of the Comptroller of the Currency also has similar regulations that would apply to BB&T's national bank subsidiaries. Under federal banking laws, failure to meet the minimum regulatory capital requirements could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including, in the most severe cases, the termination of deposit insurance by the FDIC and placing the institution into conservatorship or receivership. The capital ratios of each of BB&T's bank subsidiaries exceeded all minimum regulatory capital requirements as of September 30, 2001.

Deposit Insurance Assessments

   The deposits of each of BB&T's bank subsidiaries are insured by the FDIC up to the limits required by law. A majority of the aggregate deposits of the banks are subject to the deposit insurance assessments of the Bank Insurance Fund of the FDIC. However, approximately 23% of the deposits of Branch Bank, 45% of the deposits of Branch Bank-SC and 51% of the deposits of Branch Bank-VA (related to the banks' acquisition of various savings associations) are subject to assessments imposed by the Savings Association Insurance Fund of the FDIC.

   For the semi-annual period beginning January 1, 2001, the effective rate of assessments imposed on all FDIC deposits for deposit insurance ranges from 0 to 27 basis points per $100 of insured deposits, depending on the institution's capital position and other supervisory factors. However, because legislation enacted in 1996 requires that both SAIF-insured and BIF-insured deposits pay a pro rata portion of the interest due on the obligations issued by the Financing Corporation, the FDIC is currently assessing both BIF-insured deposits and SAIF-insured deposits an additional 1.88 basis points per $100 of deposits on an annualized basis to cover those obligations.

Additional Information

   You can find additional information about BB&T in BB&T's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2001, June 30, 2001 and September 30, 2001 and Current Reports on Form 8-K filed January 12, 2001, January 24, 2001 (two filings), February 8, 2001, April 11, 2001, April 27, 2001, July 10, 2001, July 12, 2001, July 25, 2001, July 27, 2001, July 31,
2001, October 5, 2001, October 11, 2001, November 8, 2001 (two filings) and November 13, 2001, all of which are incorporated by reference in this proxy
statement/prospectus. See "Where You Can Find More Information" on page   . [to
be updated]

                             INFORMATION ABOUT MAB

General

   MAB is a Louisville, Kentucky-based bank holding company that provides commercial banking, trust and other financial services. MAB's banking subsidiary, Bank of Louisville, currently operates 30 banking offices in the metropolitan Louisville area. MAB's other subsidiaries include Mid-America Gift Certificate Company, which engages in the issuance and sale of gift certificates throughout the United States. As of September 30, 2001, MAB had total assets of approximately $1,757,168,000 and total deposits of approximately $1,089,731,000.

   Established in 1925, Bank of Louisville engages in a wide range of commercial, trust, and personal banking activities including: the usual acceptance of deposits for checking, savings and time deposit accounts; making of real estate, construction, commercial, home improvement and consumer loans; participating in small business loan and student loan programs; issuance of letters of credit; offering retail investment products; rental of safe deposit boxes; providing financial counseling for institutions and individuals; serving as executor of estates and as trustee under trusts and under various pension and employee benefit plans; and serving as escrow agent on bond issues. Since 2000, Bank of Louisville has operated an Internet banking site.

Legal Proceedings

   In November 2000, partial summary judgment was rendered against Bank of Louisville in a 7-year-old lawsuit arising from the collapse of Kentucky Central Life Insurance Company that involved certain real estate loans. Kentucky Central Life Ins. Co. in Liquidation, George Nichols III, Liquidator
v. Mid-America Bank of Louisville and Trust Company, No. 93-CI-01967-AP-011 Franklin County (KY) Circuit Court. The partial summary judgment calls for Bank of Louisville to pay $16.5 million, which will reverse the impact of the collateral liquidation used to pay off the related loans. In the fourth quarter of 2000, Bank of Louisville recorded a provision for loan losses related to these loans, a corresponding loan charge-off of $16.5 million and a provision for litigation settlement of $13.5 million for the pre-judgment interest between 1993 and December 31, 2000. As of September 30, 2001, Bank of Louisville had a total reserve for the matter in the amount of $31,672,368. The partial judgment is not final or appealable and, if a settlement cannot be reached, Bank of

Louisville intends to appeal the Circuit Court decision and, if required to make payment under a final judgment, intends to seek remedies from appropriate parties.

Additional Information

   You can find additional information about MAB in MAB's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as amended on Form 10-K/A filed April 2, 2001, Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2001, June 30, 2001 and September 30, 2001 and Current Report on Form 8-K filed on November 9, 2001, all of which are incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More
Information" on page    . [to be updated]

                       DESCRIPTION OF BB&T CAPITAL STOCK

General

   The authorized capital stock of BB&T consists of 1,000,000,000 shares of BB&T common stock, par value $5.00 per share, and 5,000,000 shares of preferred
stock, par value $5.00 per share. [to be updated] As of December   , 2001,
there were            shares of BB&T common stock issued and outstanding, which
excludes shares expected to be issued in pending acquisitions. There were no shares of BB&T preferred stock issued and outstanding as of such date, although 2,000,000 shares of BB&T preferred stock have been designated as Series B Junior Participating Preferred Stock and are reserved for issuance in connection with BB&T's shareholder rights plan. See "--Shareholder Rights Plan"
on page   . Based on the number of shares of MAB common stock outstanding at the record date, it is estimated that approximately 7,957,094 shares of BB&T common stock would be issued in the merger.

BB&T Common Stock

   Each share of BB&T common stock is entitled to one vote on all matters submitted to a vote at any meeting of shareholders. Holders of BB&T common stock are entitled to receive dividends when, as, and if declared by the BB&T Board out of funds legally available therefor and, upon liquidation, to receive pro rata all assets, if any, of BB&T available for distribution after the payment of necessary expenses and all prior claims. Holders of BB&T common stock have no preemptive rights to subscribe for any additional securities of any class that BB&T may issue, nor any conversion, redemption or sinking fund rights. Holders of BB&T common stock have no right to cumulate votes in the election of directors. The rights and privileges of holders of BB&T common stock are subject to any preferences that the BB&T Board may set for any series of BB&T preferred stock that BB&T may issue in the future. The terms of the BB&T Junior Preferred Stock reserved for issuance in connection with BB&T's shareholder rights plan provide that the holders will have rights and privileges that are substantially identical to those of holders of BB&T common stock.

   The transfer agent and registrar for BB&T common stock is Branch Bank. BB&T intends to apply for the listing on the NYSE, subject to official notice of issuance, of the shares of BB&T common stock to be issued in the merger.

BB&T Preferred Stock

   Under BB&T's articles of incorporation, BB&T may issue shares of BB&T preferred stock in one or more series as may be determined by the BB&T Board or a duly authorized committee. The BB&T Board or committee may also establish, from time to time, the number of shares to be included in each series and may fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and may increase or decrease the number of shares of any series without any further vote or action by the shareholders. Any BB&T preferred stock issued may rank senior to BB&T common stock with respect to the payment of dividends or amounts paid upon liquidation, dissolution or winding up of BB&T, or both. In addition, any shares of BB&T preferred stock may have class or series voting rights. Under certain circumstances, the issuance of shares of BB&T preferred stock, or merely the existing authorization of the BB&T Board to issue shares of BB&T preferred stock, may tend to discourage or impede a merger or other change in control of BB&T. See "--Shareholder Rights Plan" below.

Shareholder Rights Plan

   BB&T has adopted a shareholder rights plan that grants BB&T's shareholders the right to purchase securities or other property of BB&T upon the occurrence of certain triggering events involving a potentially hostile takeover of BB&T. Like other shareholder rights plans, BB&T's plan is intended to give the BB&T Board the opportunity to assess the fairness and appropriateness of a proposed transaction in order to determine whether it is in the best interests of BB&T and its shareholders and to encourage potential hostile acquirors to negotiate with the BB&T Board. BB&T's plan, also like other shareholder rights plans, could also have the unintended effect of discouraging a business combination that shareholders believe to be in their best interests.

   The terms of the rights are set forth in the Rights Agreement, dated as of December 17, 1996, between BB&T and Branch Bank, as Rights Agent and are summarized below:

   On December 17, 1996, the BB&T Board declared a dividend to holders of BB&T common stock at a rate of one right for each share of common stock held of record as of January 17, 1997 and for each share of common stock issued thereafter. Each right entitles the holder to purchase from BB&T 1/100th of a share of BB&T Series B Junior Participating Preferred Stock (which is substantially equivalent to one share of BB&T's common stock) at a price of $145.00, subject to anti-dilution adjustments, or, under certain circumstances, other securities or property.

   The rights plan is designed to enhance the ability of the BB&T Board to prevent an acquiror from depriving shareholders of the long-term value of their investment and to protect shareholders against attempts to acquire BB&T by means of unfair or abusive takeover tactics that have been prevalent in many unsolicited takeover attempts.

   Under the rights plan, the rights will become exercisable only if a person or a group acquires or commences a tender offer for 20% or more of BB&T's outstanding common stock or the BB&T Board declares any person to be an "adverse person." The BB&T Board will declare a person to be an adverse person if it determines that:

  . the person, alone or together with its affiliates and associates, has or will become the beneficial owner of 10% or more of BB&T's common stock; and

  .  the beneficial ownership by the person is:

    . intended or reasonably likely to cause BB&T to repurchase the common stock beneficially owned by the person or otherwise provide the person with short-term financial gain contrary to BB&T's best long-term interests;

    . reasonably likely to have a material adverse effect on BB&T's business or prospects; or

    . otherwise not in the best interests of BB&T and its shareholders, employees, customers and communities in which BB&T and its subsidiaries do business.

   Until they become exercisable, the rights attach to and trade with BB&T's common stock. The rights will expire December 31, 2006. The rights may be redeemed by the board at $0.01 per right until 10 days after a person or group has accumulated 20% or more of the common stock or, if earlier, the effective date of the board's declaration that a person has become an adverse person. All rights held or acquired by a person or group holding 20% or more of BB&T's shares or by an adverse person are void.

   If a person or group acquired 25% or more of BB&T's common stock or the board declared a person to be an adverse person, the rights would then be modified to represent the right to receive, for the exercise price, common stock having a value worth twice the exercise price.

   If BB&T were acquired in a merger or other business combination at any time after a person or group has acquired 20% or more of BB&T's common stock, the rights would be modified so as to entitle a holder to buy a number of shares of common stock of the acquiring entity having a market value of twice the exercise price of each right.

   Until a right is exercised, the holder will have no rights as a shareholder of BB&T, including, without limitation, the right to vote or to receive dividends. While the distribution of the rights will not be taxable to shareholders or to BB&T, shareholders may, depending upon the circumstances, recognize taxable income if the rights become exercisable for stock (or other consideration) of BB&T or for common stock of the acquiring company.

   Any provision of the rights agreement, other than provisions relating to the principal economic terms of the rights, may be amended by the BB&T Board before the date the rights are distributed. After that distribution date, the provisions of the rights agreement may be amended by the BB&T Board in order to cure any ambiguity, to make changes that do not adversely affect the interests of holders of rights (excluding the interests of any acquiring person or adverse person) or to shorten or lengthen any time period under the rights agreement; provided, however, that no amendment to adjust the time period governing redemption may be made when the rights are not redeemable.

   The rights agreement is filed as an exhibit to a registration statement on Form 8-A dated January 10, 1997 that has been filed by BB&T with the Securities and Exchange Commission. This registration statement and the Rights Agreement are incorporated by reference in this proxy statement/prospectus, and we refer you to them for the complete terms of the rights agreement and the rights. The foregoing discussion is qualified in its entirety by reference to the rights
agreement. See "Where You Can Find More Information" on page   .

Other Anti-takeover Provisions

   Provisions of the North Carolina Business Corporation Act, or NCBCA, and BB&T's articles of incorporation and bylaws described below may be deemed to have an anti-takeover effect and, together with the ability of the BB&T Board to issue shares of BB&T preferred stock and to set the voting rights, preferences and other terms thereof, may delay or prevent takeover attempts not first approved by the BB&T Board. These provisions also could delay or deter the removal of incumbent directors or the assumption of control by shareholders. BB&T believes that these provisions are appropriate to protect the interests of BB&T and its shareholders.

 Control Share Acquisition Act

   The Control Share Acquisition Act of the NCBCA may make an unsolicited attempt to gain control of BB&T more difficult by restricting the right of certain shareholders to vote newly acquired large blocks of stock. For a description of this statute, see "Comparison of the Rights of BB&T Shareholders
and MAB Shareholders--Anti-takeover Statutes" on page   .

 Provisions Regarding the BB&T Board

   BB&T's articles of incorporation and bylaws separate the BB&T Board into classes and permit the removal of directors only for cause. This could make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of BB&T. For a description of such provisions, see "Comparison of the Rights of BB&T Shareholders and MAB Shareholders--Directors"
on page   .

 Meeting of Shareholders; Shareholders' Nominations and Proposals

   Under BB&T's bylaws, meetings of the shareholders may be called only by the Chief Executive Officer, President, Secretary or the BB&T Board. Shareholders of BB&T may not request that a special meeting of shareholders be called. This provision could delay until the next annual shareholders' meeting shareholder actions that are favored by the holders of a majority of the outstanding voting securities of BB&T.

   The procedures governing the submission of nominations for directors and other proposals by shareholders may also have a deterrent effect on shareholder actions designed to result in change of control in BB&T. See "Comparison of the Rights of BB&T Shareholders and MAB Shareholders--Shareholder Nominations and
Shareholder Proposals" on page   .

                 COMPARISON OF THE RIGHTS OF BB&T SHAREHOLDERS
                              AND MAB SHAREHOLDERS

   When the merger is completed, holders of MAB common stock will become shareholders of BB&T. The following is a summary of material differences between the rights of holders of BB&T common stock and holders of MAB common stock. Since BB&T is organized under the laws of the State of North Carolina and MAB is organized under the laws of the Commonwealth of Kentucky, differences in the rights of holders of BB&T common stock and those of holders of MAB common stock arise from differing provisions of the NCBCA and the Kentucky Business Corporation Act, or the KBCA, in addition to differing provisions of their respective incorporation documents and bylaws.

   The following summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of holders of BB&T common stock and holders of MAB common stock. The identification of specific provisions or differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the NCBCA and the KBCA and the governing corporate instruments of BB&T and MAB, to which the shareholders of MAB are referred.

Authorized Capital Stock

 BB&T

   BB&T's authorized capital stock consists of 1,000,000,000 shares of BB&T common stock and 5,000,000 shares of BB&T preferred stock. BB&T's articles of incorporation authorize the BB&T Board to issue shares of BB&T preferred stock in one or more series and to fix the designation, powers, preferences, and
rights of the shares of BB&T preferred stock in each series. As of December   ,
2001, there were           shares of BB&T common stock outstanding, which
excludes shares expected to be issued in pending acquisitions. No shares of BB&T preferred stock were issued and outstanding as of that date, although 2,000,000 shares of BB&T preferred stock have been designated as BB&T Junior Preferred Stock and are reserved for issuance in connection with BB&T's shareholder rights plan. See "Description of BB&T Capital Stock--Shareholder
Rights Plan" on page   .

 MAB

   MAB's authorized capital stock consists of 15,000,000 shares of MAB common stock and 750,000 shares of MAB preferred stock. MAB's articles of incorporation grant the MAB Board substantially similar rights to those granted to the BB&T Board with respect to the issuance of shares of MAB preferred stock. As of January , 2002, there were [11,282,333] shares of MAB common stock outstanding. No shares of MAB preferred stock were issued and outstanding as of that date, and 120,000 shares of the MAB preferred stock have been designated as 1998A Junior Participating Preferred Stock. In addition, as of
January   , 2002, options to acquire [958,714] shares of MAB common stock under
MAB's stock option plans were outstanding. [to be updated] MAB amended its rights agreement to allow for the merger with BB&T without triggering any rights under the rights agreement and upon completion of the proposed merger, all rights under the rights agreement will expire. See "Summary of MAB
Shareholders Rights Agreement" on page     .

Special Meetings of Shareholders

 BB&T

   Special meetings of the shareholders of BB&T may be called at any time by BB&T's Chief Executive Officer, President or Secretary or by the BB&T Board.

 MAB

   Special meetings of the shareholders of MAB may be called by MAB's Chairman, a majority of the members of the MAB Board, or by holders of no less than 20% of all the outstanding shares MAB stock entitled to vote at a special meeting.

Directors

 BB&T

   BB&T's articles of incorporation and bylaws provide for a board of directors having not less than three nor more than 30 members as determined from time to time by vote of a majority of the members of the BB&T Board or by resolution of the shareholders of BB&T. Currently, the BB&T Board consists of 20 directors. The BB&T Board is divided into three classes, with directors serving staggered three-year terms. Under BB&T's articles of incorporation and bylaws, BB&T directors may be removed only for cause and only by the vote of a majority of the outstanding shares entitled to vote in the election of directors.

 MAB

   MAB's articles of incorporation and bylaws provide for a board of directors consisting of not less than 10 nor more than 21 individuals as determined by resolution of the MAB Board from time to time. The MAB Board currently consists of 20 directors, divided into three classes that serve staggered three-year terms. Kentucky law requires cumulative voting in the election of directors. Under cumulative voting, each shareholder is entitled to vote the number of shares owned by the shareholder on the record date multiplied by the number of directors to be elected. Each shareholder may cast all of the votes for a single nominee or may distribute the votes in any manner among as many candidates as the shareholder chooses. While cumulative voting decreases the number of shares required to elect any one director, a staggered board reduces the number of directors elected each year, thereby offsetting the effect of cumulative voting. Under MAB's bylaws, directors may be removed by the shareholders with or without cause by a vote of the majority of the shares entitled to vote in the election of directors. However, a director may not be removed if a number of votes sufficient to elect the director under cumulative voting are cast against removal.

Dividends and Other Distributions

 BB&T

   The NCBCA prohibits a North Carolina corporation from making any distributions to shareholders, including the payment of cash dividends, that would render it insolvent or unable to meet its obligations as they become due in the ordinary course of business or that would result in its total assets being less than the sum of its total liabilities plus the amount that would be needed, if it were to be dissolved at the time of the dividend payment, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. BB&T is not subject to any other express regulatory restrictions on payments of dividends and other distributions. The ability of BB&T to pay distributions to the holders of

BB&T common stock will depend, however, to a large extent upon the amount of dividends its bank subsidiaries, which are subject to restrictions imposed by regulatory authorities, pay to BB&T. In addition, the Federal Reserve could oppose a distribution by BB&T if it determined that such a distribution would harm BB&T's ability to support its bank subsidiaries. There can be no assurances that dividends will be paid in the future. The declaration, payment and amount of any such future dividends would depend on business conditions, operating results, capital, reserve requirements and the consideration of other relevant factors by the BB&T Board.

 MAB

   The provisions of the KBCA with respect to a Kentucky corporation making distributions to its shareholders are substantially similar to those of the NCBCA, and MAB's ability to pay dividends are subject to similar bank regulatory restrictions as apply to BB&T.

Shareholder Nominations and Shareholder Proposals

 BB&T

   BB&T's bylaws establish advance notice procedures for shareholder proposals and the nomination, other than by or at the direction of the BB&T Board or one of its committees, of candidates for election as directors. BB&T's bylaws provide that a shareholder wishing to nominate a person as a candidate for election to the BB&T Board must submit the nomination in writing to the Secretary of BB&T at least 60 days before the one year anniversary of the most recent annual meeting of shareholders, together with biographical information about the candidate and the shareholder's name and shareholdings. Nominations that are not made in accordance with the foregoing provisions may be ruled out of order by the presiding officer or the chairman of the meeting. In addition, a shareholder intending to make a proposal for consideration at a regularly scheduled annual meeting of shareholders that is not intended to be included in the proxy statement for such meeting must notify the Secretary of BB&T in writing at least 60 days before the one year anniversary of the most recent annual meeting of shareholders of the shareholder's intention. The notice must contain: (a) a brief description of the proposal, (b) the name and shareholdings of the shareholder submitting the proposal and (c) any material interest of the shareholder in the proposal.

   In accordance with Securities and Exchange Commission Rule 14a-8 under the Securities Exchange Act of 1934, shareholder proposals intended to be included in the proxy statement and presented at a regularly scheduled annual meeting must be received by BB&T at least 120 days before the anniversary of the date that the previous year's proxy statement was first mailed to shareholders. As provided in the Securities and Exchange Commission rules, if the annual meeting date has been changed by more than 30 days from the date of the prior year's meeting, or for special meetings, the proposal must be submitted within a reasonable time before BB&T begins to print and mail its proxy materials.

 MAB

   MAB's bylaws do not include specific procedures for shareholder proposals and nominations of directors for the MAB Board. Notice of annual or special shareholders' meetings must be sent no less than 10 days nor more than 50 days before the date of the meeting and the notice for any special meeting must state the purpose of the meeting. Any MAB shareholder proposals to be included in a proxy statement are subject to the Securities and Exchange Commission Rule 14a-8 under the Securities Exchange Act of 1934.

Discharge of Duties; Exculpation and Indemnification

 BB&T

   The NCBCA requires that a director of a North Carolina corporation discharge his or her duties as a director (a) in good faith, (b) with the care an ordinarily prudent person in a like position would exercise under similar circumstances and (c) in a manner the director reasonably believes to be in the best interests of the corporation. The NCBCA expressly provides that a director facing a change of control situation is not subject to any different duties or to a higher standard of care. BB&T's articles of incorporation provide that, to the fullest extent permitted by applicable law, no director of BB&T will have any personal liability for monetary damage for breach of a duty as a director. BB&T's bylaws require BB&T to indemnify its directors and officers, to the fullest extent permitted by applicable law, against liabilities arising out of his or her status as a director or officer, excluding any liability relating to activities that were at the time taken known or believed by such person to be clearly in conflict with the best interests of BB&T.

 MAB

   The KBCA provides that a director of a Kentucky corporation must discharge his or her duties as a director in good faith, on an informed basis, and in a manner he or she honestly believes to be in the best interest of the corporation. To discharge his or her duties on an informed basis, a director must make inquiry into the business and affairs of the corporation, or a particular action to be taken or a decision to be made, with the care an ordinary prudent person in a like position would exercise under similar circumstances. Unless the corporation's articles of incorporation contain a provision further limiting a director's liability for monetary damages, any action taken as a director, or any failure to take any action as a director, will not be the basis for monetary damages or injunctive release unless: (a) the director has breached or failed to perform his or her duties as a director in good faith, on an informed basis, and in a manner he or she honestly believes to be in the best interest of the corporation; and (b) in the case of an action for monetary damages, the breach or failure to perform constitutes willful misconduct or wanton or reckless disregard for the best interest of the corporation and its shareholders. A person bringing an action for monetary damages for breach of duty has the burden of proving by clear and convincing evidence the provisions of (a) and (b) above, and the burden of proving that the breach or failure to perform was the legal cause of the damages suffered by the corporation.

   As permitted by the KBCA, MAB's articles of incorporation provide that no director of MAB will have any personal liability for monetary damages for breach of duty as a director, except for: (a) transactions involving a director's personal financial interest that is in conflict with the interest of the corporation or its shareholders; (b) acts or omissions not in good faith involving intentional misconduct or that are known to be a violation of law;
(c) making unlawful distributions; and (d) transactions in which a director derives an improper personal benefit.

   MAB's articles of incorporation require MAB to indemnify its current and former directors and officers of the corporation (and their heirs, executors and administrators) to the maximum extent permitted or mandated by law. Under Kentucky law, corporation has broad powers of indemnification. A person may be indemnified for judgments, penalties, fines, settlements, and reasonable expenses incurred by that person in proceedings in connection with the person's official capacity in the corporation. Indemnification against reasonable legal expenses incurred by a person in such a proceeding is mandatory when the person is wholly successful in the defense of the proceeding. However, in no circumstances may a person be indemnified for actions taken in bad faith.

Mergers, Share Exchanges and Sales of Assets

 BB&T

   The NCBCA generally requires that any merger, share exchange or sale of all or substantially all the assets of a corporation other than in the ordinary course of business must be approved by the affirmative vote of the majority of the issued and outstanding shares of each voting group entitled to vote. Approval of a merger by the shareholders of the surviving corporation is not required in certain instances, however, including (as in the case of the merger with MAB) a merger in which the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger, does not exceed by more than 20% the number of voting shares outstanding immediately before the merger. BB&T is also subject to certain statutory anti-takeover provisions. See "-- Anti-takeover Statutes" below.

 MAB

   The provisions of the KBCA governing shareholder approval of mergers, share exchanges or the sale of all or substantially all of the assets of a corporation are substantially similar to those of the NCBCA.

   MAB's articles of incorporation require that certain transactions involving fundamental changes to the corporate structure of the corporation, including mergers, must be approved by at least 75% of the holders of MAB's outstanding shares entitled to vote, unless a majority of the directors in office vote for such a transaction. If a majority of the directors approve such a transaction, the applicable provisions of the KBCA would govern.

Amendments to Articles of Incorporation and Bylaws

 BB&T

   The NCBCA provides generally that a North Carolina corporation's articles of incorporation may be amended only upon approval by a majority of the votes cast within each voting group entitled to vote. BB&T's articles of incorporation and bylaws impose a greater requirement, the affirmative vote of more than two-thirds of the outstanding shares entitled to vote, to approve an amendment that would amend, alter or repeal the provisions of the articles of incorporation or bylaws relating to classification and staggered terms of the BB&T Board, removal of directors or any requirement for a supermajority vote on such an amendment. The NCBCA provides that a North Carolina corporation's bylaws may be amended by its board of directors or its shareholders, except that, unless the articles of incorporation or a bylaw adopted by the shareholders provides otherwise, the board of directors may not amend a bylaw approved by the shareholders. BB&T's articles of incorporation authorize the BB&T Board to amend BB&T's bylaws.

 MAB

   The KBCA provides that an amendment of the corporation's articles of incorporation will be approved if the votes cast favoring the amendment exceed the votes cast opposing the amendment within each voting group entitled to vote. If the amendment would materially and adversely affect the rights of a shareholder or otherwise entitle the shareholders within the voting group to exercise dissenters' rights, the amendment must be approved by a majority of the votes entitled to be cast on the amendment within the voting group. The anti-takeover provisions of MAB's articles of incorporation may not be amended, repealed or otherwise changed without approval of the shareholders by a variable supermajority vote. In addition, under MAB's articles of incorporation, any amendment to the articles that would result in a reclassification of securities, reverse stock split, or recapitalization of the corporation could be subject to the voting requirements of the Kentucky
Business Combination Act. See "--Anti-Takeover Statutes" on page    .

   MAB's bylaws grant to the MAB Board authority to amend MAB's bylaws by vote of the majority of the entire Board, subject to the power of the shareholders to change or repeal the bylaws.

Consideration of Business Combinations

 BB&T

   BB&T's articles of incorporation do not specify any factors to which the BB&T Board must give consideration in evaluating a transaction involving a potential change in control of BB&T.

 MAB

   In addition to the provisions of MAB's articles of incorporation described under "--Mergers, Share Exchanges, and Sales of Assets," the power of the MAB Board to issue shares of preferred stock and to set the voting rights, preferences and other terms of those shares and the classification of the board of directors could discourage, delay or prevent takeovers, the removal of incumbent directors, and the assumption of control by shareholders.

   MAB's articles of incorporation also provide that in its evaluation of a business combination proposal of another party, the MAB Board may consider the following factors: (i) the consideration being offered with respect to the current estimate of the current or future value of the corporation; (ii) the social, legal and economic effects upon employees, customers and other constituents of the corporation and its subsidiaries; (iii) the social, legal and economic effects on the communities in which the corporation and its subsidiaries operate or are located; and (iv) the competence, experience and integrity of the acquiring party or parties and its or their management. The factors set forth in MAB's articles of incorporation above are substantially the same as the factors the KBCA permits the directors of a Kentucky corporation to consider in discharging its duties.

Shareholders' Rights of Dissent and Appraisal

 BB&T

   The NCBCA provides that dissenters' rights are not available to the holders of shares of a corporation, such as BB&T, that are either listed on a national securities exchange or held by more than 2,000 record shareholders by reason of a merger, share exchange or sale or exchange of property unless (a) the articles of incorporation of the corporation that issued the shares provide otherwise or (b) in the case of a merger or share exchange, the holders of the shares are required to accept anything other than (1) cash, (2) shares in another corporation that are either listed on a national securities exchange or held by more than 2,000 record shareholders or (3) a combination of cash and such shares. BB&T's articles of incorporation do not authorize any special dissenters' rights.

 MAB

   The KBCA provides that shareholders have the right to dissent from mergers, share exchanges, and articles amendments that materially and adversely change their rights and to receive the payment of the fair value of their shares in cash, as determined in a judicial appraisal proceeding. See "The Merger--Rights
of Dissenting Shareholders" on page    .

Liquidation Rights

 BB&T

   In the event of the liquidation, dissolution or winding-up of the affairs of BB&T, holders of outstanding shares of BB&T common stock are entitled to share, in proportion to their respective interests, in BB&T's assets and funds remaining after payment, or provision for payment, of all debts and other liabilities of BB&T.

   Because BB&T is a bank holding company, its rights, the rights of its creditors and of its shareholders, including the holders of the shares of any BB&T preferred stock that may be issued, to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization may be subject to the prior claims of (a) the subsidiary's creditors, except to the extent that BB&T may itself be a creditor with recognized claims against the subsidiary, and (b) any interests in the liquidation accounts established by savings associations or savings banks acquired by BB&T for the benefit of eligible account holders in connection with conversion of the savings associations from mutual to stock form.

 MAB

   The liquidation rights of the holders of shares of the preferred and common stock of MAB are substantially similar to those of BB&T.

Anti-takeover Statutes

 BB&T

   The North Carolina Control Share Acquisition Act applies to BB&T. This Act is designed to protect shareholders of publicly owned North Carolina corporations based within the state against certain changes in control and to provide shareholders with the opportunity to vote on whether to afford voting rights to certain types of shareholders. The Act is triggered upon the acquisition by a person of shares of voting stock of a covered corporation that, when added to all other shares beneficially owned by the person, would result in that person holding one-fifth, one-third or a majority of the voting power in the election of directors. Under the Act, the shares acquired that result in the crossing of any of these thresholds have no voting rights until they are conferred by the affirmative vote of the holders of a majority of all outstanding voting shares, excluding those shares held by any person involved or proposing to be involved in the acquisition of shares in excess of the thresholds, any officer of the corporation and any employee of the corporation who is also a director of the corporation. If voting rights are conferred on the acquired shares, all shareholders of the corporation have the right to require that their shares be redeemed at the highest price paid per share by the acquiror for any of the acquired shares.

   The North Carolina Shareholder Protection Act requires that certain business combinations with existing shareholders either be approved by a supermajority of the other shareholders or meet certain "fair price" requirements. BB&T has elected to opt out of the North Carolina Shareholder Protection Act, as permitted by that Act.

 MAB

   MAB's articles of incorporation provide that MAB will be governed by the Kentucky Business Combination Act, which imposes certain restrictions on a "business combination" involving a Kentucky corporation. "Business combinations" include mergers, certain dispositions of assets, certain issuances and transfers of securities, certain recapitalizations and reorganizations, as well as other specified transactions involving a corporation and an interested shareholder. An "interested shareholder" means any person, other than the corporation or any of its subsidiaries, who is the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting shares, including through any entity or person affiliated or associated with the interested shareholder. MAB's articles of incorporation exclude from the definition of interested shareholder a person who beneficially owned 10% or more of the voting power of outstanding voting stock of the corporation at the time the article was adopted until such time as the shareholder becomes the beneficial owner of 24% or more of the voting power of outstanding voting stock of the corporation. However, shares acquired pursuant to the employee benefit plans of the corporation, stock dividends, stock splits or similar distributions of or changes to the outstanding voting stock of the corporation would not be counted for this purpose. Currently, Bertram W. Klein is the only shareholder who beneficially owns 10% or more of the corporation's voting shares, and he is excluded from "interested shareholder" status.

   The Kentucky Business Combination Act prohibits a business combination between a corporation and an interested shareholder for five years from the date such person became an interested shareholder unless the business combination is approved before the date the interested shareholder became an interested shareholder by a majority of the corporation's independent directors (i.e., directors who are not officers or employees of the corporation nor affiliated or associated with an interested shareholder or any of its affiliates). In addition, a business combination not approved by a majority of the independent directors must either (a) be approved by 80% of the corporation's outstanding voting shares and by two-thirds of the voting shares held by shareholders other than the interested shareholder who (or whose affiliate) is a party to the business combination, voting together as a single voting group; or (b) meet certain minimum price and procedural requirements designated to insure equal treatment of all shareholders.

 MAB Rights Plan

   MAB has issued rights similar to the rights issued under the BB&T shareholder rights plan described under "Description of BB&T Capital Stock--
Shareholder Rights Plan" on page   . The description and terms of the MAB
rights are set forth in a rights agreement between MAB and Bank of Louisville, as Rights Agent. The MAB Board has adopted an amendment to the MAB shareholder rights agreement which provides that the rights will not become exercisable as a result of MAB's grant of the option to BB&T to purchase 2,200,000 shares of the MAB common stock or the consummation of the other transactions contemplated by the merger agreement.

   In general, the rights issued under the MAB shareholder rights are similar to the rights issued under the BB&T shareholder rights plan. The following paragraphs briefly summarizes terms of the MAB rights that differ from the corresponding terms of the BB&T rights and are qualified in their entirety by reference to the MAB shareholder rights agreement. You should carefully review the MAB shareholder rights agreement and, in particular the more complete description contained in Exhibit C to that agreement, both of which are included in MAB's Current Report on Form 8-K filed March 3, 1998 and are incorporated herein by reference. See "Where You Can Find More Information" on
page   .

   Each MAB right entitles the holder to purchase one-hundredth of a share of Junior Participating Preferred Stock for $75.00, subject to anti-dilution adjustments. The MAB rights will become exercisable only if one of the following events occurs:

  . a person or group of affiliated or associated persons (an "acquiring person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of MAB common stock or

  . the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of such outstanding shares of Common Stock.

   The definition of "acquiring person" excludes any shareholder who beneficially owns 15% or more of the shares of Common Stock outstanding on the date the Rights Agreement was adopted (an "excluded shareholder"). An excluded shareholder may again become an Acquiring Person only if the excluded shareholder becomes the beneficial owner of 24% or more of the shares of MAB common stock outstanding as a result of acquiring additional shares (other than acquisitions as a result of the death of a parent or spouse or pursuant to an employee benefit plan, a stock split, or a stock dividend). Since the rights plan was adopted, Bertram W. Klein has been the sole excluded shareholder.

   Following the occurrence of either of the events listed above, each holder of a right not owned by an acquiring person or by related parties will have the right to receive, upon exercise, MAB common stock (or, in certain circumstances, cash, property or other securities of MAB) having a value equal to two times the exercise price of the right. All rights beneficially owned or acquired by any acquiring person will be null and void.

   If MAB is acquired in a merger or other business combination transaction in which MAB is not the surviving corporation, or if 50% or more of MAB's assets or earning power is sold or transferred, each right (other than the rights of an acquiring person that previously have been voided) can be exercised for common stock of the acquiring company having a value equal to twice the exercise price of the right.

   The rights will expire upon the earlier of completion of the merger with BB&T or at the close of business on March 13, 2008, unless redeemed earlier. MAB may redeem the rights for $.01 per right. The decision to redeem after a person becomes an acquiring person requires the concurrence of a majority of the continuing directors. The term "continuing directors" means any member of the MAB Board before the date an acquiring person became such, and any director who is subsequently elected if such person is recommended or approved by a majority of the continuing directors, but does not include an acquiring person or an affiliate or associate of an acquiring person.

                             SHAREHOLDER PROPOSALS

   A shareholder wishing to have a proposal presented at the next annual meeting of MAB shareholders (which will only be held if the merger is not completed) and included in MAB's proxy materials was required to have been received at the main office of MAB, 500 West Broadway, Louisville, Kentucky 40202, no later than November 16, 2001. If the proposal is in compliance with all of the requirements of Rule 14a-8 of the Securities Exchange Act, it will be included in MAB's proxy statement and set forth on the form of proxy issued for the next annual meeting of shareholders, if held. Shareholders wishing to present proposals at such meeting (but not include them in MAB's proxy materials) must give notice of such proposals to MAB no later than February 4, 2002. If MAB does not receive such notice by February 4, 2002, proxies solicited by MAB management will confer discretionary authority upon management to vote upon any such matter. It is urged that any proposals be sent by certified mail, return receipt requested.

                                 OTHER BUSINESS

   The MAB Board is not aware of any business to come before the meeting other than those matters described in this proxy statement/prospectus. However, if any other matters should properly come before the meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

                                 LEGAL MATTERS

   The validity of the shares of BB&T common stock offered by this proxy statement/prospectus will be passed upon by Womble Carlyle Sandridge & Rice, PLLC as counsel to BB&T. As of the date of this proxy statement/prospectus, certain members of Womble Carlyle Sandridge & Rice, PLLC owned an aggregate of approximately 88,473 shares of BB&T common stock. Frost Brown Todd LLC will pass upon certain matters as counsel to MAB.

                                    EXPERTS

   The consolidated financial statements of BB&T Corporation and its subsidiaries which are incorporated by reference in this proxy statement/prospectus from BB&T's Current Report on Form 8-K dated October 5, 2001, which restates the consolidated financial statements for the year ended December 31, 2000 to reflect the acquisition by BB&T of F&M National Corporation on August 9, 2001, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

   The consolidated financial statements of Mid-America Bancorp as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference in this proxy statement/prospectus in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference in this proxy statement/prospectus, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   BB&T and MAB file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or certain other information that the companies file with the Securities and Exchange Commission at the SEC's Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549

   Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the Securities and Exchange Commission at "http://www.sec.gov." Reports, proxy statements and other information should also be available for inspection at the offices of the NYSE, in the case of BB&T, and the American Stock Exchange, in the case of MAB.

   BB&T has filed the registration statement to register with the Securities and Exchange Commission the BB&T common stock to be issued to MAB shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of BB&T. As allowed by Securities and Exchange Commission rules, this proxy statement/prospectus does not contain all the information you can find in BB&T's registration statement or the exhibits to the registration statement.

   The Securities and Exchange Commission allows MAB and BB&T to "incorporate by reference" information into this proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or in later filed documents incorporated by reference in this proxy statement/prospectus.

   This proxy statement/prospectus incorporates by reference the documents set forth below that MAB and BB&T have previously filed with the Securities and Exchange Commission. These documents contain important information about MAB and BB&T and their businesses.

BB&T Securities and Exchange Commission
Filings (File No. 1-10853)
---------------------------------------
Annual Report on Form 10-K..............  For the fiscal year ended December 31, 2000

Quarterly Reports on Form 10-Q..........  For the fiscal quarters ended March 31, 2001,
                                          June 30, 2001 and September 30, 2001

Current Reports on Form 8-K.............  Filed January 12, 2001, January 24, 2001 (two
                                          filings), February 8, 2001, April 11, 2001,
                                          April 27, 2001, July 10, 2001, July 12, 2001,
                                          July 25, 2001, July 27, 2001, July 31, 2001,
                                          October 5, 2001, October 11, 2001, November 8,
                                          2001 (two filings) and November 13, 2001
                                          [to be updated]

Registration Statements on Form 8-A
 (describing BB&T's common stock and
 concerning BB&T's shareholder rights
 plan)..................................  Filed September 4, 1991 and January 10, 1997

MAB Securities and Exchange Commission
Filings (File No. 1-10602)
--------------------------------------
Annual Report on Form 10-K, as amended
 on Form 10-K/A.........................  For the fiscal year ended December 31, 2000

Quarterly Reports on Form 10-Q..........  For the fiscal quarters ended March 31, 2001,
                                          June 30, 2001 and September 30, 2001

Current Report on Form 8-K..............  Filed November 9, 2001 [to be updated]

Current Report on Form 8-K
 (containing shareholder rights
 agreement).............................  Filed March 3, 1998

   MAB and BB&T also incorporate by reference additional documents that may be filed with the Securities and Exchange Commission between the date of this proxy statement/prospectus and (a) in the case of BB&T, the completion of the merger or the termination of the merger agreement and (b) in the case of MAB, the date of the special meeting of shareholders or, if sooner, the termination of the merger agreement. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

   BB&T has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to BB&T, and MAB has supplied all such information relating to MAB before the merger.

   If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through the companies, the Securities and Exchange Commission or the Securities and Exchange Commission's Internet web site as described above. Documents incorporated by reference are available from the companies without charge, excluding all exhibits except those that the companies have specifically incorporated by reference in this proxy statement/prospectus. Shareholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

            BB&T Corporation                      Mid-America Bancorp
         Shareholder Reporting          Steven A. Small, Chief Financial Officer
          Post Office Box 1290                       P.O. Box 1101
  Winston-Salem, North Carolina 27102          Louisville, Kentucky 40201
             (336) 733-3021                          (502) 589-3351

   If you would like to request documents, please do so by [insert date five business days prior to meeting], 2002 to receive them before the meeting.

   You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. BB&T and MAB have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference into this document. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not
extend to you. This proxy statement/prospectus is dated             , 2002. You
should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of BB&T common stock in the merger creates any implication to the contrary.

                                                                      Appendix A


                      AGREEMENT AND PLAN OF REORGANIZATION
                                    BETWEEN
                              Mid-America BANCORP
                                      and
                                BB&T CORPORATION

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
 ARTICLE I DEFINITIONS....................................................   1
    1.1  Definitions.....................................................    1
    1.2  Terms Defined Elsewhere.........................................    5
 ARTICLE II THE MERGER....................................................   6
    2.1  Merger..........................................................    6
    2.2  Filing; Plan of Merger..........................................    6
    2.3  Effective Time..................................................    6
    2.4  Closing.........................................................    6
    2.5  Effect of Merger................................................    6
    2.6  Further Assurances..............................................    7
    2.7  Merger Consideration............................................    7
    2.8  Conversion of Shares; Payment of Merger Consideration...........    8
    2.9  Conversion of Stock Options.....................................    9
    2.10 Dissenting Shares...............................................   10
    2.11 Merger of Subsidiaries..........................................   10
    2.12 Anti-Dilution...................................................   10
 ARTICLE III REPRESENTATIONS AND WARRANTIES OF MAB........................  10
    3.1  Capital Structure...............................................   10
    3.2  Organization, Standing and Authority............................   11
    3.3  Ownership of Subsidiaries.......................................   11
    3.4  Organization, Standing and Authority of the Subsidiaries........   11
    3.5  Authorized and Effective Agreement..............................   11
    3.6  Securities Filings; Financial Statements; Statements True.......   12
    3.7  Minute Books....................................................   12
    3.8  Adverse Change..................................................   12
    3.9  Absence of Undisclosed Liabilities..............................   12
    3.10 Properties......................................................   13
    3.11 Environmental Matters...........................................   13
    3.12 Loans; Allowance for Loan Losses................................   13
    3.13 Tax Matters.....................................................   14
    3.14 Employees; Compensation; Benefit Plans..........................   14
    3.15 Certain Contracts...............................................   17
    3.16 Legal Proceedings; Regulatory Approvals.........................   17
    3.17 Compliance with Laws; Filings...................................   18
    3.18 Brokers and Finders.............................................   18
    3.19 Repurchase Agreements; Derivatives..............................   18
    3.20 Deposit Accounts................................................   18
    3.21 Related Party Transactions......................................   19
    3.22 Certain Information.............................................   19
    3.23 Tax and Regulatory Matters......................................   19
    3.24 State Takeover Laws.............................................   19
    3.25 Labor Relations.................................................   19
    3.26 Fairness Opinion................................................   19
 ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BB&T........................  20
    4.1  Capital Structure of BB&T.......................................   20
    4.2  Organization, Standing and Authority of BB&T....................   20
    4.3  Authorized and Effective Agreement..............................   20
    4.4  Organization, Standing and Authority of BB&T Subsidiaries.......   21
    4.5  Securities Documents; Financial Statements; Statements True.....   21

                                                                            Page
                                                                            ----
    4.6  Certain Information..............................................   21
    4.7  Tax and Regulatory Matters.......................................   21
    4.8  Share Ownership..................................................   21
    4.9  Legal Proceedings; Regulatory Approvals..........................   22
    4.10 Adverse Change...................................................   22
 ARTICLE V COVENANTS.......................................................  22
    5.1  MAB Shareholder Meeting..........................................   22
    5.2  Registration Statement; Proxy Statement/Prospectus...............   22
    5.3  Plan of Merger; Reservation of Shares............................   22
    5.4  Additional Acts..................................................   23
    5.5  Best Efforts.....................................................   23
    5.6  Certain Accounting Matters.......................................   23
    5.7  Access to Information............................................   23
    5.8  Press Releases...................................................   24
    5.9  Forbearances of MAB..............................................   24
    5.10 Reserved.........................................................   26
    5.11 Affiliates.......................................................   26
    5.12 Employee Benefits................................................   26
    5.13 Directors and Officers Protection................................   28
    5.14 Forbearances of BB&T.............................................   28
    5.15 Reports..........................................................   28
    5.16 Exchange Listing.................................................   28
    5.17 Advisory Boards..................................................   29
 ARTICLE VI CONDITIONS PRECEDENT...........................................  29
    6.1  Conditions Precedent--BB&T and MAB...............................   29
    6.2  Conditions Precedent--MAB........................................   30
    6.3  Conditions Precedent--BB&T.......................................   30
 ARTICLE VII TERMINATION, DEFAULT, WAIVER AND AMENDMENT....................  31
    7.1  Termination......................................................   31
    7.2  Effect of Termination............................................   33
    7.3  Survival of Representations, Warranties and Covenants............   33
    7.4  Waiver...........................................................   33
    7.5  Amendment or Supplement..........................................   34
 ARTICLE VIII MISCELLANEOUS................................................  34
    8.1  Expenses.........................................................   34
    8.2  Entire Agreement.................................................   34
    8.3  No Assignment....................................................   34
    8.4  Notices..........................................................   34
    8.5  Specific Performance.............................................   35
    8.6  Captions.........................................................   35
    8.7  Counterparts.....................................................   35
    8.8  Governing Law....................................................   35

ANNEXES

   Annex APlan of Merger

   Annex BForm of Contingent Payment and Escrow Agreement

   Annex CForm of Noncompetition Agreement for Bertram W. Klein (omitted)

                     AGREEMENT AND PLAN OF REORGANIZATION

   THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement"), dated as of November 7, 2001 is among Mid-America Bancorp ("MAB"), a Kentucky corporation having its principal office at Louisville, Kentucky, and BB&T CORPORATION ("BB&T"), a North Carolina corporation having its principal office at Winston-Salem, North Carolina;

                               R E C I T A L S:

   The parties desire that MAB shall be merged into BB&T (said transaction being hereinafter referred to as the "Merger") pursuant to a plan of merger (the "Plan of Merger") substantially in the form attached as Annex A hereto, and the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby. As a condition and inducement to BB&T's willingness to enter into the Agreement, MAB is concurrently granting to BB&T an option to acquire, under certain circumstances, 2,200,000 shares of the common stock, without par value, of MAB.

   NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

1.1 Definitions

   When used herein, the capitalized terms set forth below shall have the following meanings:

   "Affiliate" means, with respect to any person, any other person, who directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with such person and, without limiting the generality of the foregoing, includes any executive officer or director of such person and any Affiliate of such executive officer or director.

   "Articles of Merger" shall mean the Articles of Merger required to be filed with the office of the Secretary of State of North Carolina, as provided in
Section 55-11-05 of the NCBCA, and with the office of the Secretary of State of Kentucky, as provided in Section 271B.11-050 of the KBCA.

   "Bank Holding Company Act" shall mean the Federal Bank Holding Company Act of 1956, as amended.

   "BB&T Common Stock" shall mean the shares of voting common stock, par value $5.00 per share, of BB&T, with rights attached issued pursuant to Rights Agreement dated December 17, 1996 between BB&T and Branch Banking and Trust Company, as Rights Agent, relating to BB&T's Series B Junior Participating Preferred Stock, $5.00 par value per share.

   "BB&T Option Agreement" shall mean the Stock Option Agreement dated as of even date herewith, as amended from time to time, under which BB&T has an option to purchase shares of MAB Common Stock, which shall be executed immediately following execution of this Agreement.

   "BB&T Subsidiaries" shall mean Branch Banking and Trust Company, Branch Banking and Trust Company of South Carolina and Branch Banking and Trust Company of Virginia.

   "Benefit Plan Determination Date" shall mean, with respect to each employee pension or welfare benefit plan or program maintained by MAB at the Effective Time, the date determined by BB&T with respect to such plan or program which shall be not later than January 1 following the close of the calendar year in which the last of the MAB Subsidiaries which is a bank or other savings institution is merged into BB&T or one of the BB&T Subsidiaries.

   "Business Day" shall mean all days other than Saturdays, Sundays and Federal Reserve holidays.

   "CERCLA" shall mean the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq.

   "Code" shall mean the Internal Revenue Code of 1986, as amended.

   "Commission" shall mean the Securities and Exchange Commission.

   "CRA" shall mean the Community Reinvestment Act of 1977, as amended.

   "Director Stock Plan" shall mean the MAB Non-Employee Director's Deferred Compensation Plan adopted April 21, 1994 pursuant to which there are 33,930 shares of MAB Common Stock reserved for issuance.

   "Disclosed" shall mean disclosed in the MAB Disclosure Memorandum, referencing the Section number herein pursuant to which such disclosure is being made.

   "Effective Time Shares" shall mean the sum, at the Effective Time, of (i) the number of shares of MAB Common Stock outstanding plus (ii) the number of shares of MAB Common Stock issuable upon the exercise of Stock Options plus
(iii) the number of shares of MAB Common Stock issuable pursuant to the Director Stock Plan.

   "Environmental Claim" means any notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup or remediation costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based upon, or resulting from a violation of the Environmental Laws or the presence or release into the environment of any Hazardous Substances.

   "Environmental Laws" means all applicable federal, state and local laws and regulations, as amended, relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over and including common law in respect of, pollution or protection of the environment, including without limitation CERCLA, the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other laws and regulations relating to emissions, discharges, releases, or threatened releases of any Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Substances.

   "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

   "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

   "FDIC" shall mean the Federal Deposit Insurance Corporation.

   "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

   "Financial Advisor" shall mean, collectively, PBS, Investment Bank Services, Incorporated, and Chartwell Capital Ltd.

   "Financial Statements" shall mean (a) with respect to BB&T, (i) the consolidated balance sheet (including related notes and schedules, if any) of BB&T as of December 31, 2000, 1999, and 1998, with year-to-date information through June 30, 2001, and the related consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 2000, 1999, and 1998, with year-to-date information through June 30, 2001, as filed by BB&T in Securities Documents and (ii) the consolidated balance sheets of BB&T (including related notes and schedules, if any) and the related consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) included in Securities Documents filed by BB&T with respect to periods ended subsequent to December 31, 2000, with year-to-date information through June 30, 2001 and (b) with respect to MAB, (i) the consolidated statements of financial condition (including related notes and schedules, if any) of MAB as of December 31, 2000, 1999 and 1998, with year-to-date information through June 30, 2001, and the related consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 2000, 1999 and 1998, with year-to-date information through June 30, 2001, as filed by MAB in Securities Documents and (ii) the consolidated statements of financial condition of MAB (including related notes and schedules, if any) and the related consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) included in Securities Documents filed by MAB with respect to periods ended subsequent to December 31, 2000, with year-to-date information through June 30, 2001.

   "GAAP" shall mean generally accepted accounting principles applicable to financial institutions and their holding companies, as in effect at the relevant date.

   "Hazardous Substances" means any substance or material (i) identified in CERCLA; (ii) determined to be toxic, a pollutant or a contaminant under any applicable federal, state or local statutes, law, ordinance, rule or regulation, including but not limited to petroleum products; (iii) asbestos;
(iv) radon; (v) poly-chlorinated biphiphenyls and (vi) such other materials, substances or waste which are otherwise dangerous, hazardous, harmful to human health or the environment.

   "IRS" shall mean the Internal Revenue Service

   "KBCA" shall mean the Kentucky Business Corporation Act, as amended

   "MAB Common Stock" shall mean the shares of voting common stock, without par value, of MAB, with rights attached issued pursuant to the Rights Agreement dated February 23, 1998 between MAB and MAB Bank of Louisville, as Rights Agent, relating to MAB 1998A Junior Participating Preferred Stock.

   "MAB Disclosure Memorandum" shall mean the written information in one or more documents, each of which is entitled "MAB Disclosure Memorandum" and dated on or before the date of this Agreement and delivered not later than the date of execution of this Agreement by MAB to BB&T, and describing in reasonable detail the matters contained therein. Each disclosure made therein shall be in existence on the date of this Agreement and shall specifically reference each Section of this Agreement under which such disclosure is made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced.

   "MAB Subsidiaries" shall mean Bank of Louisville and Mid-America Gift Certificate Company and any and all other Subsidiaries of MAB as of the date hereof and any corporation, bank, savings association, or other organization acquired as a Subsidiary of MAB after the date hereof and held as a Subsidiary by MAB at the Effective Time.

   "Material Adverse Effect" on BB&T or MAB shall mean an event, change, or occurrence which, individually or together with any other event, change or occurrence, (i) has a material adverse effect on the financial condition, results of operations, business or business prospects of BB&T and the BB&T Subsidiaries taken as a whole, or MAB and the MAB Subsidiaries taken as a whole, or (ii) materially impairs the ability of BB&T or MAB to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement; provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) actions and omissions of BB&T or MAB taken with the prior written consent of the other in contemplation of the transactions contemplated hereby and (b) the direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement or relating to any litigation arising as a result of the Merger; provided that, with respect to MAB, only if and to the extent any such expenses payable to third parties are Disclosed by MAB or incurred by MAB following the date hereof as permitted by this Agreement.

   "NCBCA" shall mean the North Carolina Business Corporation Act, as amended.

   "NYSE" shall mean the New York Stock Exchange, Inc.

   "PBS" shall mean Professional Bank Services, Incorporated.

   "Pre-Closing Settlement Amount" shall mean the sum of (i) the amount paid by MAB in settlement of all MAB loss contingencies arising from the Subject Matter (including, without limitation, the claims of Lincoln National Life Insurance Company filed February 17, 1994) (less the aggregate amount recovered on or before the Closing Date by MAB, if any, in connection with the Subject Matter and the MAB loan underlying the Subject Matter) plus (ii) all costs and expenses (including, without limitation, interest and legal fees) incurred by MAB during the period beginning on January 1, 2002 and ending on the Closing Date in connection with the Subject Matter and all related claims (including, without limitation, the settlement of the Subject Matter or any related claim).

   "Proxy Statement/Prospectus" shall mean the proxy statement and prospectus, together with any supplements thereto, to be sent to shareholders of MAB to solicit their votes in connection with a proposal to approve this Agreement and the Plan of Merger.

   "Registration Statement" shall mean the registration statement of BB&T as declared effective by the Commission under the Securities Act, including any post-effective amendments or supplements thereto as filed with the Commission under the Securities Act, with respect to the BB&T Common Stock to be issued in connection with the transactions contemplated by this Agreement.

   "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests (other than rights pursuant to the Rights Agreements described under the definitions of "BB&T Common Stock" and "MAB Common Stock"), and stock appreciation rights, performance units and similar stock-based rights whether or not they obligate the issuer thereof to issue stock or other securities or to pay cash.

   "Securities Act" shall mean the Securities Act of 1933, as amended.

   "Securities Documents" shall mean all reports, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws, including but not limited to periodic and other reports filed pursuant to Section 13 of the Exchange Act.

   "Securities Laws" shall mean: the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939 as amended; and, in each case, the rules and regulations of the Commission promulgated thereunder.

   "Stock Options" shall mean, collectively, outstanding and unexercised options granted under the Stock Option Plans to acquire shares of MAB Common Stock, aggregating 1,144,182 shares on the date hereof.

   "Stock Option Plans" shall mean the MAB 1991 Incentive Stock Option Plan and the 1995 Incentive Stock Option Plan.

   "Subject Matter" shall mean the Kentucky Central Life Insurance Company litigation commenced against MAB on December 10, 1993.

   "Subsidiaries" shall mean all those corporations, associations, or other business entities of which the entity in question either owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (in determining whether one entity owns or controls 50% or more of the outstanding equity securities of another, equity securities owned or controlled in a fiduciary capacity shall be deemed owned and controlled by the beneficial owner).

   "TILA" shall mean the Truth in Lending Act, as amended.

1.2 Terms Defined Elsewhere

   The capitalized terms set forth below are defined in the following sections:

      Agreement                                          Introduction
      Average Closing Price                              Section 7.1(g)
      BB&T                                                Introduction
      BB&T Option Plan                                    Section 2.9(a)
      BB&T Ratio                                          Section 7.1(g)
      Closing                                             Section 2.4
      Closing Date                                        Section 2.4
      Closing Value                                       Section 2.7(e)
      Constituent Corporations                            Section 2.1
      Converted Value                                     Section 7.1(g)
      Determination Date                                  Section 7.1(g)
      Dissenting Shareholder                              Section 2.10
      Dissenting Shares                                   Section 2.10
      Effective Time                                      Section 2.3
      Employer Entity                                     Section 5.12(b)
      Escrow Agreement                                    Section 2.7(c)(ii)
      Fairness Opinion                                    Section 3.26
      Index Group                                         Section 7.1(g)
      Index Price                                         Section 7.1(g)
      MAB                                                 Introduction
      MAB Pension Plan                                    Section 5.12(d)
      MAB 401(k) Plan                                     Section 5.12(a)
      Maximum Amount                                      Section 5.13
      Merger                                              Recitals
      Merger Cash Component                               Section 2.7(a)
      Merger Consideration                                Section 2.7(a)
      Option Conversion Ratio                             Section 2.9(a)
      PBGC                                                Section 3.14(b)(iv)
      Plan                                                Section 3.14(b)(i)
      Plan of Merger                                      Recitals
      Starting Date                                       Section 7.1(g)
      Stock Exchange Ratio                                Section 2.7(b)
      Surviving Corporation                               Section 2.1(a)
      Transferred Employee                                Section 5.12(b)

                                  ARTICLE II

                                  THE MERGER

2.1 Merger

   BB&T and MAB are constituent corporations (the "Constituent Corporations") to the Merger as contemplated by the NCBCA and the KBCA. At the Effective
Time:

     (a) MAB shall be merged into BB&T in accordance with the applicable provisions of the NCBCA and the KBCA, with BB&T being the surviving corporate entity (hereinafter sometimes referred to as the "Surviving Corporation").

     (b) The separate existence of MAB shall cease and the Merger shall in all respects have the effects provided in Section 2.5.

     (c) The Articles of Incorporation of BB&T at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation.

     (d) The Bylaws of BB&T at the Effective Time shall be the Bylaws of the Surviving Corporation.

2.2 Filing; Plan of Merger

   The Merger shall not become effective unless this Agreement and the Plan of Merger are duly approved by shareholders holding at least a majority of the shares of MAB Common Stock. Upon fulfillment or waiver of the conditions specified in Article VI and provided that this Agreement has not been terminated pursuant to Article VII, the Surviving Corporation shall cause the Articles of Merger to be executed and filed with the Secretaries of State of both North Carolina and Kentucky, as provided in Section 55-11-05 of the NCBCA and Section 271B.11-050 of the KBCA, respectively. The Plan of Merger is incorporated herein by reference, and adoption of this Agreement by the Boards of Directors of the Constituent Corporations and approval by the shareholders of MAB shall constitute adoption and approval of the Plan of Merger.

2.3 Effective Time

   The Merger shall be effective at the day and hour specified in the Articles of Merger as filed as provided in Section 2.2 (herein sometimes referred to as the "Effective Time").

2.4 Closing

   The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Womble Carlyle Sandridge & Rice, PLLC, Winston-Salem, North Carolina, at 10:00 a.m. on the date designated by BB&T which is within thirty days following the satisfaction of the conditions to Closing set forth in Article VI (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), or such later date as the parties may otherwise agree (the "Closing Date"); provided, however, that the Closing Date shall not occur at any time during the five-day period following the Determination Date.

2.5 Effect of Merger

   From and after the Effective Time, the separate existence of MAB shall cease, and the Surviving Corporation shall thereupon and thereafter, to the extent consistent with its Articles of Incorporation, possess all of the rights, privileges, immunities and franchises, of a public as well as a private nature, of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts due on whatever account, and all other choices in action, and each and every other interest of or belonging to or due to each of the Constituent Corporations shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate or any interest therein vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth be responsible for all the liabilities, obligations and penalties of each of the

Constituent Corporations; and any claim, existing action or proceeding, civil or criminal, pending by or against either of the Constituent Corporations may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place; and any judgment rendered against either of the Constituent Corporations may be enforced against the Surviving Corporation. Neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by reason of the Merger.

2.6 Further Assurances

   If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other actions are necessary, desirable or proper to vest, perfect or confirm of record or otherwise, in the Surviving Corporation, the title to any property or rights of the Constituent Corporations acquired or to be acquired by reason of, or as a result of, the Merger, the Constituent Corporations agree that such Constituent Corporations and their proper officers and directors shall and will execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and that the proper officers and directors of the Surviving Corporation are fully authorized and directed in the name of the Constituent Corporations or otherwise to take any and all such actions.

2.7 Merger Consideration

   (a) As used herein, the term "Merger Consideration" shall mean the portion of a share of BB&T Common Stock (to the nearest ten thousandth of a share) and the amount of cash (without interest, except as provided in Section 2.7(d)) (the "Merger Cash Component"), determined pursuant to Sections 2.7(b) and 2.7(c), to be exchanged for each share of MAB Common Stock issued and outstanding as of the Effective Time. In addition, BB&T shall pay cash (without interest) in exchange for any fractional share of BB&T Common Stock that would otherwise be distributable to a MAB shareholder, as provided in Section 2.7(e).

   (b) The portion of a share of BB&T Common Stock to be issued for each issued and outstanding share of MAB Common Stock (the "Stock Exchange Ratio") shall be
 .7187.

   (c) The amount of cash to be payable for each issued and outstanding share of MAB Common Stock shall be $8.13; provided that:

     (i) if all MAB loss contingencies, other than nominal loss contingencies, arising from the Subject Matter (including, without limitation, the claims of Lincoln National Life Insurance Company filed February 17, 1994) are fully and finally settled by MAB on or before the Closing Date, such amount of cash shall be (A) increased by an amount equal to (x) 50% of the amount, if any, by which $32,000,000 exceeds the Pre-Closing Settlement Amount divided by (y) the Effective Time Shares, or (B) decreased by an amount equal to (x) 50% of the amount, if any, by which $32,000,000 is less than the Pre-Closing Settlement Amount divided by (y) the Effective Time Shares; or

     (ii) if all MAB loss contingencies, other than nominal loss contingencies, arising from the Subject Matter (including, without limitation, the claims of Lincoln National Life Insurance Company filed February 17, 1994) are not fully and finally settled by MAB on or before the Closing Date, (A) such amount of cash shall be reduced by an amount equal to $5,000,000 divided by the Effective Time Shares, and (B) BB&T shall deliver $5,000,000 to the escrow agent named in the Contingent Payment and Escrow Agreement substantially in the form of Annex B hereto (the "Escrow Agreement"), such amount to be administered pursuant to the terms of the Escrow Agreement. Any amounts paid to the shareholders of MAB under the Escrow Agreement shall constitute additional Merger Consideration hereunder.

   (d) If (i) as of June 30, 2002, BB&T does not have the right to terminate this Agreement under Section 7.1 and (ii) the Effective Time occurs after June 30, 2002, the Merger Cash Component (but, excluding for this purpose, any increase in the Merger Cash Component pursuant to Section 2.7(c)(i)(A) and any amounts paid under the Escrow Agreement) shall be increased by an amount equal to simple interest at the "prime rate," as reported by Branch Banking and Trust Company on July 1, 2002, prorated based on a 365-day year.

   (e) The amount of cash payable with respect to any fractional share of BB&T Common Stock shall be determined by multiplying the fractional part of such share by the Closing Value. The "Closing Value" shall mean the 4:00 p.m. eastern time closing price per share of BB&T Common Stock on the NYSE on the Closing Date as reported on NYSEnet.com.

2.8 Conversion of Shares; Payment of Merger Consideration

   (a) At the Effective Time, by virtue of the Merger and without any action on the part of MAB or the holders of record of MAB Common Stock, each share of MAB Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent the right to receive, upon surrender of the certificate representing such share of MAB Common Stock (as provided in subsection (d) below), the Merger Consideration.

   (b) Each share of BB&T Common Stock issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding.

   (c) Until surrendered, each outstanding certificate which prior to the Effective Time represented one or more shares of MAB Common Stock, shall be deemed upon the Effective Time for all purposes to represent only the right to receive the Merger Consideration. No interest will be paid or accrued on the Merger Consideration upon the surrender of the certificate or certificates representing shares of MAB Common Stock. With respect to any certificate for MAB Common Stock that has been lost or destroyed, BB&T shall pay the Merger Consideration attributable to such certificate upon receipt of a surety bond or other adequate indemnity as required in accordance with BB&T's standard policy with respect to lost certificates generally, and evidence reasonably satisfactory to BB&T of ownership of the shares represented thereby. After the Effective Time, MAB's transfer books shall be closed, and no transfer of the shares of MAB Common Stock outstanding immediately prior to the Effective Time shall be made on the stock transfer books of the Surviving Corporation.

   (d) Promptly after the Effective Time, BB&T shall cause to be delivered or mailed to each MAB shareholder a form of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any shares of MAB Common Stock. Upon proper surrender of such certificates or other evidence of ownership meeting the requirements of Section 2.8(c), together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably requested, BB&T shall promptly cause the transfer to the persons entitled thereto of the Merger Consideration.

   (e) The Surviving Corporation shall pay any dividends or other distributions with a record date prior to the Effective Time that have been declared or made by MAB in respect of shares of MAB Common Stock in accordance with the terms of this Agreement and that remain unpaid at the Effective Time, subject to compliance by MAB with Section 5.9(b). To the extent permitted by law, former shareholders of record of MAB shall be entitled to vote after the Effective Time at any meeting of BB&T shareholders the number of whole shares of BB&T Common Stock into which their respective shares of MAB Common Stock are converted, regardless of whether such holders have exchanged their certificates representing MAB Common Stock for certificates representing BB&T Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by BB&T on the BB&T Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of BB&T Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of BB&T Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing MAB Common Stock until such holder surrenders such certificate for exchange as provided in this Section 2.8. Upon surrender of such certificate, both the BB&T Common Stock certificate and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to the shares of MAB Common Stock represented by such certificate.

2.9 Conversion of Stock Options

   (a) At the Effective Time, each Stock Option then outstanding (and which by its terms does not lapse on or before the Effective Time), whether or not then exercisable, shall be converted into and become rights with respect to BB&T Common Stock, and BB&T shall assume each Stock Option in accordance with the terms of the Stock Option Plans, except that from and after the Effective Time
(i) BB&T and its Compensation Committee shall be substituted for MAB and the Compensation Committee of MAB's Board of Directors with respect to administering the Stock Option Plans, (ii) each Stock Option assumed by BB&T may be exercised solely for shares of BB&T Common Stock, (iii) the number of shares of BB&T Common Stock subject to each such Stock Option shall be the number of whole shares of BB&T Common Stock (omitting any fractional share) determined by multiplying the number of shares of MAB Common Stock subject to such Stock Option immediately prior to the Effective Time by the sum (to the nearest ten thousandth of a share, the "Option Conversion Ratio") of (A) Stock Exchange Ratio plus (B) the result obtained by dividing the Merger Cash Component by the Closing Value, (iv) the per share exercise price under each such Stock Option shall be adjusted by dividing the per share exercise price under each such Stock Option by the Option Conversion Ratio and rounding up to the nearest cent and (v) each holder of a Stock Option assumed by BB&T shall be entitled to the rights afforded to holders of Stock Options under the Escrow Agreement. Notwithstanding the foregoing, BB&T may at its election substitute as of the Effective Time options under the BB&T Corporation 1995 Omnibus Stock Incentive Plan or any other duly adopted comparable plan (in either case, the "BB&T Option Plan") for all or a part of the Stock Options, subject to the following conditions: (A) the requirements of (iii), (iv) and (v) above shall be met; (B) such substitution shall not constitute a modification, extension or renewal of any of the Stock Options; and (C) the substituted options shall continue in effect on the same terms and conditions as provided in the Stock Option Agreements and the Stock Option Plans governing each Stock Option. Each Stock Option which is an incentive stock option shall be adjusted as required by Section 424 of the Code, and the Regulations promulgated thereunder, so as to continue as an incentive stock option under Section 424(a) of the Code, and so as not to constitute a modification, extension, or renewal of the option within the meaning of Section 424(h) of the Code. BB&T and MAB agree to take all necessary steps to effectuate the foregoing provisions of this Section 2.9. BB&T has reserved and shall continue to reserve adequate shares of BB&T Common Stock for delivery upon exercise of any converted or substitute options. As soon as practicable after the Effective Time, if it has not already done so, and to the extent MAB shall have a registration statement in effect or an obligation to file a registration statement, BB&T shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of BB&T Common Stock subject to converted or substitute options and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such converted or substitute options remain outstanding. With respect to those individuals, if any, who subsequent to the Merger may be subject to the reporting requirements under Section 16(a) of the Exchange Act, BB&T shall administer the Stock Option Plans assumed pursuant to this Section 2.9 (or the BB&T Option Plan, if applicable) in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent necessary to preserve for such individuals the benefits of Rule 16b-3 to the extent such benefits were available to them prior to the Effective Time. MAB hereby represents that the Stock Option Plans in their current forms comply with Rule 16b-3 to the extent, if any, required as of the date hereof.

   (b) As soon as practicable following the Effective Time, BB&T shall deliver to the participants receiving converted options under the BB&T Option Plan an appropriate notice setting forth such participant's rights pursuant thereto.

   (c) Eligibility to receive stock option grants following the Effective Time with respect to BB&T Common Stock shall be determined by BB&T in accordance with its plans and procedures as in effect from time to time, and subject to any contractual obligations.

2.10 Dissenting Shares

   Any holder of shares of MAB Common Stock who shall have exercised rights to dissent with respect to the Merger in accordance with the KBCA and who has properly exercised such shareholder's rights to demand payment of the "fair value" of the shareholder's shares (the "Dissenting Shares") as provided in the KBCA (the "Dissenting Shareholder") shall thereafter have only such rights, if any, as are provided a Dissenting Shareholder in accordance with the KBCA and shall have no rights to receive the Merger Consideration under Sections 2.7 and
2.8 (provided, that nothing contained herein shall limit such Dissenting Shareholder's rights to the payment of all declared and unpaid dividends); provided, however, that if a Dissenting Shareholder shall fail to properly demand payment (in accordance with the KBCA) in conjunction with such appraisal or shall become ineligible for such appraisal, then such Dissenting Shareholder's Dissenting Shares automatically shall cease to be Dissenting Shares and shall be converted into and represent only the right to receive from the Surviving Corporation, upon surrender of the certificate representing the Dissenting Shares, the Merger Consideration provided for in Section 2.7 and declared and unpaid dividends as provided in Section 2.8(e).

2.11 Merger of Subsidiaries

   In the event that BB&T shall request, MAB shall take such actions, and shall cause the MAB Subsidiaries to take such actions, as may be reasonably required in order to effect, at the Effective Time, the merger of one or more of the MAB Subsidiaries with and into, in each case, one of the BB&T Subsidiaries.

2.12 Anti-Dilution

   In the event BB&T changes the number of shares of BB&T Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or other similar recapitalization, and the record date thereof (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Stock Exchange Ratio shall be proportionately adjusted.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF MAB

   Except as Disclosed, MAB represents and warrants to BB&T as follows (the representations and warranties herein of MAB are made subject to the applicable standard set forth in Section 6.3(a), and no such representation or warranty shall be deemed to be inaccurate unless it is inaccurate to the extent that BB&T would be entitled to refuse to consummate the Merger pursuant to Section 7.1(b)(ii) on account of such inaccuracy):

3.1 Capital Structure

   The authorized capital stock of MAB consists of 15,000,000 shares of MAB Common Stock and 750,000 shares of MAB Preferred Stock, of which 120,000 shares have been designated as 1998A Junior Participating Preferred Stock. MAB has 11,071,509 shares of MAB Common Stock issued and outstanding as of the date hereof. No other shares of capital stock of MAB, common or preferred, are authorized, issued or outstanding. All outstanding shares of MAB capital stock have been duly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock have been reserved for any purpose, except for shares of MAB Common Stock reserved in connection with the Stock Option Plans and the Director Stock Plan. As of the date hereof, MAB has granted options to acquire 1,143,667 shares of MAB Common Stock under the Stock Option Plans or outstanding agreements and awards, which options remain outstanding as of the date hereof. MAB has agreed to issue 33,930 shares of MAB Common Stock under the Director Stock Plan. Except as set forth in this Section 3.1 (and other than rights pursuant to the Rights Agreement described in the definition of MAB Common Stock), there are no Rights authorized, issued or outstanding with respect to, nor are there any agreements, understandings or commitments relating to the right of any MAB shareholder to own, to vote or to dispose of, the capital stock of MAB. Holders of MAB Common Stock do not have preemptive rights.

3.2 Organization, Standing and Authority

   MAB is a corporation duly organized, validly existing and in good standing under the laws of the State of Kentucky, with full corporate power and authority to carry on its business as now conducted and to own, lease and operate its properties and assets. MAB is not required to be qualified to do business in any other state of the United States or foreign jurisdiction. MAB is registered as a bank holding company under the Bank Holding Company Act.

3.3 Ownership of Subsidiaries

   Section 3.3 of the MAB Disclosure Memorandum lists all of the MAB Subsidiaries and, with respect to each, its jurisdiction of organization, jurisdictions in which it is qualified or otherwise licensed to conduct business, the number of shares or ownership interests owned by MAB (directly or indirectly), the percentage ownership interest so owned by MAB and its business activities. The outstanding shares of capital stock or other equity interests of the MAB Subsidiaries are validly issued and outstanding, fully paid and nonassessable, and all such shares are directly or indirectly owned by MAB free and clear of all liens, claims and encumbrances or preemptive rights of any person. No Rights are authorized, issued or outstanding with respect to the capital stock or other equity interests of the MAB Subsidiaries, and there are no agreements, understandings or commitments relating to the right of MAB to own, to vote or to dispose of said interests. None of the shares of capital stock or other equity interests of the MAB Subsidiaries have been issued in violation of the preemptive rights of any person. Section 3.3 of the MAB Disclosure Memorandum also lists all shares of capital stock or other securities or ownership interests of any corporation, partnership, joint venture, or other organization (other than the MAB Subsidiaries and stock or other securities held in a fiduciary capacity) owned directly or indirectly by MAB.

3.4 Organization, Standing and Authority of the Subsidiaries

   Each MAB Subsidiary that is a depository institution is a state chartered commercial bank or a federally chartered savings bank with its deposits insured by the FDIC. Each of the MAB Subsidiaries is validly existing and in good standing under the laws of its jurisdiction of organization. Each of the MAB Subsidiaries has full power and authority to carry on its business as now conducted, and is duly qualified to do business and in good standing in each jurisdiction Disclosed with respect to it. No MAB Subsidiary is required to be qualified to do business in any other state of the United States or foreign jurisdiction, or is engaged in any type of activities that have not been Disclosed.

3.5 Authorized and Effective Agreement

   (a) MAB has all requisite corporate power and authority to enter into and (subject to receipt of all necessary governmental approvals and the receipt of approval of the MAB shareholders of this Agreement and the Plan of Merger) to perform all of its obligations under this Agreement, the Plan of Merger, the Articles of Merger and the BB&T Option Agreement. The execution and delivery of this Agreement, the Articles of Merger and the BB&T Option Agreement, and consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action, except, in the case of this Agreement and the Plan of Merger, the approval of the MAB shareholders pursuant to and to the extent required by applicable law. This Agreement, the Plan of Merger and the BB&T Option Agreement constitute legal, valid and binding obligations of MAB, and each is enforceable against MAB in accordance with its terms, in each such case subject to (i) bankruptcy, fraudulent transfer, insolvency, moratorium, reorganization, conservatorship, receivership, or other similar laws from time to time in effect relating to or affecting the enforcement of the rights of creditors of FDIC-insured institutions or the enforcement of creditors' rights generally; and (ii) general principles of equity (whether applied in a court of law or in equity).

   (b) Neither the execution and delivery of this Agreement, the Plan of Merger, the Articles of Merger or the BB&T Option Agreement, nor consummation of the transactions contemplated hereby or thereby, nor compliance by MAB with any of the provisions hereof or thereof, shall (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of MAB or any MAB Subsidiary, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of MAB or any MAB Subsidiary pursuant to, any note, bond, mortgage, indenture, license, permit, contract, agreement or other instrument or obligation, or (iii) subject to receipt of all required governmental approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to MAB or any MAB Subsidiary.

   (c) Other than consents or approvals required from, or notices to, regulatory authorities as provided in Section 5.4(b), no notice to, filing with, or consent of, any public body or authority is necessary for the consummation by MAB of the Merger and the other transactions contemplated in this Agreement.

3.6 Securities Filings; Financial Statements; Statements True

   (a) MAB has timely filed all Securities Documents required by the Securities Laws to be filed since December 31, 1998. MAB has Disclosed or made available to BB&T a true and complete copy of each Securities Document filed by MAB with the Commission after December 31, 1998 and prior to the date hereof, which are all of the Securities Documents that MAB was required to file during such period. As of their respective dates of filing, such Securities Documents complied with the Securities Laws as then in effect, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

   (b) The Financial Statements of MAB fairly present or will fairly present, as the case may be, the consolidated financial position of MAB and the MAB Subsidiaries as of the dates indicated and the consolidated statements of income, changes in shareholders' equity and statements of cash flows for the periods then ended (subject, in the case of unaudited interim statements, to the absence of notes and to normal year-end audit adjustments that are not material in amount or effect) in conformity with GAAP applied on a consistent basis.

   (c) No statement, certificate, instrument or other writing furnished or to be furnished hereunder by MAB or any MAB Subsidiary to BB&T contains or will contain any untrue statement of a material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.7 Minute Books

   The minute books of MAB and each of the MAB Subsidiaries contain or will contain at Closing accurate records of all meetings and other corporate actions of their respective shareholders and Boards of Directors (including committees of the Board of Directors), and the signatures contained therein are the true signatures of the persons whose signatures they purport to be.

3.8 Adverse Change

   Since December 31, 2000, MAB and the MAB Subsidiaries have not incurred any liability, whether accrued, absolute or contingent, except as disclosed in the most recent MAB Financial Statements, or entered into any transactions with Affiliates, in each case other than in the ordinary course of business consistent with past practices, nor has there been any adverse change or any event involving a prospective adverse change in the business, financial condition, results of operations or business prospects of MAB or any of the MAB Subsidiaries.

3.9 Absence of Undisclosed Liabilities

   All liabilities (including contingent liabilities) of MAB and the MAB Subsidiaries are disclosed in the most recent Financial Statements of MAB or are normally recurring business obligations incurred in the ordinary course of its business since the date of MAB's most recent Financial Statements.

3.10 Properties

   (a) MAB and the MAB Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, defaults or equitable interests, to all of the properties and assets, real and personal, tangible and intangible, reflected on the consolidated balance sheet included in the Financial Statements of MAB as of December 31, 2000 or acquired after such date, except for (i) liens for current taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business,
(iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent, or (iv) dispositions and encumbrances for adequate consideration in the ordinary course of business.

   (b) All leases and licenses pursuant to which MAB or any MAB Subsidiary, as lessee or licensee, leases or licenses rights to real or personal property are valid and enforceable in accordance with their respective terms.

3.11 Environmental Matters

   (a) MAB and the MAB Subsidiaries are and at all times have been in compliance with all Environmental Laws. Neither MAB nor any MAB Subsidiary has received any communication alleging that MAB or the MAB Subsidiary is not in such compliance, and there are no present circumstances that would prevent or interfere with the continuation of such compliance.

   (b) There are no pending Environmental Claims, neither MAB nor any MAB Subsidiary has received notice of any pending Environmental Claims, and there are no conditions or facts existing which might reasonably be expected to result in legal, administrative, arbitral or other proceedings asserting Environmental Claims or other claims, causes of action or governmental investigations of any nature seeking to impose, or that could result in the imposition of, any liability arising under any Environmental Laws upon (i) MAB or any MAB Subsidiary, (ii) any person or entity whose liability for any Environmental Claim MAB or any MAB Subsidiary has or may have retained or assumed, either contractually or by operation of law, (iii) any real or personal property owned or leased by MAB or any MAB Subsidiary, or any real or personal property which MAB or any MAB Subsidiary has or is judged to have managed or supervised or participated in the management of, or (iv) to the best knowledge of MAB, any real or personal property in which MAB or any MAB Subsidiary holds a security interest securing a loan recorded on the books of MAB or any MAB Subsidiary. Neither MAB nor any MAB Subsidiary is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability under any Environmental Laws.

   (c) MAB and the MAB Subsidiaries are in compliance with all recommendations contained in any environmental audits, analyses and surveys received by MAB relating to all real and personal property owned or leased by MAB or any MAB Subsidiary and all real and personal property of which MAB or any MAB Subsidiary has or is judged to have managed or supervised or participated in the management of.

   (d) There are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim, or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws, against MAB or any MAB Subsidiary or against any person or entity whose liability for any Environmental Claim MAB or any MAB Subsidiary has or may have retained or assumed, either contractually or by operation of law.

3.12 Loans; Allowance for Loan Losses

   (a) All of the loans on the books of MAB and the MAB Subsidiaries are valid and properly documented and were made in the ordinary course of business, and the security therefor, if any, is valid and properly perfected. Neither the terms of such loans, nor any of the loan documentation, nor the manner in which such loans have been administered and serviced, nor MAB's procedures and practices of approving or rejecting loan applications, violates any federal, state or local law, rule, regulation or ordinance applicable thereto, including, without limitation, the TILA, Regulations O and Z of the Federal Reserve Board, the CRA, the Equal Credit Opportunity Act, as amended, and state laws, rules and regulations relating to consumer protection, installment sales and usury.

   (b) The allowances for loan losses reflected on the consolidated balance sheets included in the Financial Statements of MAB are adequate as of their respective dates under the requirements of GAAP and applicable regulatory requirements and guidelines.

3.13 Tax Matters

   (a) MAB and the MAB Subsidiaries and each of their predecessors have timely filed (or requests for extensions have been timely filed and any such extensions either are pending or have been granted and have not expired) all federal, state and local (and, if applicable, foreign) tax returns required by applicable law to be filed by them (including, without limitation, estimated tax returns, income tax returns, information returns, and withholding and employment tax returns) and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all taxes required to be paid in respect of the periods covered by such returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all taxes for any subsequent periods ending on or prior to the Effective Time. Neither MAB nor any MAB Subsidiary has or will have any liability for any such taxes in excess of the amounts so paid or reserves or accruals so established. MAB and the MAB Subsidiaries have paid, or where payment is not required to have been made have set up an adequate reserve or accrual for payment of, all taxes required to be paid or accrued for the preceding or current fiscal year for which a return is not yet due.

   (b) All federal, state and local (and, if applicable, foreign) tax returns filed by MAB and the MAB Subsidiaries are complete and accurate. Neither MAB nor any MAB Subsidiary is delinquent in the payment of any tax, assessment or governmental charge. No deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against MAB or any MAB Subsidiary which have not been settled and paid. There are currently no agreements in effect with respect to MAB or any MAB Subsidiary to extend the period of limitations for the assessment or collection of any tax. No audit examination or deficiency or refund litigation with respect to such returns is pending.

   (c) Deferred taxes have been provided for in accordance with GAAP consistently applied.

   (d) Neither MAB nor any of the MAB Subsidiaries is a party to any tax allocation or sharing agreement or has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was MAB or a MAB subsidiary) or has any liability for taxes of any person (other than MAB and the MAB Subsidiaries) under Treasury Regulation
Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor or by contract or otherwise.

   (e) Each of MAB and the MAB Subsidiaries is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and tax withholding requirements under federal, state, and local tax laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

   (f) Neither MAB nor any of the MAB Subsidiaries has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that would be disallowed as a deduction under
Section 280G or 162(m) of the Code.

3.14 Employees; Compensation; Benefit Plans

   (a) Compensation. MAB has Disclosed a complete and correct list of the name, age, position, rate of compensation and any incentive compensation arrangements, bonuses or commissions or fringe or other benefits, whether payable in cash or in kind, of each person who is not an employee of MAB or any MAB

Subsidiary to whom MAB or any MAB Subsidiary pays or provides, or has an obligation, agreement (written or unwritten), policy or practice of paying or providing, retirement, health, welfare or other benefits of any kind or description whatsoever.

   (b) Employee Benefit Plans.

     (i) MAB has Disclosed an accurate and complete list of all Plans, as defined below, contributed to, maintained or sponsored by MAB or any MAB Subsidiary, to which MAB or any MAB Subsidiary is obligated to contribute or has any liability or potential liability, whether direct or indirect, including all Plans contributed to, maintained or sponsored by each member of the controlled group of corporations, within the meaning of Sections 414(b), 414(c), 414(m) and 414(o) of the Code, of which MAB or any MAB Subsidiary is a member. For purposes of this Agreement, the term "Plan" shall mean a plan, arrangement, agreement or program described in the foregoing provisions of this Section 3.14(b)(i) that is: (A) a profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension (including, in this case, any such plan terminated within the last six years), retirement, severance, welfare or incentive plan, agreement or arrangement, whether or not funded, (B) an employment agreement, (C) a personnel policy or fringe benefit plan, policy, program or arrangement providing for benefits or perquisites to current or former employees, officers, directors or agents, whether or not funded, including, without limitation, obligations to pay, or to continue to pay, material amounts of benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, severance, medical, dental, hospitalization, life insurance and other types of insurance, or (D) any other employee benefit plan as defined in Section 3(3) of ERISA, whether or not funded.

     (ii) Neither MAB nor any MAB Subsidiary contributes to, has an obligation to contribute to or otherwise has any liability or potential liability with respect to (A) any multiemployer plan as defined in Section 3(37) of ERISA, (B) any plan of the type described in Sections 4063 and 4064 of ERISA or in Section 413 of the Code (and regulations promulgated thereunder), or (C) except as Disclosed pursuant to Section 3.14(a) above, any plan which provides health, life insurance, accident or other "welfare-type" benefits to current or future retirees or former employees or directors, their spouses or dependents, other than in accordance with the requirements of the Family and Medical Leave Act, Section 4980B of the Code or applicable state continuation coverage law.

     (iii) None of the Plans obligates MAB or any MAB Subsidiary to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a "change in control," as such term is used in Section 280G of the Code (and regulations promulgated thereunder).

     (iv) Each Plan, and all related trusts, insurance contracts and funds, has been maintained, funded and administered in compliance in all respects with its own terms and in compliance in all respects with all applicable laws and regulations, including but not limited to ERISA and the Code. No actions, suits, claims, complaints, charges, proceedings, hearings, examinations, investigations, audits or demands with respect to the Plans (other than routine claims for benefits) are pending or threatened, and there are no facts which could give rise to or be expected to give rise to any actions, suits, claims, complaints, charges, proceedings, hearings, examinations, investigations, audits or demands. No Plan that is subject to the funding requirements of Section 412 of the Code or Section 302 of ERISA has incurred any "accumulated funding deficiency" as such term is defined in such Sections of ERISA and the Code, whether or not waived, and each Plan has always fully met the funding standards required under Title I of ERISA and Section 412 of the Code. No liability to the Pension Benefit Guaranty Corporation ("PBGC") (except for routine payment of premiums) has been or is expected to be incurred with respect to any Plan that is subject to Title IV of ERISA, no reportable event (as such term is defined in Section 4043 of ERISA) for which the PBGC has not waived notice has occurred with respect to any such Plan, and the PBGC has not commenced or threatened the termination of any Plan. None of the assets of MAB or any MAB Subsidiary is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code, neither MAB nor any MAB Subsidiary has been required to post any security pursuant to Section 307 of ERISA or Section 401(a)(29) of the Code, and there are no facts which could be expected to give rise to such lien or such posting of security. No event has occurred and no condition exists that would subject MAB or any MAB Subsidiary to any tax under Sections 4971, 4972, 4976, 4977 or 4979 of the Code or to a fine or penalty under Section 502(c) of ERISA.

     (v) Each Plan that is intended to be qualified under Section 401(a) of the Code, and each trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to the qualification under the Code of such Plan and the tax exempt status of such related trust, and nothing has occurred since the date of such determination letter that could adversely affect the qualification of such Plan or the tax exempt status of such related trust.

     (vi) No underfunded "defined benefit plan" (as such term is defined in Section 3(35) of ERISA) has been, during the five years preceding the Closing Date, transferred out of the controlled group of corporations (within the meaning of Sections 414(b), (c), (m) and (o) of the Code) of which MAB or any MAB Subsidiary is a member or was a member during such five-year period.

     (vii) As of December 31, 2000, the fair market value of the assets of each Plan that is a tax qualified defined benefit plan equaled or exceeded, and as of the Closing Date will equal or exceed, the present value of all vested and nonvested liabilities thereunder for purposes of Financial Accounting Standards Board Statement Number 35 determined in accordance with reasonable actuarial methods, factors and assumptions applicable to a defined benefit plan on an ongoing basis. With respect to each Plan that is subject to the funding requirements of Section 412 of the Code and Section 302 of ERISA, all required contributions for all periods ending prior to or as of the Closing Date (including periods from the first day of the then-current plan year to the Closing Date and including all quarterly contributions required in accordance with Section 412(m) of the Code) shall have been made. With respect to each other Plan, all required payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing Date shall have been made in the ordinary course, other than contributions or accruals for the plan year in which the Closing Date occurs which are not yet due to be paid as of that date. No tax qualified Plan has any unfunded liabilities other than contributions payable that, as of the Closing Date, are not past due.

     (viii) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA or Section 4975 of the Code, whether by statutory, class or individual exemption) has occurred with respect to any Plan which would result in the imposition, directly or indirectly, of any excise tax, penalty or other liability under Section 4975 of the Code or Section 409 or 502(i) of ERISA. Neither MAB nor, to the best knowledge of MAB, any MAB Subsidiary, any trustee, administrator or other fiduciary of any Plan, or any agent of any of the foregoing has engaged in any transaction or acted or failed to act in a manner that could subject MAB or any MAB Subsidiary to any liability for breach of fiduciary duty under ERISA or any other applicable law.

     (ix) With respect to each Plan, all reports and information required to be filed with any government agency or distributed to Plan participants and their beneficiaries have been duly and timely filed or distributed.

     (x) MAB and each MAB Subsidiary has been and is presently in compliance with all of the requirements of Section 4980B of the Code.

     (xi) Neither MAB nor any MAB Subsidiary has a liability as of December 31, 2000 under any Plan that, to the extent disclosure is required under GAAP, is not reflected on the consolidated balance sheet included in the Financial Statements of MAB as of December 31, 2000 or otherwise Disclosed.

     (xii) Neither the consideration nor implementation of the transactions contemplated under this Agreement will increase (A) MAB's or any MAB Subsidiary's obligation to make contributions or any other payments to fund benefits accrued under the Plans as of the date of this Agreement or (B) the benefits accrued or payable with respect to any participant under the Plans (except to the extent benefits may be deemed increased by accelerated vesting, accelerated allocation of previously unallocated Plan assets or by the conversion of all stock options in accordance with Section 2.9.

     (xiii) With respect to each Plan, MAB has Disclosed or made available to BB&T, true, complete and correct copies of (A) all documents pursuant to which the Plans are maintained, funded and administered, including summary plan descriptions, (B) the three most recent annual reports (Form 5500 series) filed with the IRS (with attachments), (C) the three most recent actuarial reports, if any, (D) the three most recent financial statements,
  (E) all governmental filings for the last three years, including, without limitation, excise tax returns and reportable events filings, and (F) all governmental rulings, determinations, and opinions (and pending requests for governmental rulings, determinations, and opinions) during the past three years.

     (xiv) Each of the Plans as applied to MAB and any MAB Subsidiary may be amended or terminated at any time by action of MAB's Board of Directors, or such MAB's Subsidiary's Board of Directors, as the case may be, or a committee of such Board of Directors or duly authorized officer, in each case subject to the terms of the Plan and compliance with applicable laws and regulations (and limited, in the case of multiemployer plans, to termination of the participation of MAB or a MAB Subsidiary thereunder).

3.15 Certain Contracts

   (a) Neither MAB nor any MAB Subsidiary is a party to, is bound or affected by, or receives benefits under (i) any agreement, arrangement or commitment, written or oral, the default of which would have a Material Adverse Effect, whether or not made in the ordinary course of business (other than loans or loan commitments made or certificates or deposits received in the ordinary course of the banking business), or any agreement restricting its business activities, including, without limitation, agreements or memoranda of understanding with regulatory authorities, (ii) any agreement, indenture or other instrument, written or oral, relating to the borrowing of money by MAB or any MAB Subsidiary or the guarantee by MAB or any MAB Subsidiary of any such obligation, which cannot be terminated within less than 30 days after the Closing Date by MAB or any MAB Subsidiary (without payment of any penalty or cost, except with respect to Federal Home Loan Bank or Federal Reserve Bank advances), (iii) any agreement, arrangement or commitment, written or oral, relating to the employment of a consultant, independent contractor or agent, or the employment, election or retention in office of any present or former director or officer, which cannot be terminated within less than 30 days after the Closing Date by MAB or any MAB Subsidiary (without payment of any penalty or cost), or that provides benefits which are contingent, or the application of which is altered, upon the occurrence of a transaction involving MAB of the nature contemplated by this Agreement or the BB&T Option Agreement, or (iv) any agreement or plan, written or oral, including any Stock Option Plans, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the BB&T Option Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the BB&T Option Agreement. Each matter Disclosed pursuant to this Section 3.15(a) is in full force and effect as of the date hereof.

   (b) Neither MAB nor any MAB Subsidiary is in default under any agreement, commitment, arrangement, lease, insurance policy, or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default.

3.16 Legal Proceedings; Regulatory Approvals

   There are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the best knowledge of MAB, threatened against MAB or any MAB Subsidiary or against any asset, interest, Plan or right of MAB or any MAB Subsidiary, or, to the best knowledge of MAB, against any officer, director or employee of any of them in their capacity as such. There are no actions, suits or proceedings instituted, pending or, to the best knowledge of MAB, threatened against any present or former director or officer of MAB or any MAB Subsidiary that would reasonably be expected to give rise to a claim against MAB or any MAB Subsidiary for indemnification. There are no actual or, to the best knowledge of MAB, threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein or in the BB&T Option Agreement. To the best knowledge of MAB, no fact or condition relating to MAB or any MAB Subsidiary exists (including, without limitation, noncompliance with the CRA) that would prevent MAB or BB&T from obtaining all of the federal and state regulatory approvals contemplated herein.

3.17 Compliance with Laws; Filings

   Each of MAB and each MAB Subsidiary is in compliance with all statutes and regulations (including, but not limited to, the CRA, the TILA and regulations promulgated thereunder, and other consumer banking laws), and has obtained and maintained all permits, licenses and registrations applicable to the conduct of its business, and neither MAB nor any MAB Subsidiary has received notification that has not lapsed, been withdrawn or abandoned by any agency or department of federal, state or local government (i) asserting a violation or possible violation of any such statute or regulation, (ii) threatening to revoke any permit, license, registration, or other government authorization, or (iii) restricting or in any way limiting its operations. Neither MAB nor any MAB Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment, and none of them has received any communication requesting that it enter into any of the foregoing. Since December 31, 1998, MAB and each of the MAB Subsidiaries has filed all reports, registrations, notices and statements, and any amendments thereto, that it was required to file with federal and state regulatory authorities, including, without limitation, the Commission, FDIC, Federal Reserve Board and applicable state regulators. Each such report, registration, notice and statement, and each amendment thereto, complied with applicable legal requirements.

3.18 Brokers and Finders

   Neither MAB nor any MAB Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein, in the Plan of Merger or in the BB&T Option Agreement, except for an obligation to the Financial Advisor for investment banking services, the nature and extent of which has been Disclosed, and except for fees to accountants and lawyers.

3.19 Repurchase Agreements; Derivatives

   (a) With respect to all agreements currently outstanding pursuant to which MAB or any MAB Subsidiary has purchased securities subject to an agreement to resell, MAB or the MAB Subsidiary has a valid, perfected first lien or security interest in the securities or other collateral securing such agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby. With respect to all agreements currently outstanding pursuant to which MAB or any MAB Subsidiary has sold securities subject to an agreement to repurchase, neither MAB nor the MAB Subsidiary has pledged collateral in excess of the amount of the debt secured thereby. Neither MAB nor any MAB Subsidiary has pledged collateral in excess of the amount required under any interest rate swap or other similar agreement currently outstanding.

   (b) Neither MAB nor any MAB Subsidiary is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial contract, or any other interest rate or foreign currency protection contract not included on its balance sheets in the Financial Statements, which is a financial derivative contract (including various combinations thereof), except for options and forwards entered into in the ordinary course of its mortgage lending business consistent with past practice and current policy.

3.20 Deposit Accounts

   The deposit accounts of the MAB Subsidiaries that are depository institutions are insured by the FDIC to the maximum extent permitted by federal law, and the MAB Subsidiaries have paid all premiums and assessments and filed all reports required to have been paid or filed under all rules and regulations applicable to the FDIC.

3.21 Related Party Transactions

   MAB has Disclosed all existing transactions, investments and loans, including loan guarantees existing as of the date hereof, to which MAB or any MAB Subsidiary is a party with any director, executive officer or 5% shareholder of MAB or any person, corporation, or enterprise controlling, controlled by or under common control with any of the foregoing. All such transactions, investments and loans are on terms no less favorable to MAB than could be obtained from unrelated parties.

3.22 Certain Information

   When the Proxy Statement/Prospectus is mailed, and at the time of the meeting of shareholders of MAB to vote on the Plan of Merger, the Proxy Statement/Prospectus and all amendments or supplements thereto, with respect to all information set forth therein provided by MAB, (i) shall comply with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

3.23 Tax and Regulatory Matters; Directors' and Officers' Liability Insurance

   Neither MAB nor any MAB Subsidiary has taken or agreed to take any action which would or could reasonably be expected to (i) cause the Merger not to constitute a reorganization under Section 368 of the Code or (ii) materially impede or delay receipt of any consents of regulatory authorities referred to in Section 5.4(b) or result in failure of the condition in Section 6.3(b). There are no past or present actions, activities, circumstances, conditions, events or incidents, other than the transactions provided for in this Agreement, that would reasonably be expected to result in an increase in the premiums for insurance providing coverage to directors and officers of MAB for acts or omissions, except for those affecting the directors' and officers' liability insurance market generally.

3.24 State Takeover Laws

   MAB and each MAB Subsidiary have taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable moratorium, fair price, business combination, control share or other anti-takeover laws, and no such law shall be activated or applied as a result of such transactions. Neither the Articles of Incorporation nor the Bylaws of MAB, nor any other document of MAB or to which MAB is a party, contains a provision that requires more than a majority of the shares of MAB Common Stock entitled to vote, or the vote or approval of any other class of capital stock or voting security to approve the Merger or any other transactions contemplated in this Agreement. The rights attached to shares of MAB Common Stock described in the definition of MAB Common Stock are not and will not become exercisable by holders thereof as a result of execution of this Agreement or consummation of the transactions contemplated herein.

3.25 Labor Relations

   Neither MAB nor any MAB Subsidiary is the subject of any claim or allegation that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is MAB or any MAB Subsidiary party to any collective bargaining agreement. There is no strike or other labor dispute involving MAB or any MAB Subsidiary, pending or threatened, or to the best knowledge of MAB, is there any activity involving any employees of MAB or any MAB Subsidiary seeking to certify a collective bargaining unit or engaging in any other organization activity.

3.26 Fairness Opinion

   MAB has received from PBS an opinion that, as of the date hereof, the Merger Consideration is fair to shareholders of MAB from a financial point of view.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BB&T

   BB&T represents and warrants to MAB as follows (the representations and warranties herein of BB&T are made subject to the applicable standard set forth in Section 6.2(a), and no such representation or warranty shall be deemed to be inaccurate unless it is inaccurate to the extent that MAB would be entitled to refuse to consummate the Merger pursuant to Section 7.1(b)(ii) on account of such inaccuracy):

4.1 Capital Structure of BB&T

   The authorized capital stock of BB&T consists of (i) 5,000,000 shares of preferred stock, par value $5.00 per share, of which 2,000,000 shares have been designated as Series B Junior Participating Preferred Stock and the remainder are undesignated, and none of which shares are issued and outstanding, and (ii) 1,000,000,000 shares of BB&T Common Stock of which 453,058,500 shares were issued and outstanding as of October 31, 2001. All outstanding shares of BB&T Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. The shares of BB&T Common Stock reserved as provided in Section
5.3 are free of any Rights and have not been reserved for any other purpose, and such shares are available for issuance as provided pursuant to the Plan of Merger. Holders of BB&T Common Stock do not have preemptive rights.

4.2 Organization, Standing and Authority of BB&T

   BB&T is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina, with full corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, and is duly qualified to do business in the states of the United States where its ownership or leasing of property or the conduct of its business requires such qualification. BB&T is registered as a financial holding company under the Bank Holding Company Act.

4.3 Authorized and Effective Agreement

   (a) BB&T has all requisite corporate power and authority to enter into and (subject to receipt of all necessary government approvals) perform all of its obligations under this Agreement. The execution and delivery of this Agreement and consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of BB&T. This Agreement and the Plan of Merger attached hereto constitute legal, valid and binding obligations of BB&T, and each is enforceable against BB&T in accordance with its terms, in each case subject to (i) bankruptcy, insolvency, moratorium, reorganization, conservatorship, receivership or other similar laws in effect from time to time relating to or affecting the enforcement of the rights of creditors; and (ii) general principles of equity.

   (b) Neither the execution and delivery of this Agreement or the Articles of Merger, nor consummation of the transactions contemplated hereby, nor compliance by BB&T with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the Articles of Incorporation or bylaws of BB&T or any BB&T Subsidiary, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of BB&T or any BB&T Subsidiary pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to BB&T or any BB&T Subsidiary.

   (c) Other than consents or approvals required from, or notices to, regulatory authorities as provided in Section 5.4(b), no notice to, filing with, or consent of, any public body or authority is necessary for the consummation by BB&T of the Merger and the other transactions contemplated in this Agreement.

4.4 Organization, Standing and Authority of BB&T Subsidiaries

   Each of the BB&T Subsidiaries is duly organized, validly existing and in good standing under applicable laws. BB&T owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the BB&T Subsidiaries. Each of the BB&T Subsidiaries (i) has full power and authority to carry on its business as now conducted and (ii) is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

4.5 Securities Documents; Financial Statements; Statements True

   (a) BB&T has timely filed all Securities Documents required by the Securities Laws to be filed since December 31, 1998. As of their respective dates of filing, such Securities Documents complied with the Securities Laws as then in effect, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No statement, certificate, instrument or other writing furnished or to be furnished hereunder by BB&T or any other BB&T Subsidiary to MAB contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

   (b) The Financial Statements of BB&T fairly present or will fairly present, as the case may be, the consolidated financial position of BB&T and the BB&T Subsidiaries (and all other Subsidiaries of BB&T) as of the dates indicated and the consolidated statements of income, changes in shareholders' equity and statements of cash flows for the periods then ended (subject, in the case of unaudited interim statements, to the absence of notes and to normal year-end audit adjustments that are not material in amount or effect) in conformity with GAAP applied on a consistent basis.

   (c) No statement, certificate, instrument or other writing furnished or to be furnished hereunder by BB&T or any BB&T Subsidiary to BB&T contains or will contain any untrue statement of a material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.6 Certain Information

   When the Proxy Statement/Prospectus is mailed, and at all times subsequent to such mailing up to and including the time of the meeting of shareholders of MAB to vote on the Merger, the Proxy Statement/Prospectus and all amendments or supplements thereto, with respect to all information set forth therein relating to BB&T, (i) shall comply with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

4.7 Tax and Regulatory Matters

   Neither BB&T nor any BB&T Subsidiary has taken or agreed to take any action which would or could reasonably be expected to (i) cause the Merger not to constitute a reorganization under Section 368 of the Code, or (ii) materially impede or delay receipt of any consents of regulatory authorities referred to in Section 5.4(b) or result in failure of the condition in Section 6.3(b); provided, that nothing that nothing contained herein shall limit the ability of BB&T to exercise its rights under the BB&T Option Agreement,

4.8 Share Ownership

   As of the date of this Agreement, BB&T does not own (except in a fiduciary capacity) any shares of MAB Common Stock.

4.9 Legal Proceedings; Regulatory Approvals

   There are no actual or, to the best knowledge of BB&T, threatened actions, suits or proceedings instituted, which present a claim to restrain or prohibit the transactions contemplated herein. To the best knowledge of BB&T, no fact or condition relating to BB&T or any BB&T Subsidiary exists (including, without limitation, noncompliance with the CRA) that would prevent BB&T or MAB from obtaining all of the federal and state regulatory approvals contemplated herein.

4.10 Adverse Change

   Since December 31, 2000, BB&T and the BB&T Subsidiaries have not incurred any liability, whether accrued, absolute or contingent, except as disclosed in the most recent BB&T Financial Statements, or entered into any transactions with Affiliates, in each case other than in the ordinary course of business consistent with past practices, nor has there been any adverse change or any event involving a prospective adverse change in the business, financial condition, results of operations or business prospects of BB&T or any of the BB&T Subsidiaries.

                                   ARTICLE V

                                   COVENANTS

5.1 MAB Shareholder Meeting

   MAB shall submit this Agreement and the Plan of Merger to its shareholders for approval at a meeting to be held as soon as practicable, and by approving execution of this Agreement, the Board of Directors of MAB agrees that it shall, at the time the Proxy Statement/Prospectus is mailed to the shareholders of MAB, recommend that MAB's shareholders vote for such approval; provided, that the Board of Directors of MAB may withdraw or refuse to make such recommendation only if the Board of Directors shall determine in good faith that such recommendation should not be made in light of its fiduciary duty to MAB's shareholders after consideration of (i) written advice of legal counsel that, in the opinion of such counsel, such recommendation or the failure to withdraw or modify such recommendation could reasonably be expected to constitute a breach of the fiduciary duty of the Board of Directors to the shareholders of MAB, and (ii) a written determination from the Financial Advisor that the Merger Consideration is not fair or is inadequate to the MAB shareholders from a financial point of view, accompanied by a detailed analysis of the reasons for such determination.

5.2 Registration Statement; Proxy Statement/Prospectus

   As promptly as practicable after the date hereof, BB&T shall prepare and file the Registration Statement with the Commission. MAB will furnish to BB&T the information required to be included in the Registration Statement with respect to its business and affairs before it is filed with the Commission and again before any amendments are filed, and shall have the right to review and consult with BB&T on the form of, and any characterizations of such information included in, the Registration Statement prior to the filing with the Commission. Such Registration Statement, at the time it becomes effective and on the Effective Time, shall in all material respects conform to the requirements of the Securities Act and the applicable rules and regulations of the Commission. The Registration Statement shall include the form of Proxy Statement/Prospectus. BB&T and MAB shall use all reasonable efforts to cause the Proxy Statement/Prospectus to be approved by the Commission for mailing to the MAB shareholders, and such Proxy Statement/Prospectus shall, on the date of mailing, conform in all material respects to the requirements of the Securities Laws and the applicable rules and regulations of the Commission thereunder. MAB shall cause the Proxy Statement/Prospectus to be mailed to shareholders in accordance with all applicable notice requirements under the Securities Laws, the KBCA and the rules and regulations of the NYSE and the American Stock Exchange.

5.3 Plan of Merger; Reservation of Shares

   At the Effective Time, the Merger shall be effected in accordance with the Plan of Merger. In connection therewith, BB&T acknowledges that it (i) has adopted the Plan of Merger and (ii) will pay or cause to be paid when due the Merger Consideration. BB&T has reserved for issuance such number of shares of BB&T Common Stock as shall be necessary to pay the Merger Consideration and agrees not to take any action that would cause the aggregate number of authorized shares of BB&T Common Stock available for issuance hereunder not to be sufficient to effect the Merger. If at any time the aggregate number of shares of BB&T Common Stock reserved for issuance hereunder is not sufficient to effect the Merger, BB&T shall take all appropriate action as may be required to increase the number of shares of BB&T Common Stock reserved for such purpose.

5.4 Additional Acts

   (a) MAB agrees to take such actions requested by BB&T as may be reasonably necessary to modify the structure of, or to substitute parties to (so long as such substitute is BB&T or a BB&T Subsidiary) the transactions contemplated hereby, provided that (i) no such action shall relieve BB&T of its obligations under this Agreement and (ii) such modifications do not change the Merger Consideration or abrogate the covenants and other agreements contained in this Agreement, including, without limitation, the covenant not to take any action that would substantially delay or impair the prospects of completing the Merger pursuant to this Agreement and the Plan of Merger.

   (b) As promptly as practicable after the date hereof, BB&T and MAB shall submit notice or applications for prior approval of the transactions contemplated herein to the Federal Reserve Board and any other federal, state or local government agency, department or body to which notice is required or from which approval is required for consummation of the Merger and the other transactions contemplated hereby. MAB and BB&T each represents and warrants to the other that all information included (or submitted for inclusion) concerning it, its respective Subsidiaries, and any of its respective directors, officers and shareholders, shall be true, correct and complete in all material respects as of the date presented.

5.5 Best Efforts

   Each of BB&T and MAB shall use, and shall cause each of their respective Subsidiaries to use, its best efforts in good faith to (i) furnish such information as may be required in connection with and otherwise cooperate in the preparation and filing of the documents referred to in Sections 5.2 and 5.4 or elsewhere herein, and (ii) take or cause to be taken all action necessary or desirable on its part to fulfill the conditions in Article VI, including, without limitation, executing and delivering, or causing to be executed and delivered, such representations, certificates and other instruments or documents as may be reasonably requested by BB&T's legal counsel for such counsel to issue the opinion contemplated by Section 6.1(e), and to consummate the transactions herein contemplated at the earliest possible date. Neither BB&T nor MAB shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially delay or impair the prospects of completing the Merger pursuant to this Agreement and the Plan of Merger.

5.6 Certain Accounting Matters

   MAB shall cooperate with BB&T concerning (i) accounting and financial matters necessary or appropriate to facilitate the Merger (taking into account BB&T's policies, practices and procedures), including, without limitation, issues arising in connection with record keeping, loan classification, valuation adjustments, levels of loan loss reserves and other accounting practices, and (ii) MAB's lending, investment or asset/liability management policies; provided, that any action taken pursuant to this Section 5.6 shall not be deemed to constitute or result in the breach of any representation or warranty of MAB contained in this Agreement.

5.7 Access to Information

   MAB and BB&T will each keep the other advised of all material developments relevant to its business and the businesses of its Subsidiaries, and to consummation of the Merger, and each shall provide to the other, upon request, reasonable details of any such development. Upon reasonable notice, MAB shall afford to representatives of BB&T access, during normal business hours during the period prior to the Effective Time, to all of the properties, books, contracts, commitments and records of MAB and the MAB Subsidiaries and, during such period, shall make available all information concerning their businesses as may be reasonably requested. No investigation pursuant to this
Section 5.7 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations hereunder of, either party hereto. Each party hereto shall, and shall cause each of its directors, officers, attorneys and advisors to, maintain the confidentiality of all information obtained hereunder which is not otherwise publicly disclosed by the other party, said undertakings with respect to confidentiality to survive any termination of this Agreement pursuant to Section 7.1. In the event of the termination of this Agreement, each party shall return to the other party upon request all confidential information previously furnished in connection with the transactions contemplated by this Agreement.

5.8 Press Releases

   BB&T and MAB shall agree with each other as to the form and substance of any press release related to this Agreement and the Plan of Merger or the transactions contemplated hereby and thereby, and consult with each other as to the form and substance of other public disclosures related thereto; provided, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which in the opinion of its counsel is required by law.

5.9 Forbearances of MAB

   Except with the prior written consent of BB&T, between the date hereof and the Effective Time, MAB shall not, and shall cause each of the MAB Subsidiaries not to:

     (a) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, or establish or acquire any new Subsidiary or engage in any new type of activity or expand any existing activities;

     (b) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock, other than regularly scheduled quarterly dividends of $0.24 per share of MAB Common Stock payable on record dates and in amounts consistent with past practices; provided that (i) any dividend declared or payable on the shares of MAB Common Stock in the quarterly period during which the Effective Time occurs shall, unless otherwise agreed upon in writing by BB&T and MAB, be declared with a record date prior to the Effective Time only if the normal record date for payment of the corresponding quarterly dividend to holders of BB&T Common Stock is before the Effective Time and (ii) it is the intent of BB&T and MAB that MAB shareholders receive a single dividend for the quarter in which the Effective Time occurs;

     (c) issue any shares of its capital stock (including treasury shares), except pursuant to (i) the Stock Option Plans with respect to the options outstanding on the date hereof or with respect to options to purchase not more than 91,700 shares of MAB Common Stock that may be granted between the date hereof and the Effective Time, (ii) up to 33,930 shares of MAB Common Stock reserved for issuance under the Director Stock Plan or (iii) the BB&T Option Agreement;

     (d) issue, grant or authorize any Rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

     (e) amend its Articles of Incorporation or Bylaws;

     (f) impose or permit imposition, of any lien, charge or encumbrance on any share of stock held by it in any MAB Subsidiary, or permit any such lien, charge or encumbrance to exist; or waive or release any material right or cancel or compromise any debt or claim, in each case other than in the ordinary course of business;

     (g) merge with any other entity or permit any other entity to merge into it, or consolidate with any other entity; acquire control over any other entity; or liquidate, sell or otherwise dispose of any assets or acquire any assets other than in the ordinary course of its business consistent with past practices;

     (h) fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business;

     (i) increase the rate of compensation of any of its directors, officers or employees (excluding increases in compensation resulting from the exercise of compensatory stock options outstanding as of the date of this Agreement), or pay or agree to pay any bonus to, or provide any new employee benefit or incentive to, any of its directors, officers or employees, in each case except for increases, payments or awards made in the ordinary course of business consistent with past practice pursuant to plans or arrangements in effect on the date hereof;

     (j) enter into or substantially modify (except as may be required by applicable law or regulation) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees; provided, however, that this subparagraph shall not prevent renewal of any of the foregoing consistent with past practice;

     (k) solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, MAB or any MAB Subsidiary or any business combination with MAB or any MAB Subsidiary other than as contemplated by this Agreement; or authorize any officer, director, agent or affiliate of MAB or any MAB Subsidiary to do any of the above; or fail to notify BB&T immediately if any such inquiries or proposals are received, any such information is requested or required, or any such negotiations or discussions are sought to be initiated; provided, that this Section 5.9(k) shall not apply to furnishing information, negotiations or discussions with the offeror following an unsolicited offer if, as a result of such offer, MAB is advised in writing by legal counsel that in its opinion the failure to so furnish information or negotiate would likely constitute a breach of the fiduciary duty of MAB's Board of Directors to the MAB shareholders;

     (l) enter into (i) any material agreement, arrangement or commitment not made in the ordinary course of business, (ii) any agreement, indenture or other instrument not made in the ordinary course of business relating to the borrowing of money by MAB or a MAB Subsidiary or guarantee by MAB or a MAB Subsidiary of any obligation, (iii) any agreement, arrangement or commitment relating to the employment or severance of a consultant or the employment, severance, election or retention in office of any present or former director, officer or employee (this clause shall not apply to the election of directors by shareholders or the reappointment of officers in the normal course), or (iv) any contract, agreement or understanding with a labor union;

     (m) change its lending, investment or asset liability management policies in any material respect, except as may be required by applicable law, regulation, or directives, and except that after approval of the Agreement and the Plan of Merger by its shareholders and after receipt of the requisite regulatory approvals for the transactions contemplated by this Agreement and the Plan of Merger, MAB shall cooperate in good faith with BB&T to adopt policies, practices and procedures consistent with those utilized by BB&T, effective on or before the Closing Date;

     (n) change its methods of accounting in effect at December 31, 2000, except as required by changes in GAAP concurred in by BB&T, which concurrence shall not be unreasonably withheld, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 2000, except as required by changes in law or regulation;

     (o) incur any commitments for capital expenditures or obligation to make capital expenditures in excess of $35,000, for any one expenditure, or $100,000, in the aggregate;

     (p) incur any indebtedness other than, in the ordinary course of business, deposits from customers, obligations on gift certificates, advances from the Federal Home Loan Bank or Federal Reserve Bank and reverse repurchase arrangements;

     (q) take any action which would or could reasonably be expected to (i) cause the Merger not to constitute a reorganization under Section 368 of the Code as reasonably determined by BB&T, (ii) result in any inaccuracy of a representation or warranty herein which would allow for a termination of this Agreement, or (iii) cause any of the conditions precedent to the transactions contemplated by this Agreement to fail to be satisfied;

     (r) dispose of any material assets other than in the ordinary course of business; or

     (s) agree to do any of the foregoing.

5.10 Contingent Payment and Escrow Agreement

   BB&T and Branch Banking and Trust Company, as Escrow Agent, shall execute and deliver the Escrow Agreement.

5.11 Affiliates

   MAB shall use its reasonable best efforts to cause all persons who are Affiliates of MAB to deliver to BB&T promptly following execution of this Agreement a written agreement providing that such person will not dispose of BB&T Common Stock received in the Merger, except in compliance with the Securities Act and the rules and regulations promulgated thereunder, and in any event shall use its reasonable best efforts to cause such affiliates to deliver to BB&T such written agreement prior to the Closing Date.

5.12 Employee Benefits

   (a) Effective on the Benefit Plan Determination Date with respect to the employee stock ownership plan (which includes a 401(k) feature) sponsored by MAB (the "MAB 401(k) Plan"), BB&T shall cause the MAB 401(k) Plan to be merged with the 401(k) plan maintained by BB&T and the BB&T Subsidiaries, or to be frozen or to be terminated, in each case as determined by BB&T and subject to the receipt of all applicable regulatory or governmental approvals necessary or desirable in connection therewith.

   (b) Each employee of MAB at the Effective Time (i) who is a participant in the MAB 401(k) Plan, (ii) who becomes an employee immediately following the Effective Time of BB&T or of any subsidiary of BB&T ("Employer Entity"), and
(iii) who continues in the employment of an Employer Entity until the Benefit Plan Determination Date for the MAB 401(k) Plan, and any former employee of MAB who is rehired after the Effective Time and before the Benefit Plan Determination Date who is then eligible to participate in the MAB 401(k) Plan, shall be eligible to participate in BB&T's 401(k) plan as of the Benefit Plan Determination Date. Any other former employee of MAB who is employed by an Employer Entity on or after the Benefit Plan Determination Date shall be eligible to be a participant in the BB&T 401(k) plan upon complying with eligibility requirements. All rights to participate in BB&T's 401(k) plan are subject to BB&T's right to amend or terminate the plan. Until the Benefit Plan Determination Date, BB&T shall continue in effect for the benefit of participating employees the MAB 401(k) Plan. For purposes of administering BB&T's 401(k) plan, service with MAB and the MAB Subsidiaries shall be deemed to be service with BB&T for participation and vesting purposes, but not for purposes of benefit accrual.

   (c) Each employee of MAB or a MAB Subsidiary at the Effective Time who becomes an employee immediately following the Effective Time of an Employer Entity is referred to herein as a "Transferred Employee." Each Transferred Employee shall be eligible to participate in group hospitalization, medical, dental, life, disability and other welfare benefit plans and programs available to employees of the Employer Entity, subject to the terms of such plans and programs, as of the Benefit Plan Determination Date for each such plan or program, conditional upon the Transferred Employee's being employed by an Employer Entity as of such Benefit Plan Determination Date and subject to complying with eligibility requirements of the respective plans and programs. With respect to health care coverages, participation in BB&T's plans may be subject to availability of HMO options. In any case in which HMO coverage is not available, substitute coverage will be provided which may not be fully comparable to the HMO coverage. With respect to any welfare benefit plan or program of MAB that the Employer Entity determines, in its sole discretion, provides benefits of the same type or class as a corresponding plan or program maintained by the Employer Entity, the Employer Entity shall continue such MAB plan or program in effect for the benefit of the Transferred Employees so long as they remain eligible to participate and until they shall become eligible to become participants in the corresponding plan or program maintained by the Employer Entity (and, with respect to any such plan or program, subject to complying with eligibility requirements and subject to the right of the Employer Entity to terminate such plan or program). For purposes of administering the welfare plans and programs subject to this
Section 5.12(b), service with MAB shall be deemed to be service with the Employer Entity for the purpose of determining eligibility to participate and vesting (if applicable) in such welfare plans and programs, but not for the purpose of computing benefits, if any, determined in whole or in part with reference to service (except as otherwise provided in Section 5.12(d)).

   (d) Except to the extent of commitments herein or other contractual commitments, if any, specifically made or assumed by BB&T hereunder or by operation of law, neither BB&T nor any Employer Entity shall have any obligation arising from the Merger to continue any Transferred Employees in its employ or in any specific job or to provide to any Transferred Employee any specified level of compensation or any incentive payments, benefits or perquisites. Each Transferred Employee who is terminated by an Employer Entity subsequent to the Effective Time, excluding any employee who has a then existing contract providing for severance, shall be entitled to severance pay in accordance with the general severance policy maintained by BB&T, if and to the extent that such employee is entitled to severance pay under such policy. Such employee's service with MAB or a MAB Subsidiary shall be treated as service with BB&T for purposes of determining the amount of severance pay, if any, under BB&T's severance policy.

   (e) Effective on the Benefit Plan Determination Date with respect to the defined benefit pension plan of MAB (the "MAB Pension Plan"), BB&T shall cause such plan to be merged with the defined benefit pension Plan maintained by BB&T and the BB&T Subsidiaries, or to be frozen or terminated, in each case as determined by BB&T and subject to the receipt of all applicable regulatory or governmental approvals. Each Transferred Employee, and any former employee of MAB who is rehired after the Effective Time and before the Benefit Plan Determination Date who is then eligible to participate in the MAB Pension Plan, shall be eligible to participate in BB&T's pension plan as of the Benefit Plan Determination Date. Any other former employee of MAB who is employed by an Employer Entity on or after the Benefit Plan Determination Date shall be eligible to be a participate in the BB&T pension plan upon complying with eligibility requirements. All rights to participate in BB&T's pension plan are subject to BB&T's right to amend or terminate the plan. As of the close of business immediately preceding the Benefit Plan Determination Date, BB&T shall determine the accrued benefit under the MAB Pension Plan of with respect to participants continuing in the service of an Employer Entity. Such accrued benefit shall be determined by taking into account service and compensation following the Effective Time and preceding the Benefit Plan Determination Date, and the accrued benefit as so determined shall be the accrued benefit under the BB&T pension plan for service prior to the Benefit Plan Determination Date (and shall be added to the benefit accrued under the BB&T pension plan for service and compensation beginning with the Benefit Plan Determination Date). For purposes of administering BB&T's pension plan, service with MAB and the MAB Subsidiaries shall be deemed to be service with BB&T for participation and vesting purposes, but not for purposes of benefit accrual (other than with respect to the benefit determined based on the MAB Pension Plan formula prior to the Benefit Plan Determination Date and for purposes of eligibility for normal or early retirement under the BB&T plan based solely on a number of years of service).

   (f) BB&T agrees to honor all employment agreements, severance agreements and deferred compensation agreements that MAB and the MAB Subsidiaries have with their current and former employees and directors and which have been Disclosed to BB&T pursuant to this Agreement, except to the extent any such agreements shall be superseded or terminated at the Closing or following the Closing Date. Except for the agreements described in the preceding sentence and except as otherwise provided in this Section 5.12, the employee benefit plans of MAB shall, in the sole discretion of BB&T, be frozen, terminated or merged into comparable plans of

BB&T, effective as BB&T shall determine in its sole discretion but not before the Benefit Plan Determination Date.

5.13 Directors and Officers Protection

   BB&T or a BB&T Subsidiary shall provide and keep in force for a period of three years after the Effective Time directors' and officers' liability insurance providing coverage to directors and officers of MAB for acts or omissions occurring prior to the Effective Time. Such insurance shall provide at least the same coverage and amounts as contained in MAB's policy on the date hereof; provided, that in no event shall the annual premium on such policy exceed 150% of the annual premium payments on MAB's policy in effect as of January 1, 2002 (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, BB&T shall use its reasonable efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount and MAB shall cooperate with BB&T in such efforts in all reasonable respects. Notwithstanding the foregoing, BB&T further agrees to indemnify all individuals who are or have been officers, directors or employees of MAB or any MAB Subsidiary prior to the Effective Time from any acts or omissions in such capacities prior to the Effective Time, to the extent that such indemnification is provided pursuant to the Articles of Incorporation or Bylaws of MAB on the date hereof and is permitted under the NCBCA.

5.14 Forbearances of BB&T

   Except with the prior written consent of MAB, between the date hereof and the Effective Time, neither BB&T nor any BB&T Subsidiary shall take any action which would or might be expected to (i) cause the business combination contemplated hereby not to constitute a reorganization under Section 368 of the Code; (ii) result in any inaccuracy of a representation or warranty herein that would allow for termination of this Agreement; (iii) cause any of the conditions precedent to the transactions contemplated by this Agreement to fail to be satisfied; or (iv) fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business.

5.15 Reports

   Each of MAB and BB&T shall file (and shall cause the MAB Subsidiaries and the BB&T Subsidiaries, respectively, to file), between the date of this Agreement and the Effective Time, all reports required to be filed by it with the Commission and any other regulatory authorities having jurisdiction over such party, and shall deliver to BB&T or MAB, as the case may be, copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the Commission, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to the absence of notes and to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the Commission will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to a regulatory authority other than the Commission shall be prepared in accordance with requirements applicable to such reports.

5.16 Exchange Listing

   BB&T shall use its reasonable best efforts to list, prior to the Effective Time, on the NYSE, subject to official notice of issuance, the shares of BB&T Common Stock to be issued to the holders of MAB Common Stock pursuant to the Merger, and BB&T shall give all notices and make all filings with the NYSE required in connection with the transactions contemplated herein.

5.17 Advisory Boards

   As of the date of this Agreement, BB&T has agreed to establish a state Advisory Board for Kentucky, and as soon as practicable following the Effective Time, BB&T shall establish a regional Advisory Board for the Louisville market area. BB&T shall offer to (i) Bertram W. Klein a seat on the state Advisory Board for Kentucky and (ii) each of the members of the Board of Directors of MAB a seat on one of these newly established Advisory Boards. For two years following the Effective Time, the Advisory Board members appointed pursuant to this Section 5.17 who are neither employees of BB&T or any of its Affiliates or under contract with BB&T or any of its Affiliates and who continue to serve shall receive, as compensation for service on the Advisory Board, Advisory Board member's fees (annual retainer and attendance fees) equal in amount each year (prorated for any partial year) to the annual retainer and schedule of attendance fees for directors of MAB in effect on October 1, 2001. Following such two-year period, Advisory Board Members who are entitled to receive Advisory Board Member fees, if they continue to serve in such capacity, shall receive fees in accordance with BB&T's standard practice as in effect from time to time. For two years after the Effective Time, no such Advisory Board member shall be prohibited from serving thereon because he or she shall have attained the maximum age for service thereon (currently age 70). Membership of any person on any Advisory Board shall be conditional upon execution of an agreement providing that such person will not engage in activities competitive with BB&T for two years following the Effective Time or, if longer, the period that he or she is a member of the Advisory Board.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

6.1 Conditions Precedent--BB&T and MAB

   The respective obligations of BB&T and MAB to effect the transactions contemplated by this Agreement shall be subject to satisfaction or waiver of the following conditions at or prior to the Effective Time:

     (a) All corporate action necessary to authorize the execution, delivery and performance of this Agreement and the Plan of Merger, and consummation of the transactions contemplated hereby and thereby, shall have been duly and validly taken, including, without limitation, the approval of the shareholders of MAB of the Agreement and the Plan of Merger;

     (b) The Registration Statement (including any post-effective amendments thereto) shall be effective under the Securities Act, no proceedings shall be pending or to the knowledge of BB&T threatened by the Commission to suspend the effectiveness of such Registration Statement and the BB&T Common Stock to be issued as contemplated in the Plan of Merger shall have either been registered or be subject to exemption from registration under applicable state securities laws;

     (c) The parties shall have received all regulatory approvals required in connection with the transactions contemplated by this Agreement and the Plan of Merger, all notice periods and waiting periods with respect to such approvals shall have passed and all such approvals shall be in effect;

     (d) None of BB&T, any of the BB&T Subsidiaries, MAB or any of the MAB Subsidiaries shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated by this Agreement;

     (e) MAB and BB&T shall have received an opinion of BB&T's legal counsel, in form and substance satisfactory to MAB and BB&T, substantially to the effect that the Merger will constitute one or more reorganizations under
  Section 368 of the Code and that the shareholders of MAB will not recognize any gain or loss to the extent that such shareholders exchange shares of MAB Common Stock for shares of BB&T Common Stock; and

     (f) MAB, BB&T and Branch Banking and Trust Company, as Escrow Agent, shall have executed and delivered the Escrow Agreement.

6.2 Conditions Precedent--MAB

   The obligations of MAB to effect the transactions contemplated by this Agreement shall be subject to the satisfaction of the following additional conditions at or prior to the Effective Time, unless waived by MAB pursuant to
Section 7.4:

     (a) All representations and warranties of BB&T shall be evaluated as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date designated in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by MAB. The representations and warranties of BB&T set forth in Sections 4.1, 4.2 (except as relates to qualification), 4.3(a), 4.3(b)(i) and 4.4 (except as relates to qualification) shall be true and correct (except for inaccuracies which are de minimis). There shall not exist inaccuracies in the representations and warranties of BB&T set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on BB&T;

     (b) BB&T shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement;

     (c) BB&T shall have delivered to MAB a certificate, dated the Closing Date and signed by its Chairman or President or an Executive Vice President, to the effect that the conditions set forth in Sections 6.1(a), 6.1(b), 6.1(c), 6.1(d), 6.2(a) and 6.2(b), to the extent applicable to BB&T, have been satisfied and that there are no actions, suits, claims, governmental investigations or procedures instituted, pending or, to the best of such officer's knowledge, threatened that reasonably may be expected to have a Material Adverse Effect on BB&T or that present a claim to restrain or prohibit the transactions contemplated herein or in the Plan of Merger;

     (d) MAB shall have received opinions of counsel to BB&T in the form reasonably acceptable to MAB's legal counsel; and

     (e) The shares of BB&T Common Stock issuable pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

6.3 Conditions Precedent--BB&T

   The obligations of BB&T to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following additional conditions at or prior to the Effective Time, unless waived by BB&T pursuant to
Section 7.4:

     (a) All representations and warranties of MAB shall be evaluated as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date designated in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by BB&T. The representations and warranties of MAB set forth in Sections 3.1, 3.2 (except as it relates to qualification), 3.3, 3.4 (except the last sentence thereof), 3.5(a), 3.5(b)(i), 3.23 and 3.24 shall be true and correct (except for inaccuracies which are de minimis). There shall not exist inaccuracies in the representations and warranties of MAB set forth in this Agreement such that the effect of such inaccuracies individually or in the aggregate has, or is reasonably likely to have, a Material Adverse Effect on MAB (evaluated without regard to the Merger);

     (b) No regulatory approval shall have imposed any condition or requirement which, in the reasonable opinion of the Board of Directors of BB&T, would so materially adversely affect the business or economic benefits to BB&T of the transactions contemplated by this Agreement as to render consummation of such transactions inadvisable or unduly burdensome;

     (c) MAB shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement;

     (d) MAB shall have delivered to BB&T a certificate, dated the Closing Date and signed by its Chairman or President, to the effect that the conditions set forth in Sections 6.1(a), 6.1(c), 6.3(a) and 6.3(c), to the extent applicable to MAB, have been satisfied and that there are no actions, suits, claims, governmental investigations or procedures instituted, pending or, to the best of such officer's knowledge, threatened that reasonably may be expected to have a Material Adverse Effect on MAB or that present a claim to restrain or prohibit the transactions contemplated herein or in the Plan of Merger;

     (e) BB&T shall have received opinions of counsel to MAB in the form reasonably acceptable to BB&T's legal counsel;

     (f) BB&T shall have received the written agreements from Affiliates as specified in Section 5.11 to the extent necessary, in the reasonable judgment of BB&T, to promote compliance with Rule 145 promulgated by the Commission;

     (g) MAB shall have delivered to BB&T a certificate, dated the Closing Date and signed by its Chairman or President and its Chief Financial Officer (i) certifying that the Subject Matter has or has not been fully and finally settled and (ii) if the Subject Matter has been fully and finally settled, certifying (A) the amount of all costs and expenses (including, without limitation, interest and legal fees) incurred by MAB during the period beginning on January 1, 2002 and ending on the Closing Date in connection with the Subject Matter and all related claims (including, without limitation, the settlement of the Subject Matter or any related claim) and (B) the amount recovered on or before the Closing Date by MAB, if any, in connection with the Subject Matter and the loan underlying the Subject Matter. In addition, if the Subject Matter has been fully and finally settled, MAB shall have also delivered to BB&T a signed copy of the settlement agreement; and

     (h) Unless he shall have died or become disabled, Rick K. Guillaume shall have continued in the employment of MAB until the Closing Date and shall have delivered to BB&T a certificate stating that he will enter into the employment of Branch Banking and Trust Company as of the Effective Time and that the Employment Agreement entered into by Mr. Guillaume and Branch Banking and Trust Company, dated November 7, 2001, is effective with respect to him. Bertram W. Klein shall have executed and delivered to BB&T a noncompetition agreement substantially in the form of Annex C hereto.

                                  ARTICLE VII

                  TERMINATION, DEFAULT, WAIVER AND AMENDMENT

7.1 Termination

   This Agreement may be terminated:

     (a) At any time prior to the Effective Time, by the mutual consent in writing of the parties hereto.

     (b) At any time prior to the Effective Time, by either party (i) in the event of a material breach by the other party of any covenant or agreement contained in this Agreement, or (ii) in the event of an inaccuracy of any representation or warranty of the other party contained in this Agreement, which inaccuracy would provide the nonbreaching party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 6.2(a) in the case of MAB and Section 6.3(a) in the case of BB&T; and, in the case of (i) or (ii), if such breach or inaccuracy has not been cured by the earlier of thirty days following written notice of such breach to the party committing such breach or the Effective Time.

     (c) At any time prior to the Effective Time, by either party hereto in writing, if any of the conditions precedent to the obligations of the other party to consummate the transactions contemplated hereby cannot be satisfied or fulfilled prior to the Closing Date, and the party giving the notice is not in material breach of any of its representations, warranties, covenants or undertakings herein.

     (d) At any time, by either party hereto in writing, if any of the applications for prior approval referred to in Section 5.4 are denied, and the time period for appeals and requests for reconsideration has run.

     (e) At any time, by either party hereto in writing, if the shareholders of MAB do not approve the Agreement and the Plan of Merger.

     (f) At any time following September 30, 2002 by either party hereto in writing, if the Effective Time has not occurred by the close of business on such date, and the party giving the notice is not in material breach of any of its representations, warranties, covenants or undertakings herein.

     (g) By MAB at any time during the five-day period commencing on the Determination Date if both of the following conditions are satisfied:

       (1) the Converted Value shall be less than $19.52, and

       (2) (i) the quotient obtained by dividing the Average Closing Price by $33.95 (such number being referred to herein as the "BB&T Ratio") shall be less than (ii) 80% of the quotient obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date;

  subject, however, to the following three sentences. If MAB determines not to consummate the Merger pursuant to this Section 7.1(g), it shall give prompt written notice of its election to terminate to BB&T, which notice may be withdrawn at any time prior to the lapse of the five-day period commencing on the Determination Date. During the five-day period commencing with its receipt of such notice, BB&T shall have the option to elect to increase the Stock Exchange Ratio to a number such that the Converted Value is not less than $19.52. The election contemplated by the preceding sentence shall be made by giving notice to MAB of such election and the revised Stock Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 7.1(g), and this Agreement shall remain in effect in accordance with its terms (except as the Stock Exchange Ratio shall have been so modified), and any references in this Agreement to "Stock Exchange Ratio" shall thereafter be deemed to refer to the Stock Exchange Ratio as adjusted pursuant to this Section 7.1(g). If the Closing Date shall occur during the five-day period such option is in effect, the Closing Date shall be extended until a date selected by BB&T no more than ten days following the close of such five-day period.

   For purposes of this Section 7.1(g), the following terms shall have the meanings indicated:

   "Converted Value" shall mean the product of the Average Closing Price multiplied by the Stock Exchange Ratio.

   "Average Closing Price" shall mean the average 4:00 p.m. eastern time closing price per share of BB&T Common Stock on the NYSE (as reported on NYSEnet.com) for the five trading days (determined by excluding days on which the NYSE is closed) ending on the last trading date prior to the Determination Date.

   "Determination Date" shall mean the tenth calendar day preceding the expected Closing Date as determined pursuant to Section 2.4 (the tenth day to be determined by counting the day preceding the expected Closing Date as the first day).

   "Index Group" shall mean the 11 bank holding companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. In the event that any such company or companies are removed from the Index Group, the weights (which have been determined based upon the number of shares of outstanding common stock) shall be redistributed proportionately for purposes of determining the Index Price. The 11 bank holding companies and the weights attributed to them are as follows:

      Bank Holding Companies                                         % Weighting
      ----------------------                                         -----------
      AmSouth Bancorporation........................................     10.2%
      Comerica, Inc.................................................      5.0%
      Fifth Third Bancorp...........................................     16.1%
      KeyCorp.......................................................     11.8%
      National City Corporation.....................................     16.9%
      PNC Financial Services........................................      7.9%
      Regions Financial Corporation.................................      6.3%
      SouthTrust Corporation........................................      9.6%
      SunTrust Banks, Inc...........................................      7.9%
      Union Planters Corporation....................................      3.8%
      UnionBanCal Corporation.......................................      4.4%
                                                                       ------
        Total.......................................................   100.00%
                                                                       ======

   "Index Price" shall mean the weighted average (weighted in accordance with the "% Weighting" listed above) of the closing sales prices of the companies composing the Index Group determined as of the Starting Date or Determination Date, whichever is applicable, based on the closing price per share (as reported by The Wall Street Journal for the day preceding the Starting Date or Determination Date, whichever is applicable.)

   "Starting Date" shall mean November 6, 2001.

   If any company belonging to the Index Group or BB&T declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or BB&T shall be appropriately adjusted for the purposes of applying this Section 7.1(g).

7.2 Effect of Termination

   In the event this Agreement and the Plan of Merger is terminated pursuant to
Section 7.1, both this Agreement and the Plan of Merger shall become void and have no effect, except that (i) the provisions hereof relating to confidentiality and expenses set forth in Sections 5.7 and 8.1, respectively, shall survive any such termination and (ii) a termination pursuant to Section 7.1(b) shall not relieve the breaching party from liability for a breach of the covenant, agreement, representation or warranty giving rise to such termination. The BB&T Option Agreement shall be governed by its own terms.

7.3 Survival of Representations, Warranties and Covenants

   All representations, warranties and covenants in this Agreement or the Plan of Merger or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Time, other than covenants that by their terms are to be performed after the Effective Time (including without limitation, Sections 5.13 and 5.17); provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive BB&T or MAB (or any director, officer or controlling person thereof) of any defense at law or in equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either BB&T or MAB, the aforesaid representations, warranties and covenants being material inducements to consummation by BB&T and MAB of the transactions contemplated herein.

7.4 Waiver

   Except with respect to any required regulatory approval, each party hereto, by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of the Agreement and the Plan of Merger by the MAB shareholders) extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive (i) any inaccuracies of the other party in the representations or warranties contained in this Agreement, the Plan of Merger or any document delivered pursuant hereto or thereto, (ii) compliance with any of the covenants, undertakings or agreements of the other party, or satisfaction of any of the conditions precedent to its obligations, contained herein or in the Plan of Merger, or (iii) the performance by the other party of any of its obligations set out herein or therein; provided that no such extension or waiver, or amendment or supplement pursuant to this Section 7.4, executed after approval by the MAB shareholders of this Agreement and the Plan of Merger, shall reduce the amount or modify the form of the Merger Consideration.

7.5 Amendment or Supplement

   This Agreement or the Plan of Merger may be amended or supplemented at any time in writing by mutual agreement of BB&T and MAB, subject to the proviso to
Section 7.4.

                                  ARTICLE VIII

                                 MISCELLANEOUS

8.1 Expenses

   Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including, without limitation, fees and expenses of its own financial consultants, accountants and counsel; provided, however, that the filing fees and printing costs incurred in connection with the Registration Statement and the Proxy Statement/Prospectus shall be borne 50% by BB&T and 50% by MAB.

8.2 Entire Agreement

   This Agreement, including the documents and other writings referenced herein or delivered pursuant hereto, contains the entire agreement between the parties with respect to the transactions contemplated hereunder and thereunder and supersedes all arrangements or understandings with respect thereto, written or oral, entered into on or before the date hereof. The terms and conditions of this Agreement and the BB&T Option Agreement shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors. Nothing in this Agreement or the BB&T Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and thereto, and their respective successors, any rights, remedies, obligations or liabilities, except for the rights of directors and officers of MAB to enforce rights in Sections 5.13 and 5.17.

8.3 No Assignment

   Except for a substitution of parties pursuant to Section 5.4(a), none of the parties hereto may assign any of its rights or obligations under this Agreement to any other person, except upon the prior written consent of each other party.

8.4 Notices

   All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally recognized overnight express courier or by facsimile transmission, addressed or directed as follows:

   If to MAB:

     R.K. Guillaume
     Bank of Louisville Building
     Post Office Box 1101
     Telephone: 502-562-5802
     Fax: 502-562-6900

   With a required copy to:

     R. James Straus
     Frost Brown Todd LLC
     400 W. Market St., 32nd Floor
     Louisville, Kentucky 40202
     Telephone: 502-589-5400
     Fax: 502-581-1087

   If to BB&T:

     Scott E. Reed
     150 South Stratford Road
     4th Floor
     Winston-Salem, North Carolina 27104
     Telephone: 336-733-3088
     Fax: 336-733-2296

   With a required copy to:

     William A. Davis, II
     Womble Carlyle Sandridge & Rice, PLLC
     200 West Second Street
     Winston-Salem, North Carolina 27102
     Telephone: 336-721-3624
     Fax: 336-733-8364

Any party may by notice change the address to which notice or other communications to it are to be delivered.

8.5 Specific Performance

   MAB acknowledges that the MAB Common Stock and the MAB business and assets are unique, and that if MAB fails to consummate the transactions contemplated by this Agreement such failure will cause irreparable harm to BB&T for which there will be no adequate remedy at law, BB&T shall be entitled, in addition to its other remedies at law, to specific performance of this Agreement if MAB shall, without cause, refuse to consummate the transactions contemplated by this Agreement.

8.6 Captions

   The captions contained in this Agreement are for reference only and are not part of this Agreement.

8.7 Counterparts

   This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

8.8 Governing Law

   This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to the principles of conflicts of laws, except to the extent federal law may be applicable.

                  [remainder of page intentionally left blank]

   IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                          BB&T CORPORATION

                                                 /s/ John A. Allison IV
                                          By:__________________________________
                                             Name: John A. Allison IV
                                             Title: Chairman and Chief
                                              Executive Officer

                                          MID-AMERICA BANCORP

                                                   /s/ R. K. Guillaume
                                          By:__________________________________
                                             Name: R. K. Guillaume
                                             Title: Chief Executive Officer

                                                                         Annex A

                                 PLAN OF MERGER
                                       OF
                              MID-AMERICA BANCORP
                                      INTO
                                BB&T CORPORATION

   Section 1. Corporations Proposing to Merge and Surviving Corporation. Mid-America Bancorp, a Kentucky corporation ("MAB"), shall be merged (the "Merger") into BB&T Corporation, a North Carolina corporation ("BB&T"), pursuant to the terms and conditions of this Plan of Merger (the "Plan of Merger") and of the Agreement and Plan of Reorganization, dated as of November 7, 2001 (the "Agreement"), by and between MAB and BB&T. The effective time for the Merger (the "Effective Time") shall be set forth in the Articles of Merger to be filed with the Offices of the Secretaries of State of both North Carolina and Kentucky. BB&T shall continue as the surviving corporation in the Merger (the "Surviving Corporation") and the separate corporate existence of MAB shall cease.

   Section 2. Effects of the Merger. The Merger shall have the effects set forth in Section 271B.11-060 of the Kentucky Business Corporation Act (the "KBCA") and Section 55-11-06 of the North Carolina Business Corporation Act (the "NCBCA").

   Section 3. Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of BB&T as in effect immediately prior to the Effective Time shall remain in effect as the Articles of Incorporation and Bylaws of the Surviving Corporation following the Effective Time until changed in accordance with their terms and the NCBCA.

   Section 4. Conversion of Shares; Payment of Merger Consideration

   (a) At the Effective Time, by virtue of the Merger and without any action on the part of MAB or the holders of record of the voting common stock, no par value, of MAB ("MAB Common Stock"), each share of MAB Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent the right to receive, upon surrender of the certificate representing such share of MAB Common Stock (as provided in Section 4(d)), the Merger Consideration (as defined in Section 5).

   (b) Each share of the common stock of BB&T issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding.

   (c) Until surrendered, each outstanding certificate that prior to the Effective Time represented one or more shares of MAB Common Stock shall be deemed upon the Effective Time for all purposes to represent only the right to receive the Merger Consideration. No interest will be paid or accrued on the Merger Consideration upon the surrender of the certificate or certificates representing shares of MAB Common Stock. With respect to any certificate for MAB Common Stock that has been lost or destroyed, BB&T shall pay the Merger Consideration attributable to such certificate upon receipt of a surety bond or other adequate indemnity as required in accordance with BB&T's standard policy with respect to lost certificates generally, and evidence reasonably satisfactory to BB&T of ownership of the shares represented thereby. After the Effective Time, no transfer of the shares of MAB Common Stock outstanding immediately prior to the Effective Time shall be made on the stock transfer books of the Surviving Corporation.

   (d) Promptly after the Effective Time, BB&T shall cause to be delivered or mailed to each MAB shareholder a form of letter of transmittal and instructions for use in effecting the surrender of the certificates that, immediately prior to the Effective Time, represented any shares of MAB Common Stock. Upon surrender of such certificates or other evidence of ownership meeting the requirements of Section 4(c), together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably requested, BB&T shall promptly cause the transfer to the persons entitled thereto of the Merger Consideration.

   (e) The Surviving Corporation shall pay any dividends or other distributions with a record date prior to the Effective Time which have been declared or made by MAB in respect of shares of MAB Common Stock in accordance with the terms of the Agreement and which remain unpaid at the Effective Time, subject to compliance by MAB with Section 5.9(b) of the Agreement. To the extent permitted by law, former shareholders of record of MAB shall be entitled to vote after the Effective Time at any meeting of BB&T shareholders the number of whole shares of BB&T Common Stock (as defined in Section 5(a)) into which their respective shares of MAB Common Stock are converted, regardless of whether such holders have exchanged their certificates representing MAB Common Stock for certificates representing BB&T Common Stock in accordance with the provisions of the Agreement. Whenever a dividend or other distribution is declared by BB&T on the BB&T Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of BB&T Common Stock issuable pursuant to the Agreement, but no dividend or other distribution payable to the holders of record of BB&T Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing MAB Common Stock until such holder surrenders such certificate for exchange as provided in this Section 4. Upon surrender of such certificate, both the BB&T Common Stock certificate and any undelivered dividends and cash payments payable under the Agreement (without interest) shall be delivered and paid with respect to the shares of MAB Common Stock represented by such certificate.

   Section 5. Merger Consideration

   (a) As used herein, the term "Merger Consideration" shall mean the portion of a share (to the nearest ten thousandth of a share) of the voting common stock, par value $5.00 per share, of BB&T ("BB&T Common Stock") and the amount of cash (without interest, except as provided in Section 5(d)) (the "Merger Cash Component"), determined pursuant to Sections 5(b) and 5(c), to be exchanged for each share of MAB Common Stock issued and outstanding as of the Effective Time. In addition, BB&T shall pay cash (without interest) in exchange for any fractional share of BB&T Common Stock that would otherwise be distributable to a MAB shareholder, as provided in Section 5(e).

   (b) The portion of a share of BB&T Common Stock to be issued for each issued and outstanding share of MAB Common Stock (the "Stock Exchange Ratio") shall be
 .7187.

   (c) The Merger Cash Component shall be $8.13; provided that:

     (i) if all MAB loss contingencies, other than nominal loss contingencies, arising from the Kentucky Central Life Insurance Company litigation commenced against MAB on December 10, 1993 (the "Subject Matter") (including, without limitation, the claims of Lincoln National Life Insurance Company filed February 17, 1994) are fully and finally settled by MAB on or before the date set for closing in accordance with
  Section 2.4 of the Agreement (the "Closing Date"), such amount of cash shall be (A) increased by an amount equal to (x) 50% of the amount, if any, by which $32,000,000 exceeds the sum (the "Pre-Closing Settlement Amount") of (i) the amount paid by MAB in settlement of all MAB loss contingencies arising from the Subject Matter (including, without limitation, the claims of Lincoln National Life Insurance Company filed February 17, 1994) (less the aggregate amount recovered on or before the Closing Date by MAB, if any, in connection with the Subject Matter and the MAB loan underlying the Subject Matter) plus (ii) all costs and expenses (including, without limitation, interest and legal fees) incurred by MAB during the period beginning on January 1, 2002 and ending on the Closing Date in connection with the Subject Matter and all related claims (including, without limitation, the settlement of the Subject Matter or any related claim) divided by (y) the sum (the "Effective Time Shares"), at the Effective Time, of (i) the number of shares of MAB Common Stock outstanding plus (ii) the number of shares of MAB Common Stock issuable upon the exercise of Stock Options (as defined in Section 6(a)) plus (iii) the number of shares of MAB Common Stock issuable pursuant to its Director Stock Plan (as defined in Section 1.1 of the Agreement), or (B) decreased by an amount equal to (x) 50% of the amount, if any, by which $32,000,000 is less than the Pre-Closing Settlement Amount divided by (y) the Effective Time Shares; or

     (ii) if all MAB loss contingencies, other than nominal loss contingencies, arising from the Subject Matter (including, without limitation, the claims of Lincoln National Life Insurance Company filed February 17, 1994) are not fully and finally settled by MAB on or before the Closing Date, (A) such amount of cash shall be reduced by an amount equal to $5,000,000 divided by the Effective Time Shares, and (B) BB&T shall deliver $5,000,000 to the escrow agent named in the Contingent Payment and Escrow Agreement substantially in the form attached to the Merger Agreement (the "Escrow Agreement"), such amount to be administered pursuant to the terms of the Escrow Agreement. Any amounts paid to the shareholders of MAB under the Escrow Agreement shall constitute additional Merger Consideration.

   (d) If (i) as of June 30, 2002, BB&T does not have the right to terminate the Merger Agreement under Section 7.1 of such agreement and (ii) the Effective Time occurs after June 30, 2002, the Merger Cash Component (but, excluding for this purpose, any increase in the Merger Cash Component pursuant to Section 5(c)(i)(A) and any amounts paid under the Escrow Agreement) shall be increased by an amount equal to simple interest at the "prime rate," as reported by Branch Banking and Trust Company on July 1, 2002, prorated based on a 365-day year.

   (e) The amount of cash payable with respect to any fractional share of BB&T Common Stock shall be determined by multiplying the fractional part of such share by the Closing Value. The "Closing Value" shall mean the 4:00 p.m. closing price per share of BB&T Common Stock on the NYSE on the Closing Date as reported by NYSEnet.com.

   Section 6. Conversion of Stock Options

   (a) At the Effective Time, each option to acquire shares of MAB Common Stock which was granted under either the MAB 1991 Incentive Stock Option Plan or the MAB 1995 Incentive Stock Option Plan (the "Stock Option Plans") and which is then outstanding (and which by its terms does not lapse on or before the Effective Time), whether or not then exercisable (a "Stock Option"), shall be converted into and become rights with respect to BB&T Common Stock, and BB&T shall assume each Stock Option in accordance with the terms of the Stock Option Plans, except that from and after the Effective Time (i) BB&T and its Compensation Committee shall be substituted for MAB and the Compensation Committee of MAB's Board of Directors administering the Stock Option Plans,
(ii) each Stock Option assumed by BB&T may be exercised solely for shares of BB&T Common Stock, (iii) the number of shares of BB&T Common Stock subject to each such Stock Option shall be the number of whole shares of BB&T Common Stock (omitting any fractional share) determined by multiplying the number of shares of MAB Common Stock subject to such Stock Option immediately prior to the Effective Time by the sum (to the nearest ten thousandth of a share, the "Option Conversion Ratio") of (A) the Stock Exchange Ratio plus (B) the result obtained by dividing the Merger Cash Component by the Closing Value, (iv) the per share exercise price under each such Stock Option shall be adjusted by dividing the per share exercise price under each such Stock Option by the Option Conversion Ratio and rounding up to the nearest cent and (v) each holder of a Stock Option assumed by BB&T shall be entitled to the rights afforded to holders of Stock Options under the Escrow Agreement. Notwithstanding the foregoing, BB&T may at its election substitute as of the Effective Time options under the BB&T Corporation 1995 Omnibus Stock Incentive Plan or any other duly adopted comparable plan (in either case, the "BB&T Option Plan") for all or a part of the Stock Options, subject to the following conditions: (A) the requirements of (iii), (iv) and (v) above shall be met; (B) such substitution shall not constitute a modification, extension or renewal of any of the Stock Options which are incentive stock options; and (C) the substituted options shall continue in effect on the same terms and conditions as provided in the Stock Option Agreements and the Stock Option Plans governing each Stock Option. Each Stock Option which is an incentive stock option shall be adjusted as required by Section 424 of the Code, and the Regulations promulgated thereunder, so as to continue as an incentive stock option under Section 424(a) of the Code, and so as not to constitute a modification, extension, or renewal of the option within the meaning of Section 424(h) of the Code. BB&T and MAB shall take all necessary steps to effectuate the foregoing provisions of this Section 6. BB&T has reserved and shall continue to reserve adequate shares of BB&T Common Stock for delivery upon exercise of any converted or substitute options. As soon as practicable after the Effective Time, if it has not already done so, and to the extent MAB shall have a registration statement in effect or an obligation to file a registration statement, BB&T shall file a registration statement on Form S-3 or Form S-8 in compliance with the Securities Act of 1933 (the "Registration Statement"), as the case may be (or any successor or other appropriate forms), with respect to the shares of BB&T Common Stock subject to converted or substitute options and shall use its reasonable efforts to maintain the effectiveness of such Registration Statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such converted or substitute options remain outstanding. With respect to those individuals, if any, who subsequent to the Merger may be subject to the reporting requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), BB&T shall administer the Stock Option Plans assumed pursuant to this Section 6 (or the BB&T Option Plan, if applicable) in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent necessary to preserve for such individuals the benefits of Rule 16b-3 to the extent such benefits were available to them prior to the Effective Time.

   (b) As soon as practicable following the Effective Time, BB&T shall deliver to the participants receiving converted options under the BB&T Option Plan an appropriate notice setting forth such participant's rights pursuant thereto.

   Section 7. Amendment. At any time before the Effective Time, this Plan of Merger may be amended, provided that no such amendment executed after approval by the MAB shareholders of the Agreement and this Plan of Merger shall reduce the amount or modify the form of the Merger Consideration.

   Section 8. Dissenting Shares. Any holder of shares of MAB Common Stock who shall have exercised rights to dissent with respect to the Merger in accordance with the KBCA and who has properly exercised such shareholder's rights to demand payment of the "fair value" of the shareholder's shares (the "Dissenting Shares") as provided in the KBCA (the "Dissenting Shareholder") shall thereafter have only such rights, if any, as are provided a Dissenting Shareholder in accordance with the KBCA and shall have no rights to receive the Merger Consideration under Sections 4 and 5 (provided, that nothing contained in this Plan of Merger shall limit such Dissenting Shareholder's rights to the payment of all declared and unpaid dividends); provided, however, that if a Dissenting Shareholder shall fail to properly demand payment (in accordance with the KBCA) in conjunction with such appraisal or shall become ineligible for such appraisal, then such Dissenting Shareholder's Dissenting Shares automatically shall cease to be Dissenting Shares and shall be converted into and represent only the right to receive from the Surviving Corporation, upon surrender of the certificate representing the Dissenting Shares, the Merger Consideration provided for in Section 5 and any declared and unpaid dividends as provided in Section 4(e).

   Section 9. Anti-Dilution. In the event BB&T changes the number of shares of BB&T Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or other similar recapitalization, and the record date thereof (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Stock Exchange Ratio shall be proportionately adjusted.

                                                                         Annex B

                    CONTINGENT PAYMENT AND ESCROW AGREEMENT

   THIS AGREEMENT, is entered into as of the     day of             , 2002, by
and among BB&T CORPORATION, a North Carolina corporation ("BB&T"), Mid-America Bancorp, a Kentucky corporation ("MAB"), and BRANCH BANKING AND TRUST COMPANY, a banking corporation with offices in Wilson, North Carolina (the "Escrow Agent"), joined in by the undersigned Shareholder Representative.

                                R E C I T A L S:

   Pursuant to an Agreement and Plan of Reorganization dated as of November 7, 2001 (the "Merger Agreement"), MAB is to merge into BB&T (the "Merger") effective on the date hereof. The Merger Consideration consists partly of shares of BB&T Common Stock and partly of cash. A part of the Merger Consideration is to be determined following the settlement or other final resolution of the Kentucky Central Life Insurance Company litigation commenced against MAB on December 10, 1993, with respect to which MAB has reserved approximately $32 million on its books (the "Litigation"). The actual amount of liability and expenses to be incurred with respect to the Litigation cannot be determined at this time. Because of the contingent nature of the obligation and amounts being claimed in the Litigation, the parties have agreed that the Merger Consideration will be subject to adjustment pending final resolution of the Litigation, and that BB&T will place $5 million in escrow to be distributed as provided herein.

   NOW, THEREFORE, the parties agree as follows:

   1. Defined Terms. Terms defined in the Merger Agreement shall have the same meaning when used herein unless otherwise defined herein.

   2. Adjustment to Merger Consideration. In the event that all loss contingencies (other than truly nominal loss contingencies) of MAB arising from the Litigation are not finally resolved by a full and complete settlement or by judicial decision from which no appeal can be made ("Final Resolution") prior to the Closing Date, BB&T and MAB agree as follows:

      (a) If the Settlement Amount (defined in Section 2(e)) shall exceed $32 million, the MAB shareholders on the Closing Date (the "Shareholders") and the Optionees (defined in Section 2(c)) shall be obligated to reimburse BB&T out of the Escrow Fund for one-half of such excess, which obligation shall be paid to BB&T by the Escrow Agent in accordance with Section 4(b); provided, that in no event shall the liability of the Shareholders and Optionees with respect to the Settlement Amount exceed $5 million. In the event that the liability of the Shareholders and Optionees under this
  Section 2(a) shall be less than $5 million, the portion of the amount left in the Escrow Fund allocable to the Shareholders after the payment to BB&T shall be distributed by the Escrow Agent to the Shareholders in accordance with Section 4(b), and, subject to Section 2(c), the portion of such amount allocable to Optionees shall be distributed to them in accordance with
  Section 2(c). The portion of any payment herein allocable to each Shareholder shall equal the percentage that such Shareholder's shares of MAB Common Stock immediately preceding the Effective Time is of all Effective Time Shares in the aggregate, and the portion thereof allocable to each Optionee shall equal the percentage that such Optionee's shares of MAB Common Stock underlying the Stock Options immediately preceding the Effective Time is of all Effective Time Shares in the aggregate.

      (b) In the event that the Settlement Amount shall be $32 million or less, the Shareholders and, subject to Section 2(c), Optionees shall be entitled to receive the amount in the Escrow Fund plus payment from BB&T in an amount equal to one-half of the amount, if any, by which $32 million exceeds the Settlement Amount. The portion of such payments allocable to the Shareholders (determined in accordance with the last sentence of Section 2(a)) shall be paid to them in accordance with Section 4(b). The portion allocable to the Optionees (determined in accordance with the last sentence of Section 2(a)) shall be distributed to them as provided in
  Section 2(c). Such payments and distributions shall constitute additional

  Merger Consideration. Following such payments and distributions, if any, neither the Shareholders nor the Optionees shall have any further right to receive additional Merger Consideration hereunder.

      (c) As of the date hereof, certain individuals hold Stock Options (each, an "Optionee") to acquire shares of MAB Common Stock, which will become options to acquire BB&T Common Stock at the Effective Time (the "BB&T Options"). The amount allocable to each Optionee per share (which shall be the amount allocated to such Optionee under Section 2(a) or 2(b) divided by the number of shares of BB&T Common Stock with respect to which the Optionee has BB&T Options immediately following the Effective Time) shall be distributable in the form of shares of BB&T Common Stock as soon as practicable following (i) with respect to Options exercised before the Final Resolution, the date of the Final Resolution (the "Resolution Date"), or (ii) with respect to Options not exercised as of the Resolution Date, the date with respect to each such share that the Option is exercised; provided that, in no event shall an Optionee be entitled to receive the amount, if any, allocable to the portion of a BB&T Option that expires or terminates unexercised. All amounts potentially distributable upon the exercise of unexercised BB&T Options shall be transferred by the Escrow Agent to BB&T on the Resolution Date, and BB&T shall be obligated to make the distribution provided herein to which each such Optionee is entitled upon exercise of such BB&T Options. Such distribution by BB&T with respect to any Option shall be made at the time of delivery of the stock certificate upon exercise of such BB&T Option. The number of shares of BB&T Common Stock distributable to each Optionee upon the exercise of a BB&T Option shall equal the amount allocable to each Optionee per share as provided in this Section 2(c) divided by the 4:00 p.m. eastern time closing price per share of BB&T Common Stock on the NYSE on the Resolution Date as reported on NYSEnet.com.

      (d) The rights of the Shareholders and Optionees to payments and distributions herein, shall not be transferable or assignable except at death under applicable laws of descent and distribution and except for transfers otherwise by operation of law.

      (e) "Settlement Amount" shall mean the sum of (i) the amount paid by BB&T in settlement of the Litigation (less the aggregate amount recovered by BB&T or by MAB, if any, in connection with the Litigation and the MAB loan underlying the Litigation, "Recoveries") plus (ii) all costs and expenses (including, without limitation, interest and legal fees) incurred by MAB or by BB&T, during the period beginning on January 1, 2002 and ending on the Resolution Date, in connection with the Litigation and all related claims (including, without limitation, the settlement of the Litigation or any related claim).

   3. Establishment of Escrow Fund. As of the date hereof, BB&T has delivered to the Escrow Agent $5 million in immediately available funds.

   4. Escrow Fund Administration; Distributions.

      (a) Shareholder Representative. Prior to the Closing Date, the Board of Directors of MAB will designate a Shareholder Representative (and a successor Shareholder Representative, if the designated Shareholder Representative shall at any time fail or refuse to serve) to represent the interests of MAB's shareholders in connection with the disbursement of the Escrow Fund. In the case of both the Shareholder Representative and the successor, the individuals designated shall be reasonably acceptable and accessible to BB&T. BB&T shall provide the Shareholder Representative with periodic status reports (it is intended that these reports will be provided quarterly and in any event upon request of the Shareholder Representative) concerning the status of the Litigation and BB&T's efforts to accomplish a Final Resolution of the Litigation and to obtain Recoveries; provided, however, BB&T shall in any event consult with the Shareholder Representative reasonably in advance of any Final Resolution or settlement of any Recovery dispute.

      (b) Distributions. Distributions, if any, to be made to Shareholders in accordance with the terms hereof shall be made by the Escrow Agent within thirty days following receipt of a notice executed in behalf of BB&T directing that the distribution be made and setting forth the amount payable to each recipient along with the recipient's name, address and taxpayer identification number. Distributions, if any, to be made to Optionees by BB&T in accordance with the terms hereof shall be made as provided in
  Section 2(c).

   5. Termination of Escrow Fund. The Escrow Fund shall terminate on the date on which the entire Escrow Fund shall have been distributed in accordance with the provisions hereof.

   6. Investments of Escrow Fund. Prior to the Resolution Date, the Escrow Agent shall invest and reinvest the Escrow Fund in securities issued or guaranteed by the United States Government or an agency thereof, or repurchase agreements which are issued or guaranteed by the United States government or an agency thereof; or a common, mixed, or commingled fund invested primarily in obligations of the type described above. In the absence of specific instructions to the contrary from BB&T, the Escrow Fund shall be invested in the BB&T U.S. Treasury Money Market Fund, for which the Escrow Agent or its affiliate will receive a management fee of 30 basis points. In any event, such investments shall not have maturities that extend beyond the Resolution Date. The income earned with respect to such investments (net of tax reimbursements as provided below) shall be allocated pro rata to those entitled to distribution. Any taxes with respect to such income shall be reported and paid as provided in proposed Treasury Regulation Section 1.468B-8 as published on the date hereof. To the extent any such taxes are paid by BB&T for periods prior to the Resolution Date, the Escrow Agent shall reimburse the amount of such taxes to BB&T upon receipt of a certificate from the Chief Financial Officer of BB&T as of each tax payment date (no more frequently than quarterly) setting forth the amount of state and federal income tax payable by BB&T attributable to such income. The Escrow Agent shall not be liable for any losses resulting from any investment, or the sale or redemption of any investment, made in accordance with this Section 6. BB&T shall give notice to the Escrow Agent of the Resolution Date in advance, as soon as practicable after the Resolution Date is established. On the Resolution Date, the Escrow Agent shall transfer all funds then held in the Escrow Fund out of the investments described in the first sentence of this Section 6 and into a non-interest bearing demand account. All distributions from the Escrow Fund shall thereafter be made as soon as practicable out of such demand account.

7. Provisions Relating to Escrow Agent.

   7.1 The Escrow Agent agrees to hold the Escrow Fund under the terms and conditions of this Agreement and to perform the acts and duties imposed upon it hereby. If, at any time in the performance of its duties hereunder it is necessary for the Escrow Agent to receive, accept or act upon any notice or writing purported to have been issued or executed by or on behalf of BB&T, it shall not be necessary for the Escrow Agent (i) to ascertain that the person or persons who have executed, signed or otherwise issued or authenticated the said writing are authorized to do so or are the persons named therein, or (ii) otherwise to pass upon any requirements of such instruments that may be essential for their validity. The Escrow Agent may consult with counsel satisfactory to it and the advice of such counsel shall be full and complete authorization and protection in respect to action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice of such counsel. The Escrow Agent shall not be liable for any acts or omissions of any kind unless occasioned by its own gross negligence or willful misconduct. Specifically, without limitation, the Escrow Agent shall be fully protected in acting upon any instruction of BB&T provided for herein.

   7.2 The Escrow Agent:

      (a) shall have no duties or obligations other than those specifically set forth herein or as may subsequently be agreed to in writing by the parties hereto;

      (b) shall not be obligated to take any legal action hereunder; provided, that if the Escrow Agent determines to take any legal action hereunder, and in the judgment of the Escrow Agent such action could subject or expose it to any expense or liability, the Escrow Agent shall not be required to act unless it shall have been furnished with an indemnity satisfactory to it;

        (c) shall not be liable or responsible for any recital or statement contained in the Merger Agreement or any other documents relating thereto (except as specifically provided in such documents);

        (d) shall not be liable or responsible for any failure of any other person to comply with any of their respective obligations relating to the Merger, including without limitation obligations under applicable securities laws;

        (e) may perform any of its duties hereunder either directly or indirectly or by or through agents or attorneys and it shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with reasonable care by it hereunder.

   8. Compensation of Escrow Agent. The Escrow Agent shall be entitled to receive from the Escrow Fund the fees provided on Exhibit A attached hereto. Any reasonable legal fees and expenses incurred by the Escrow Agent because of a dispute respecting the Escrow Fund, or because of a consultation as provided in Section 7, shall also be paid from the Escrow Fund.

   9. Resignation; Removal. The Escrow Agent may resign at any time by giving notice thereof to BB&T, and the Escrow Agent may be removed at any time by BB&T by giving notice to the Escrow Agent. If an instrument of acceptance by a successor Escrow Agent shall not have been delivered to the retiring Escrow Agent within 30 days after the giving of such notice of resignation, the retiring Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent.

   10. Notices. All notices, demands and other communications which may or are required to be given hereunder shall be in writing, and shall be given either by personal delivery or by nationally recognized overnight courier (with charges prepaid) or by facsimile (with telephone confirmation), and shall be deemed to have been given or received when personally delivered, the day following the date deposited with such courier, or when transmitted to such facsimile machine and confirmed by telephone, addressed to the party or parties entitled thereto as follows:

     If to BB&T:

     Scott E. Reed
     150 South Stratford Road
     4th Floor
     Winston-Salem, North Carolina 27104
     Telephone:  336-733-3088
     Fax:  336-733-2296

     With a copy (which shall not constitute notice) to:

     William A. Davis, II
     Womble Carlyle Sandridge & Rice, PLLC
     200 West Second Street
     Winston-Salem, North Carolina 27102
     Telephone:  336-721-3624
     Fax:  336-733-8364

     If to Escrow Agent:

     Branch Banking & Trust Company
     Corporate Trust Operations
     Mail Code 100-01-03-25
     223 West Nash Street
     Wilson, NC 27893
     Facsimile: (252) 246-4303
     Attention: Margaret H. Smith, Vice President

     If to the Shareholder Representative:

     With a copy (which shall not constitute notice) to:

     Frost Brown Todd LLC
     400 West Market Street, 32nd Floor
     Louisville, Kentucky 40202-3362
     Attention: R. James Straus

or such other address as a party may specify in writing to the others.

   11. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of all other parties hereto, and any purported assignment or delegation without such consent shall be void.

   12. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall be a single instrument.

   13. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of North Carolina, without regard to the principles of conflicts of laws.

        [The remainder of this page has intentionally been left blank.]

   IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the day and year first above written.

                                          ESCROW AGENT:

                                          BRANCH BANKING AND TRUST COMPANY

                                          By:

                                            Title:


                                          BB&T

                                          By:

                                            Title:


                                          MID-AMERICA BANCORP

                                          By:

                                            Title:


                                          SHAREHOLDER REPRESENTATIVE

                                          By:

                                                                      Exhibit A

                                      FEES

 Basic Fee:       $1,000 per year, payable on the date of execution of the
                  foregoing Agreement and on each anniversary thereof.
 Transaction Fee: Based on Branch Banking and Trust Company's standard transaction fee in effect at the time of the transaction.

                                                                      APPENDIX B

                Sections 271B.13-010 through 271B.13-310 of the
                       Kentucky Revised Statutes ("KRS")

271 B.13-010 Definitions for subtitle.

As used in this subtitle:

(1) "Corporation" means the issuer of the shares held by a dissenter, except that in the case of a merger where the issuing corporation is not the surviving corporation, then, after consummation of the merger, "corporation" shall mean the surviving corporation.

(2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under KRS 271B.13-020 and who exercises that right when and in the manner required by KRS 271B.13-200 to 271B.13-280.

(3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. In any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2), "fair value" shall be at least an amount required to be paid under KRS 271B.12-220(2) in order to be exempt from the requirements of KRS 271B.12-210.

(4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7) "Shareholder" means the record shareholder or the beneficial shareholder.

271B.13-020 Right to dissent.

(1) A shareholder shall be entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

  (a) Consummation of a plan of merger to which the corporation is a party:

    1. If shareholder approval is required for the merger by KRS 271B.11-030 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

    2. If the corporation is a subsidiary that is merged with its parent under KRS 271B.11-040;

  (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

  (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

  (d) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

    1. Alters or abolishes a preferential right of the shares to a distribution or in dissolution;

    2. Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

    3. Excludes or limits the right of the shares to vote on any matter other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

    4. Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under KRS 271B.6-040;

  (e) Any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2); or

  (f) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(2) A shareholder entitled to dissent and obtain payment for his shares under this chapter shall not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

271B.13-030 Dissent by nominees and beneficial owners.

(1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he shall dissent with respect to all shares beneficially owned by any one (1) person and notify the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection shall be determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders

(2) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

  (a) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

  (b) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

271B.13-200 Notice of dissenters' rights.

(1) If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this subtitle and the corporation shall undertake to provide a copy of this subtitle to any shareholder entitled to vote at the shareholders' meeting upon request of that shareholder.

(2) If corporate action creating dissenters' rights under KRS 271B.13-020 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in KRS 271B.13-220.

271B.13-210 Notice of intent to demand payment.

(1) If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

  (a) Shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

  (b) Shall not vote his shares in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) of this section shall not be entitled to payment for his shares under this chapter.

271B.13-220 Dissenters' notice.

(1) If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of KRS 271B.l3-210.

(2) The dissenters' notice shall be sent no later than ten (10) days after the date the proposed corporate action was authorized by the shareholders, or, if no shareholder authorization was obtained, by the board of directors, and shall:

  (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

  (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

  (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

  (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30), nor more than sixty (60) days after the date the notice provided in subsection (1) of this section is delivered; and

  (e) Be accompanied by a copy of this subtitle.

271B.13-230 Duty to demand payment.

(1) A shareholder who is sent a dissenters' notice described in KRS 271B.13-220 shall demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to subsection (2)(c) of KRS 271B.13-220, and deposit his certificates in accordance with the terms of the notice.

(2) The shareholder who demands payment and deposits his share certificates under subsection (1) of this section shall retain all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(3) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, shall not be entitled to payment for his shares under this subtitle.

271B.13-240 Share restrictions.

(1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under KRS 271B.13-260.

(2) The person for whom dissenters' rights are asserted as to uncertificated shares shall retain all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

271B.13-250 Payment.

(1) Except as provided in KRS 271B.l3-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with KRS 271B.13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

(2) The payment shall be accompanied by:

  (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

  (b) A statement of the corporation's estimate of the fair value of the shares;

  (c) An explanation of how the interest was calculated; and

  (d) A statement of the dissenter's right to demand payment under KRS 271B.13-280.

271B.13-260 Failure to take action.

(1) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under KRS 271B.13-220 and repeat the payment demand procedure.

271B.13-270 After-acquired shares.

(1) A corporation may elect to withhold payment required by KRS 271B.13-250 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2) To the extent the corporation elects to withhold payment under subsection
    (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under KRS 271B.13-280.

271B.13-280 Procedure if shareholder dissatisfied with payment or offer.

(1) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under KRS 271B.13-250), or reject the corporation's offer under KRS 271 B.13-270 and demand payment of the fair value of his shares and interest due, if:

  (a) The dissenter believes that the amount paid under KRS 271 B. 13-250 or offered under KRS 271B.l3-270 is less than the fair value of his shares or that the interest due is incorrectly calculated;

  (b) The corporation fails to make payment under KRS 271B.l3-250 within sixty (60) days after the date set for demanding payment; or

  (c) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

(2) A dissenter waives his right to demand payment under this section unless he shall notify the corporation of his demand in writing under subsection (1) of this section within thirty (30) days after the corporation made or offered payment for his shares.

271B.13-300 Court action.

(1) If a demand for payment under KRS 271B.13-280 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2) The corporation shall commence the proceeding in the circuit court of the county where a corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section shall be plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters shall be entitled to the same discovery rights as parties in other civil proceedings.

(5) Each dissenter made a party to the proceeding shall be entitled to judgment:

  (a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or

  (b) For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under KRS 271 B.13-270.

271B.13-310 Court costs and counsel fees.

(1) The court in an appraisal proceeding commenced under KRS 271 B. 13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under KRS 271B.13-280.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties in amounts the court finds equitable:

  (a) Against the corporation and in favor of any or all dissenters, if the court finds the corporation did not substantially comply with the requirements of KRS 271B.13-200 to 271B.13-280; or

  (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subtitle.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                [Letterhead of Professional Bank Services, Inc.]

     , 200

Board of Directors
Mid-America Bancorp
500 West Broadway
Louisville, Kentucky 40202

Dear Members of the Board:

   You have requested our opinion as investment bankers as to the fairness, from a financial perspective, to the common shareholders of Mid-America Bancorp, Louisville, Kentucky (the "Company") of the proposed merger of the Company with BB&T Corporation, Winston-Salem, North Carolina ("BB&T"). In the proposed merger, Company shareholders will receive 0.7187 common shares of BB&T (the "Stock Exchange Ratio") and cash equal to $8.13 (the "Merger Cash Component") for each Company common share outstanding. In addition, the per share cash consideration may be increased or decreased by 50% of any net gain or net loss on the settlement of the Kentucky Central lawsuit (the "Lawsuit") below or above $32.0 million, as adjusted. If the Lawsuit has not been settled prior to the close of the merger, $5.0 million of the aggregate cash consideration will be escrowed, as further defined in the Agreement and Plan of Reorganization between BB&T and the Company (the "Agreement"). Further, each option to purchase Company common shares will be converted into an option to purchase BB&T common shares determined by multiplying each Company option by an exchange ratio which will equal the sum of the Stock Exchange Ratio plus the fraction obtained by dividing the Merger Cash Component by the BB&T stock price at the close of the transaction (the "Option Conversion Ratio"). In addition, the exercise price of Company options will be adjusted by dividing the option exercise price by the Option Conversion Ratio.

   Professional Bank Services, Inc. ("PBS") is a bank consulting firm and as part of its investment banking business is continually engaged in reviewing the fairness, from a financial perspective, of bank acquisition transactions, and in the valuation of banks and other businesses and their securities in connection with mergers, acquisitions, estate settlements and other purposes. We are independent with respect to the parties of the proposed transaction.

   For purposes of this opinion, PBS performed a review and analysis of the historic performance of the Company and its wholly owned subsidiary, the Bank of Louisville, Louisville, Kentucky (the "Bank") including:

  . Audited Annual Reports, Form 10K's and Proxy Statements for the Company for 1997, 1998, 1999 and 2000.

  . The last six Form 10-Q's through September 30, 2001, filed by the Company with the SEC.

  .   Quarter-end September 30, 2001 financial results.

  . Consolidated Report of Condition and Income (CALL REPORT) dated December 31, 2000, March 31, 2000, June 30, 2000, September 30, 2000,
      December 31, 2000, March 31, 2001 and June 30, 2001 of the Bank.

  . Holding Company FR Y-9 (CALL REPORT) dated December 31, 2000, March 31, 2000, June 30, 2000, September 30, 2000, December 31, 2000, March 31,
      2001 and June 30, 2001.

  . Uniform Holding Company Performance Reports for December 31, 2000 and June 30, 2001 for the Company.

  . Year-end December 31, 2000 and June 30, 2001 year to date detailed general ledger and income statement reports for all subsidiaries and the consolidated Company.

Board of Directors
Mid-America Bancorp
     , 200
Page 2

  . June 30, 2001 securities portfolio listing including market valuation and maturity distribution information and interest rate risk management documents.

  .   June 30, 2001 quarterly and monthly loan loss reserve analysis.

  . Most recent available business plans and internally prepared budgets and earnings forecasts of the Company.

   We have reviewed and tabulated statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. Financial projections were prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of this opinion. In review of the aforementioned information, we have taken into account our assessment of general market and financial conditions, our experience in other transactions, and our knowledge of the banking industry generally.

   A limited scope due diligence review of BB&T was performed on November 1, 2001, utilizing various management and financial data for BB&T, as well as each significant BB&T bank and non-bank subsidiary. The review focused on various financial and other data which included: BB&T's 2000 annual report; March 20, 2001 Proxy Statement; BB&T March 31, 2001, June 30, 2001 and September 30, 2001 quarterly earnings releases; October 25, 2001 BB&T Asset/Liability Committee Information Package; various asset quality related reports; and information regarding BB&T's corporate structure, loan portfolio management, capital management, merger and acquisition activity and pending litigation.

   We have not compiled, reviewed or audited the financial statements of the Company or BB&T, nor have we independently verified any of the information reviewed; we have relied upon such information as being complete and accurate in all material respects. We have not made independent evaluation of the assets of the Company or BB&T.

   Based on the foregoing and all other factors deemed relevant, it is our opinion as investment bankers, that, as of the date hereof, the consideration proposed to be received by the shareholders of the Company under the Agreement is fair and equitable from a financial view point.

                                          Very truly yours,

                                          Professional Bank Services, Inc.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

   Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, such sections provide that: (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense if it is determined as provided by statute that the director or officer meets a certain standard of conduct, except that when a director or officer is liable to the corporation or is adjudged liable on the basis that personal benefit was improperly received by him, the corporation may not indemnify him. A director or officer of a corporation who is a party to a proceeding may also apply to a court for indemnification, and the court may order indemnification under certain circumstances set forth in the statute. A corporation may, in its articles of incorporation or bylaws or by contract or resolution of the board of directors, provide indemnification in addition to that provided by statute, subject to certain conditions.

   The registrant's bylaws provide for the indemnification of any director or officer of the registrant against liabilities and litigation expenses arising out of his status as such, excluding: (i) any liabilities or litigation expenses relating to activities that were at the time taken known or believed by such person to be clearly in conflict with the best interest of the registrant and (ii) that portion of any liabilities or litigation expenses with respect to which such person is entitled to receive payment under any insurance policy.

   The registrant's articles of incorporation provide for the elimination of the personal liability of each director of the registrant to the fullest extent permitted by law.

   The registrant maintains directors' and officers' liability insurance that, in general, insures: (i) the registrant's directors and officers against loss by reason of any of their wrongful acts and (ii) the registrant against loss arising from claims against the directors and officers by reason of their wrongful acts, all subject to the terms and conditions contained in the policy.

   Certain rules of the Federal Deposit Insurance Corporation limit the ability of certain depository institutions, their subsidiaries and their affiliated depository institution holding companies to indemnify affiliated parties, including institution directors. In general, subject to the ability to purchase directors and officers liability insurance and to advance professional expenses under certain circumstances, the rules prohibit such institutions from indemnifying a director for certain costs incurred with regard to an administrative or enforcement action commenced by any federal banking agency that results in a final order or settlement pursuant to which the director is assessed a civil money penalty, removed from office, prohibited from participating in the affairs of an insured depository institution or required to cease and desist from or take an affirmative action described in Section 8(b) of the Federal Deposit Insurance Act (12 U.S.C. (S) 1818(b)).

Item 21. Exhibits and Financial Statement Schedules

    (a) The following documents are filed as exhibits to this registration statement on Form S-4:

 Exhibit No. Description
 ----------- -----------
  2          Agreement and Plan of Reorganization dated as of November 7, 2001 between BB&T Corporation and Mid-America Bancorp (included as
             Appendix A to the proxy statement/prospectus)


  4(a)       Articles of Amendment to Amended and Restated Articles of
             Incorporation of the Registrant related to Junior Participating
             Preferred Stock (Incorporated herein by reference to Exhibit 3(a)
             to the Registrant's Annual Report on Form 10-K filed March 17,
             1997)

  4(b)       Rights Agreement dated as of December 17, 1996 between the
             Registrant and Branch Banking and Trust Company, Rights Agent
             (Incorporated herein by reference to Exhibit 1 to the Registrant's
             Form 8-A filed January 10, 1997)


  4(c)       Subordinated Indenture (including Form of Subordinated Debt
             Security) between the Registrant and State Street Bank and Trust
             Company, Trustee, dated as of May 24, 1996 (Incorporated herein by reference to Exhibit 4(d) to Registration No. 333-02899)

  4(d) Senior Indenture (including Form of Senior Debt Security) between the Registrant and State Street Bank and Trust company, Trustee, dated as of May 24, 1996 (Incorporated herein by reference to Exhibit 4(c) to Registration No. 333-02899)

  5          Form of Opinion of Womble Carlyle Sandridge & Rice, PLLC


  8          Form of Opinion of Womble Carlyle Sandridge & Rice, PLLC

 23(a)       Consent of Womble Carlyle Sandridge & Rice, PLLC (included in
             Exhibit 5)*

 23(b)       Consent of Womble Carlyle Sandridge & Rice, PLLC (included in
             Exhibit 8)*


 23(c)       Consent of Arthur Andersen LLP

 23(d)       Consent of KPMG LLP


 23(e)       Consent of Professional Bank Services, Incorporated*


 24          Power of Attorney

 99(a)       Form of Mid-America Bancorp Proxy Card


 99(b)       Option Agreement dated as of November 7, 2001 between BB&T
             Corporation and Mid-America Bancorp

--------
*  to be filed by amendment

    (b) Financial statement schedules: Not applicable.

    (c) Reports, opinion or appraisals: The opinion of Professional Bank Services, Incorporated is included as Appendix C to the proxy statement/prospectus.

Item 22. Undertakings

   A. The undersigned registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   C. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

   D. The registrant undertakes that every prospectus (i) that is filed pursuant to Paragraph (C) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   E. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

   F. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   G. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on December 18, 2001.

                                          BB&T CORPORATION

                                                /s/ Jerone C. Herring
                                          By:__________________________________
                                          Name:  Jerone C. Herring
                                          Title: Executive Vice President and
                                                 Secretary

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on December 18, 2001.

    /s/ John A. Allison*                        /s/ Scott E. Reed*
_____________________________________     _____________________________________
Name:   John A. Allison, IV               Name:   Scott E. Reed
Title:  Chairman of the Board and         Title:  Senior Executive Vice
        Chief Executive Officer                   President and Chief
        (principal executive                      Financial Officer (principal
        officer)                                  financial officer)

    /s/ Sherry A. Kellett*                      /s/ Alfred E. Cleveland*
_____________________________________     _____________________________________
Name:   Sherry A. Kellett                 Name:   Alfred E. Cleveland
Title:  Executive Vice President and      Title:  Director
        Controller (principal
        accounting officer)

    /s/ Nelle Ratrie Chilton*
_____________________________________     _____________________________________
Name:   Nelle Ratrie Chilton              Name:   Ronald E. Deal
Title:  Director                          Title:  Director

    /s/ Tom D. Efird*                           /s/ Harold B. Wells*
_____________________________________     _____________________________________
Name:   Tom D. Efird                      Name:   Harold B. Wells
Title:  Director                          Title:  Director

    /s/ Paul S. Goldsmith*                      /s/ L. Vincent Hackley*
_____________________________________     _____________________________________
Name:   Paul S. Goldsmith                 Name:   L. Vincent Hackley
Title:  Director                          Title:  Director

    /s/ Jane P. Helm*                           /s/ Richard Janeway, M.D.*
_____________________________________     _____________________________________
Name:   Jane P. Helm                      Name:   Richard Janeway, M.D.
Title:  Director                          Title:  Director

    /s/ J. Ernest Lathem, M.D.*                 /s/ James H. Maynard*
_____________________________________     _____________________________________
Name:   J. Ernest Lathem, M.D.            Name:   James H. Maynard
Title:  Director                          Title:  Director

                                                /s/ Albert O. McCauley*
_____________________________________     _____________________________________
Name:   Joseph A. McAleer, Jr.            Name:   Albert O. McCauley
Title:  Director                          Title:  Director

    /s/ J. Holmes Morrison*                     /s/ Richard L. Player, Jr.*
_____________________________________     _____________________________________
Name:   J. Holmes Morrison                Name:  Richard L. Player, Jr.
Title:  Director                          Title: Director

    /s/ C. Edward Pleasants, Jr.*               /s/ Nido R. Qubein*
_____________________________________     _____________________________________
Name:   C. Edward Pleasants, Jr.          Name:  Nido R. Qubein
Title: Director                           Title: Director

    /s/ E. Rhone Sasser*                        /s/ Jack E. Shaw*
_____________________________________     _____________________________________
Name:   E. Rhone Sasser                   Name:  Jack E. Shaw
Title:  Director                          Title: Director

    /s/ Jerone C. Herring
*By: ________________________________
        Jerone C. Herring
        Attorney-in-Fact